UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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☐	Preliminary Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

FSP 303 EAST WACKER DRIVE CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
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(3)

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Calculated in accordance with Exchange Act Rule 0-11 and Fee Rate Advisory No. 1 for fiscal year 2018 issued by the Securities and Exchange Commission.

	(4)	Proposed maximum aggregate value of transaction: $182,000,000
	(5)	Total fee paid: $22,659
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FSP 303 East Wacker Drive Corp.
401 Edgewater Place, Suite 200
Wakefield, MA 01880
Telephone: (781) 557-1300

July 27, 2018

Dear Stockholder:

On behalf of the Board of Directors (the “Board”) of FSP 303 East Wacker Drive Corp. (the “Company”), we are writing to request your written consent to the following proposals.

•	Proposal #1: For consideration by holders of preferred stock and the holder of common stock of the Company: To approve the sale by the Company of the 28-story, Class “A” multi-tenant office tower containing approximately 860,000 rentable square feet of space located at 303 East Wacker Drive, Chicago, Illinois (the “Property”) to BCSP 8 Acquisition LLC (or an assignee thereof), an unaffiliated third-party buyer (“Buyer”), for a gross sales price of $182,000,000, as further described in the information statement that accompanies this letter or, if that sale should not be consummated, to another unaffiliated third-party buyer for a gross sales price of at least $182,000,000 (the “Sale”). “Gross sales price” includes any and all consideration received or receivable, in whatever form, including but not limited to assumption or release of existing liabilities.
•	Proposal #2: For consideration by the holder of common stock of the Company: To approve the dissolution of the Company following the closing of the Sale and adoption of the plan of dissolution and liquidation (the “Dissolution”, and together with the “Sale”, the “Proposals”).

The Sale will constitute the sale of substantially all of the assets of the Company within the meaning of Section 271 of the General Corporation Law of the State of Delaware (the “DGCL”). The Dissolution will constitute the dissolution of the Company within the meaning of Section 275 of the DGCL. Consequently, pursuant to the DGCL and the Company’s certificate of incorporation, the Sale requires the Company to obtain the consent of the stockholders owning a majority of the outstanding preferred stock and a majority of the outstanding common stock of the Company, each voting as a separate class, and the Dissolution requires the Company to obtain the consent of the stockholders owning a majority of the outstanding common stock of the Company.

If the Sale is consummated, the Company will discharge certain of its liabilities upon closing, including but not limited to the approximately $33,550,412 principal balance outstanding under its loan with John Hancock Life Insurance Company (U.S.A.) (the “John Hancock Loan”), together with any accrued but unpaid interest and a prepayment premium estimated to be approximately $2,027,607, any sales commissions due in connection with the Sale, any adjustments to the purchase price for the Property pursuant to a purchase and sale agreement and other outstanding amounts. As a result, if the stockholders approve the Proposals, we estimate that the aggregate amount of the total cash distributions to stockholders will be approximately $71,500 per share of preferred stock (assuming the Sale is consummated for a gross sales price in the aggregate of at least $182,000,000). Based on the $182,000,000 gross sales price for the Property pursuant to the Purchase and Sale Agreement (as defined in the information statement that accompanies this letter), we do not expect any cash distributions to be made on the single share of common stock owned by Franklin Street Properties Corp. (“FSP Corp.”). These amounts may be paid in one or more distributions, and we cannot predict the timing or amount of any such distributions, as uncertainties as to the precise net value of our remaining assets after the Sale, the ultimate amount of our liabilities, the operating costs and amounts to be set aside for claims, obligations and provisions during the liquidation and winding-up process, and the related timing to complete such transactions make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to stockholders or the timing of any such distributions. Dividends of $27,379 per share of preferred stock have been paid to date, so a stockholder who purchased a share of preferred stock in the Company’s offering in 2007 for $100,000 will have received a total return of approximately $98,879 per share, assuming a payment of $71,500 per share of preferred stock as a result of adoption of the Proposals. Since completion of the Company’s offering of preferred stock, no dividends have been paid on the single share of common stock owned by FSP Corp.

FSP Corp. is the sole stockholder of the one share of the Company’s common stock that is outstanding, and pursuant to a voting agreement, has agreed to vote that single share in the manner voted by the majority of the holders of the outstanding shares of preferred stock (other than FSP Corp. and its affiliates) with respect to the Sale. FSP Corp. owns 965.75 shares of the Company’s preferred stock, or approximately 43.7% of the outstanding shares of the Company’s preferred stock, and pursuant to a voting agreement, has agreed that it would vote its shares of preferred stock with respect to the Sale by means of consenting to and withholding consent from approval of the Sale in a manner that approximates as closely as possible the proportions of shares which consent to and withhold consent from the approval of such matter by the holders of preferred stock other than FSP Corp. and its affiliates, and for purposes of determining this vote, abstentions and non-votes by stockholders other than FSP Corp. shall not be considered. If the requisite stockholder consent approving the Sale is obtained, FSP Corp. currently intends to vote its share of common stock by consenting to approval of the Dissolution. For avoidance of doubt, FSP Corp. will not provide a consent with respect to its share of common stock to approve the Dissolution if the Company does not receive the requisite stockholder consent approving the Sale.

The Board has unanimously approved EACH OF the proposals and unanimously recommends that you consent to EACH OF the proposals set forth in the attached information statement.

The Board has fixed June 30, 2018 as the record date for purposes of this consent solicitation. Therefore, only holders who owned shares of our preferred stock or common stock as of the close of business on June 30, 2018 are eligible to provide their written consent.

Enclosed for your consideration is an information statement, dated July 27, 2018 and a form of consent in lieu of a stockholders’ meeting (the “Consent Form”). Please review this letter and the information in the attached information statement and return the enclosed Consent Form per the instructions provided in the information statement.

Your participation is very important. Please sign, date and return your Consent Form as soon as possible.

BY ORDER OF THE BOARD OF DIRECTORS.

Sincerely,
/s/ George J. Carter
George J. Carter Chairman and Chief Executive Officer

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FSP 303 East Wacker Drive Corp.

401 Edgewater Place, Suite 200
Wakefield, MA 01880
Telephone: (781) 557-1300

NOTICE OF SOLICITATION OF ACTION OF STOCKHOLDERS
BY WRITTEN CONSENT IN LIEU OF MEETING OF STOCKHOLDERS

July 27, 2018

This information statement and the accompanying documents are being furnished to the stockholders of record as of the close of business on June 30, 2018 (the “Record Date”) of FSP 303 East Wacker Drive Corp., a Delaware corporation (the “Company”), in connection with the solicitation of written consents to the following proposals.

•	Proposal #1: For consideration by holders of preferred stock and the holder of common stock of the Company: To approve the sale by the Company of the 28-story, Class “A” multi-tenant office tower containing approximately 860,000 rentable square feet of space located at 303 East Wacker Drive, Chicago, Illinois (the “Property”) to BCSP 8 Acquisition LLC (or an assignee thereof), an unaffiliated third-party buyer (“Buyer”), for a gross sales price of $182,000,000, as further described in the information statement that accompanies this notice or, if that sale should not be consummated, to another unaffiliated third-party buyer for a gross sales price of at least $182,000,000 (the “Sale”). “Gross sales price” includes any and all consideration received or receivable, in whatever form, including but not limited to assumption or release of existing liabilities.
•	Proposal #2: For consideration by the holder of common stock of the Company: To approve the dissolution of the Company following the closing of the Sale and adoption of the plan of dissolution and liquidation (the “Dissolution”, and together with the “Sale”, the “Proposals”).

AFTER CONSULTATION WITH ITS LEGAL ADVISORS AND CONSIDERATION OF VARIOUS FACTORS DISCUSSED IN THE ACCOMPANYING INFORMATION STATEMENT, THE FSP 303 EAST WACKER DRIVE CORP. BOARD OF DIRECTORS HAS APPROVED THE PROPOSALS AND UNANIMOUSLY RECOMMENDS THAT YOU CONSENT TO EACH OF THE PROPOSALS. The Proposals are described in more detail in the accompanying information statement, which you should read in its entirety before voting.

Your vote is very important, regardless of the number of shares of Company stock you own. Only stockholders of record at the close of business on the Record Date are entitled to consent, to withhold their consent, abstain or to revoke their consent to the Proposals. Any consent to the Sale may be revoked or changed in writing at any time prior to the close of business on the date that consents signed by holders of a majority of the outstanding shares of preferred stock and the holders of a majority of the outstanding shares of common stock, each voting as a separate class, approving the Sale, are received by us. Any consent to the Dissolution may be revoked or changed in writing at any time prior to the time that consents signed by holders of a majority of the outstanding shares of common stock approving the Dissolution are received by us.

The Sale will constitute the sale of substantially all of the assets of the Company within the meaning of Section 271 of the General Corporation Law of the State of Delaware (the “DGCL”). The Dissolution will constitute the dissolution of the Company within the meaning of Section 275 of the DGCL. Consequently, pursuant to the DGCL and the Company’s certificate of incorporation, the Sale requires the Company to obtain the consent of the stockholders owning a majority of the outstanding preferred stock and a majority of the outstanding common stock of the Company, each voting as a separate class, and the Dissolution requires the Company to obtain the consent of the stockholders owning a majority of the outstanding common stock of the Company.

Franklin Street Properties Corp. (“FSP Corp.”) is the sole stockholder of the one share of the Company’s common stock that is outstanding, and pursuant to a voting agreement, has agreed to vote that single share in the manner voted by the majority of the holders of the outstanding shares of preferred stock (other than FSP Corp. and its affiliates) with respect to the Sale. FSP Corp. owns 965.75 shares of the Company’s preferred stock, or approximately 43.7% of the outstanding shares of the Company’s preferred stock, and pursuant to a voting agreement, has agreed that it would vote its shares of preferred stock with respect to the Sale by means of consenting to and withholding consent from approval of the Sale in a manner that approximates as closely as possible the proportions of shares which consent to and withhold consent from the approval of such matter by the holders of preferred stock other than FSP Corp. and its affiliates, and for purposes of determining this vote, abstentions and non-votes by stockholders other than FSP Corp. shall not be considered. If the requisite stockholder consent approving the Sale is obtained, FSP Corp. currently intends to vote its share of common stock by consenting to approval of the Dissolution. For avoidance of doubt, FSP Corp. will not provide a consent with respect to its share of common stock to approve the Dissolution if the Company does not receive the requisite stockholder consent approving the Sale. If the requisite stockholder consent approving the Sale is not received, the Company will not proceed with the Sale or the Dissolution. The Company hereby requests your consent to the Proposals.

In order to eliminate the costs and management time involved in holding a special meeting of stockholders and in order to effect the Sale and Dissolution on the earliest possible date, the Board determined to seek the written consent of our stockholders. As discussed in this information statement, the Board has unanimously recommended that the stockholders consent to each of the Proposals.

The Sale will be approved if and when we hold unrevoked written consents of stockholders approving the Sale representing a majority of the outstanding shares of our preferred stock and a majority of the outstanding shares of our common stock, each voting as a separate class. The Dissolution will be approved if and when we hold unrevoked written consents of stockholders approving the Dissolution representing a majority of the outstanding shares of our common stock. The withholding of consent, abstention or the failure to deliver a form of consent in lieu of a stockholders’ meeting (the “Consent Form”) with respect to a Proposal will all have the effect of a vote withholding consent to such Proposal.

We are distributing this information statement and the accompanying Consent Form to the Company stockholders on or about July 31, 2018.

BY ORDER OF THE BOARD OF DIRECTORS.

Sincerely,
/s/ George J. Carter George J. Carter Chairman and Chief Executive Officer

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SUMMARY TERM SHEET	1
QUESTIONS AND ANSWERS REGARDING THE PROPOSALS	4
SOLICITATION OF WRITTEN CONSENTS	11
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	13
RISK FACTORS IN CONNECTION WITH SALE OF THE PROPERTY (CONSTITUTING THE SALE OF SUBSTANTIALLY ALL ASSETS)	14
RISK FACTORS IN CONNECTION WITH THE DISSOLUTION OF THE COMPANY	16
BACKGROUND AND REASONS FOR THE SALE AND DISSOLUTION	19
PROPOSAL ONE - THE SALE OF THE PROPERTY (FOR APPROVAL BY HOLDERS OF PREFERRED STOCK AND COMMON STOCK)	23
PRINCIPAL PROVISIONS OF THE PURCHASE AND SALE AGREEMENT	30
PRINCIPAL PROVISIONS OF THE JOHN HANCOCK LOAN	31
JONES LANG LASALLE AMERICAS (ILLINOIS) L.P.	31
NO APPRAISAL RIGHTS	32
FEDERAL INCOME TAX CONSIDERATIONS	32
REGULATORY APPROVALS	32
REQUIRED VOTE	32
PROPOSAL TWO - DISSOLUTION OF THE COMPANY (FOR APPROVAL BY THE HOLDER OF COMMON STOCK)	34
PRINCIPAL PROVISIONS OF THE PLAN OF DISSOLUTION AND LIQUIDATION	36
NO APPRAISAL RIGHTS	42
FEDERAL INCOME TAX CONSIDERATIONS	42
REGULATORY APPROVALS	45
REQUIRED VOTE	45
INTERESTS OF CERTAIN PERSONS IN THE PROPOSALS	45
QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK	45
LEGAL PROCEEDINGS	46
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	46
ADDITIONAL FINANCIAL INFORMATION ON THE COMPANY	46
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	47
Annex A: Plan of Dissolution and Liquidation
Annex B: Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2017 and Quarterly Report on Form 10-Q for the Quarterly Period Ended March 31, 2018
Annex C: Purchase and Sale Agreement

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FSP 303 East Wacker Drive Corp.

401 Edgewater Place, Suite 200
Wakefield, MA 01880
Telephone: (781) 557-1300

INFORMATION STATEMENT
FOR STOCKHOLDER ACTION BY WRITTEN CONSENT

This information statement and the accompanying documents are being furnished by FSP 303 East Wacker Drive Corp. (the “Company”) in connection with the proposals described herein. The enclosed form of consent in lieu of a stockholders’ meeting (the “Consent Form”) is being solicited by our Board of Directors (the “Board”) for the purpose of approving the proposals described herein. The terms “we,” “our,” and the “Company” as used in this information statement refer to FSP 303 East Wacker Drive Corp. The term “you” refers to the stockholders of FSP 303 East Wacker Drive Corp. The term “Buyer” refers to BCSP 8 Acquisition LLC (or any assignee thereof), an unaffiliated third-party buyer. The term “Franklin Street” or “FSP Corp.” refers to Franklin Street Properties Corp.

SUMMARY TERM SHEET

The following summary briefly describes the material terms of (1) the proposed sale by the Company of the 28-story, Class “A” multi-tenant office tower containing approximately 860,000 rentable square feet of space located at 303 East Wacker Drive, Chicago, Illinois (the “Property”), which constitutes the sale of substantially all of the Company’s assets, to Buyer, whom we expect to be able to perform under a purchase and sale agreement dated June 28, 2018 between FSP 303 East Wacker Drive LLC (the “Ownership LLC”), a wholly-owned subsidiary of the Company, and Buyer (the “Purchase and Sale Agreement”) attached hereto as Annex C and (2) the proposed dissolution of the Company and adoption of a plan of dissolution and liquidation following the closing of such sale. This summary does not contain all the information that may be important for you to consider when evaluating the proposed transaction. We encourage you to read this information statement and the annexes attached to the information statement before consenting to the proposals described herein. We have included cross references to direct you to a more complete description of the topics described in this summary.

•	Description of the Property (see page 27).

The Property is located at 303 East Wacker Drive, Chicago, Illinois, and consists of a 28-story, Class “A” multi-tenant office tower containing approximately 860,000 rentable square feet of space. As of March 31, 2018, the Property was approximately 74.7% leased to a diverse group of tenants with staggered lease expirations. As of March 31, 2018, 45 tenants were leasing space at the Property, with the largest being Tribune Media at approximately 60,952 square feet, or approximately 7.1% of the Property’s rentable space. We purchased the Property from an unaffiliated third-party on January 5, 2007 for $167,000,000, which purchase was financed entirely by a loan from FSP Corp. collateralized by a first mortgage. The acquisition loan from FSP Corp. was repaid from the proceeds of the sale of equity interests in the Company. The John Hancock Loan with a principal balance outstanding of approximately $33,550,412 is the only remaining indebtedness of the Company secured by the Property.

•	Gross Sales Price Payable to the Company (see page 23).

We are seeking stockholder consent to sell the Property for a gross sales price in the aggregate of at least $182,000,000. “Gross sales price” includes any and all consideration received or receivable, in whatever form, including but not limited to assumption or release of existing liabilities.

•	Required Vote (see pages 32 and 45).

We are seeking stockholder approval of the sale of the Property to Buyer, or, if that sale is not consummated, to another unaffiliated third-party buyer for a gross sales price of at least $182,000,000 (the “Sale”), and stockholder approval of our dissolution following the closing of the Sale. We are required to obtain the affirmative vote of a majority of our outstanding preferred stock and our outstanding common stock, each voting as a separate class, to approve the Sale. We are required to obtain the affirmative vote of a majority of our outstanding common stock to approve the dissolution of the Company and adopt the plan of dissolution and liquidation.

•	Directors’ Recommendations (see page 20).

After considering a number of factors, our Board believes that the Sale for a gross sales price of at least $182,000,000, and our subsequent dissolution following the closing of the Sale are in the Company’s and our stockholders’ best interest. The Board has approved the Sale and our dissolution following the Sale and recommends that the stockholders of the Company approve the same.

•	Principal Provisions of the Purchase and Sale Agreement (see page 30).

On June 28, 2018, the Ownership LLC entered into the Purchase and Sale Agreement with Buyer. Pursuant to the Purchase and Sale Agreement, the gross sales price of the Property is $182,000,000, and the purchase of the Property is subject to customary conditions and termination rights for transactions of this type.  Assuming that the conditions to closing are satisfied, the closing of the purchase of the Property will take place on or about September 4, 2018.

In addition, pursuant to the Purchase and Sale Agreement, if we fail to obtain the required stockholder vote approving the Sale prior to the scheduled closing, we have the right to extend the date of closing for up to an additional 45 days in order to obtain the required stockholder vote approving the Sale. In the event following such extension we are still unable to obtain the required stockholder vote approving the Sale, any earnest money deposited by Buyer under the Purchase and Sale Agreement will be returned to Buyer and we will be required to reimburse Buyer up to an aggregate maximum of $75,000 as reimbursement for its out of pocket costs and expenses.

•	Principal Provisions of the Plan of Dissolution and Liquidation (see page 36).

The plan of dissolution and liquidation provides that, following its approval by the holders of a majority of our outstanding common stock and the filing of a certificate of dissolution with the Secretary of State of the State of Delaware, our activities will be limited to winding up our business and affairs including the distribution of our assets to the stockholders of the Company in one or more liquidating distributions. The plan of dissolution and liquidation also provides that the Company may, following the dissolution of the Company, transfer the Company’s remaining assets to a liquidating trust.

•	Principal Provisions of the John Hancock Loan (see page 31).

On August 3, 2011, the Ownership LLC entered into a mortgage note in favor of John Hancock Life Insurance Company (U.S.A.) (“John Hancock”) to evidence a loan in the original principal amount of $35,000,000 that matures on September 1, 2021 (the “John Hancock Loan”). The John Hancock Loan bears interest at the fixed rate of 4.83% per annum. Pursuant to the mortgage note, the Ownership LLC is obligated to make monthly payments of principal and interest in the amount of $201,155. The Ownership LLC may prepay the John Hancock Loan upon payment of a prepayment premium, which we estimate will be approximately $2,027,607 assuming that the Sale is consummated on September 4, 2018 and such loan is prepaid at closing. The amount of the prepayment premium declines over time and becomes zero during the last ninety (90) days of the term of the John Hancock Loan. The John Hancock Loan is secured, in part, by a mortgage, assignment of leases and rents and security agreement (the “Mortgage”) from the Ownership LLC in favor of John Hancock. The Mortgage constitutes a lien against the Property and has been recorded in the land records of Cook County, Illinois. We estimate that the principal balance outstanding under the John Hancock Loan will be approximately $33,550,412 as of September 4, 2018.

•	Risk Factors (see page 14).

In evaluating the proposals described herein, you should carefully read this information statement and consider the factors discussed in the section entitled “Risk Factors.”

QUESTIONS AND ANSWERS REGARDING THE PROPOSALS

Q.       WHAT AM I BEING ASKED TO CONSENT TO?

A.       You are being asked to give your written consent to each of the following proposals.

•	Proposal #1: For consideration by holders of preferred stock and the holder of common stock of the Company: To approve the sale by the Company of the 28-story, Class “A” multi-tenant office tower containing approximately 860,000 rentable square feet of space located at 303 East Wacker Drive, Chicago, Illinois (the “Property”) to BCSP 8 Acquisition LLC (or an assignee thereof), an unaffiliated third-party buyer (“Buyer”), for a gross sales price of $182,000,000, as further described in this information statement or, if that sale should not be consummated, to another unaffiliated third-party buyer for a gross sales price of at least $182,000,000 (the “Sale”). “Gross sales price” includes any and all consideration received or receivable, in whatever form, including but not limited to assumption or release of existing liabilities.
•	Proposal #2: For consideration by the holder of common stock of the Company: To approve the dissolution of the Company following the closing of the Sale and adoption of the plan of dissolution and liquidation (the “Dissolution”, and together with the “Sale”, the “Proposals”).

Q.       WHAT WILL HAPPEN IF THE PROPOSED SALE OF THE PROPERTY AND THE PROPOSED DISSOLUTION ARE APPROVED?

A.       If the Sale, which constitutes the sale of substantially all of the assets of the Company, and the Dissolution are approved by the stockholders, we will seek to sell the Property, including the transfer of the existing leases with unrelated third-party tenants, for a gross sales price in the aggregate of at least $182,000,000, in accordance with terms of a purchase and sale agreement dated June 28, 2018 between FSP 303 East Wacker Drive LLC (the “Ownership LLC”), a wholly-owned subsidiary of the Company, and Buyer (the “Purchase and Sale Agreement”). Following the closing of the Sale, the Company intends to dissolve and distribute the net proceeds from the Sale, along with any other assets of the Company, as applicable, to the stockholders in accordance with the certificate of incorporation and by-laws of the Company, and applicable law.

Even if the requisite stockholder approvals for the Proposals are obtained, there is no guarantee that we will successfully consummate the Sale on terms acceptable to our Board of Directors (the “Board”). Therefore, there is no guarantee that the Sale will be consummated or that the Company will be dissolved if the Proposals are approved.

Q.       WHAT WILL HAPPEN IF THE SALE OF THE PROPERTY IS NOT APPROVED?

A.       Pursuant to the Purchase and Sale Agreement, if we fail to obtain the required stockholder vote approving the Sale prior to the scheduled closing, we have the right to extend the date of closing for up to 45 days in order to obtain the required stockholder vote approving the Sale. In the event following such extension we are still unable to obtain the required stockholder vote approving the Sale, any earnest money deposited by Buyer under the Purchase and Sale Agreement will be returned to Buyer, we will be required to reimburse Buyer up to an aggregate maximum of $75,000 as reimbursement for its out of pocket costs and expenses, and we will not consummate the Sale. Also, the Dissolution of the Company will not occur, whether or not we have obtained the required stockholder vote approving the Dissolution of the Company.

If the Sale is not approved by the stockholders, the Company intends to continue to own and operate the Property. In addition, the Company will seek to replace the John Hancock Loan (as defined below) on or before its maturity on September 1, 2021, but there can be no assurance that the Company will be able to do so, or if it can, what the principal amount and terms of any such replacement financing will be.

On August 3, 2011, the Ownership LLC entered into a mortgage note in favor of John Hancock Life Insurance Company (U.S.A.) (“John Hancock”) to evidence a loan in the original principal amount of $35,000,000 that matures on September 1, 2021 (the “John Hancock Loan”). The John Hancock Loan bears interest at the fixed rate of 4.83% per annum. Pursuant to the mortgage note, the Ownership LLC is obligated to make monthly payments of principal and interest in the amount of $201,155. The Ownership LLC may prepay the John Hancock Loan upon payment of a prepayment premium, which we estimate will be approximately $2,027,607 assuming that the Sale is consummated on September 4, 2018 and such loan is prepaid at closing. The amount of the prepayment premium declines over time and becomes zero during the last ninety (90) days of the term of the John Hancock Loan. The John Hancock Loan is secured, in part, by a mortgage, assignment of leases and rents and security agreement (the “Mortgage”) from the Ownership LLC in favor of John Hancock. The Mortgage constitutes a lien against the Property and has been recorded in the land records of Cook County, Illinois. We estimate that the principal balance outstanding under the John Hancock Loan will be approximately $33,550,412 as of September 4, 2018.

See also “BACKGROUND AND REASONS FOR THE SALE AND DISSOLUTION – Factors Considered by the Board in Recommending the Sale and Dissolution”.

Q.       WILL THE COMPANY DECLARE AND PAY DIVIDENDS IF THE SALE OF THE PROPERTY IS NOT APPROVED?

A:       On April 24, 2018, the Company declared a dividend for the quarter ended March 31, 2018 in the amount of $340 per share of preferred stock that was paid on May 15, 2018 to stockholders of record on May 8, 2018, representing property operations for such quarter. If the Sale of the Property is not approved, we would expect a similar level of dividend distributions in future periods until occupancy levels at the Property more fully recover. However, there is no guarantee that the Board will declare and pay any dividends for any particular quarter, or as to the amount or timing of any future dividends that may be declared.

Q.       WHAT WILL I RECEIVE IN THE EVENT OF A SALE OF THE PROPERTY AND DISSOLUTION OF THE COMPANY?

A.       Upon closing of the Sale and the Dissolution, you will be entitled to receive a portion of the assets of the Company, including the cash consideration paid for the Property, taking into account the Company’s obligation to discharge certain liabilities upon closing of the Sale, including but not limited to the approximately $33,550,412 principal balance outstanding under John Hancock Loan, together with any accrued but unpaid interest and a prepayment premium estimated to be approximately $2,027,607, any sales commissions due in connection with the Sale, any adjustments to the purchase price for the Property pursuant to the Purchase and Sale Agreement and other outstanding amounts. Your share of the assets of the Company will be determined in accordance with the terms of the Company’s certificate of incorporation and applicable law.

We estimate that the aggregate amount of the total cash distributions to stockholders will be approximately $71,500 per share of preferred stock (assuming the asset sale is consummated for a gross sales price in the aggregate of at least $182,000,000). We do not expect any cash distributions to be made on the single share of common stock owned by Franklin Street Properties Corp. (“FSP Corp.”). These amounts may be paid in one or more distributions, and we cannot predict the timing or amount of any such distributions, as uncertainties as to the precise net value of our remaining assets after the Sale, the ultimate amount of our liabilities, the operating costs and amounts to be set aside for claims, obligations and provisions during the liquidation and winding-up process, and the related timing to complete such transactions make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to stockholders or the timing of any such distributions. Dividends of $27,379 per share of preferred stock have been paid to date, so a stockholder who purchased a share of preferred stock in the Company’s offering in 2007 for $100,000 will have received a total return of approximately $98,879 per share, assuming a payment of $71,500 per share of preferred stock as a result of adoption of the Proposals. Since completion of the Company’s offering of preferred stock, no dividends have been paid on the single share of common stock owned by FSP Corp.

Q:       How do I know if the price established by THE Board for the sale of the Property IS fair?

A:       In order to obtain the best price reasonably available for the Property, we engaged Jones Lang LaSalle Americas (Illinois) L.P. (the “Broker”) to solicit third-party purchaser bids through an auction process. The Board considered various objective and subjective factors in selecting the winning bid from Buyer, including but not limited to the proposed final purchase price, any proposed financing contingencies, prior dealings with bidders and additional factors indicative of a bidder’s ability to perform and other conditions to closing under the Purchase and Sale Agreement. We believe that this process has resulted in the best terms and conditions reasonably available for the Property. You should carefully read the information presented in this information statement and the factors considered by our Board and make your own determination.

Q:       What should I do if I think the MINIMUM price for the Property is too low?

A:       In order to obtain the best terms and conditions reasonably available for the Property, we engaged the Broker to solicit third-party purchaser bids through an auction process. The final purchase price was determined by market interest in the Property. We believe this process has resulted in the best terms and conditions reasonably available for the Property. See “How do I know if the price established by the Board for the sale of the Property is fair?” However, if you do not agree, or for any other reason do not want to approve the Sale, you should not consent to the proposed Sale.

According to the certificate of incorporation of the Company and applicable law, the Company may sell the Property if holders of a majority of our outstanding preferred stock and the holders of a majority of our outstanding common stock, each voting as a separate class, vote to approve the Sale, and the Company may dissolve if holders of a majority of our outstanding common stock vote to approve the Dissolution. Therefore, if the requisite stockholder consent is obtained, we may sell the Property in accordance with this information statement, dissolve the Company and distribute to you your portion of the assets of the Company, without the consent of all of the preferred stockholders. Under the General Corporation Law of the State of Delaware (the “DGCL”) and our certificate of incorporation, you do not have the right to seek appraisal of the value of the cash proceeds upon a sale of the Property or for your percentage of the assets of the Company upon its dissolution as you would if the proposed transaction were the acquisition of the Company through a merger.

Q:       WHEN WILL I receive THE PROCEEDS PAYABLE TO ME IN CONNECTION WITH THE SALE AND THE DISSOLUTION?

A:       Of the aggregate amount of the estimated cash distributions to stockholders of approximately $71,500 per share of preferred stock, the Company currently expects to distribute approximately $70,500 per share of preferred stock in the form of an initial liquidating distribution within thirty (30) days following consummation of the Sale and effectiveness of a certificate of dissolution filed with the Secretary of State of the State of Delaware. Prior to issuing such liquidating distribution, the Company intends to set aside a reasonable amount of cash or other assets as a contingency reserve to satisfy claims against, and obligations of, the Company in accordance with the DGCL, including but not limited to any claims against and obligations of the Company in connection with the Purchase and Sale Agreement. The Company will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware courts shall direct, for the sole purpose of winding up our business and affairs. Following completion of the winding up of our business and affairs under the DGCL, but prior to the expiration of the referenced three year period, we will distribute, in one or more distributions, any remaining amounts of such contingency reserve, less any applicable expenses, to the stockholders pro rata in accordance with the respective number of shares held on June 30, 2018 (the “Record Date”) pursuant to the Company’s certificate of incorporation and applicable law. Prior to the expiration of the Company’s three year wind-up period, the Company currently intends to transfer a portion of the Company’s remaining assets to a liquidating trust for the benefit of the Company’s stockholders. Any assets placed in a liquidating trust would be distributed to the stockholders of the Company in accordance with the terms of the plan of dissolution and liquidation, the agreement establishing and governing the liquidating trust, and the Company’s certificate of incorporation. We cannot predict the timing or amount of any such distributions, as uncertainties as to the precise net value of our remaining assets after the Sale, the ultimate amount of our liabilities, the operating costs and amounts to be set aside for claims, obligations and provisions during the liquidation and winding-up process, and the related timing to complete such transactions make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to stockholders or the timing of any such distributions.

Q:       Will the directors and officers of FSP 303 EAST WACKER DRIVE CORP. or their affiliates receive any fees, commissions or other compensation in connection with THE sale?

A:       No director or officer of FSP 303 East Wacker Drive Corp. owns shares of preferred stock, so none of our directors or officers will be entitled to any proceeds of the Sale or from the Dissolution, or otherwise be entitled to receive any fees, commissions or other compensation in connection with the Sale.

Q:       Will FSP CORP. or its affiliates receive any fees, commissions or other compensation in connection with THE sale?

A:       None of FSP Corp. or its affiliates will receive any fees or commissions from the Sale. Proceeds of the Sale would be payable to the Company and distributed to its stockholders as part of the Dissolution. A relative of Dennis J. McGillicuddy, a director of FSP Corp., owns 0.25 shares of preferred stock of the Company. Mr. McGillicuddy expressly disclaims beneficial ownership of such fractional share. No director or officer of FSP Corp. owns shares of preferred stock; therefore, none of its directors or officers will be entitled to any proceeds of the Sale or from the Dissolution.

FSP Corp. owns 965.75 shares of the Company’s preferred stock, or approximately 43.7% of the outstanding shares of the Company’s preferred stock, and upon the Dissolution, FSP Corp. will be entitled to its pro rata portion of distributions to the holders of preferred stock in the Dissolution. Because FSP

Corp. holds the sole outstanding share of common stock of the Company, according to the terms of the certificate of incorporation of the Company, in the event the Company is dissolved, FSP Corp., as the sole common stockholder, would be entitled to receive a portion of the assets of the Company only after the payment of preferential amounts to the preferred stockholders of at least $100,000 per share, in which case it would be allocated the equivalent of one-tenth of a preferred share as part of a distribution to all stockholders, pro rata. We do not expect any cash distributions to be made on the single share of common stock owned by FSP Corp.

After the consummation of the Sale, FSP Corp. will no longer be entitled to receive any asset management fees from the Company.

Q:       WHAT WILL HAPPEN TO THE COMPANY AFTER A CERTIFICATE OF DISSOLUTION IS FILED?

A:       Upon effectiveness of a certificate of dissolution filed with the Secretary of State of the State of Delaware, the Company will continue to exist for a period of three years, or for such longer period as the Delaware Court of Chancery may in its discretion direct, for the purpose of prosecuting and defending suits and to enable the Company to wind up its business and affairs, discharge its liabilities and distribute any remaining assets to stockholders. Therefore, even assuming that the Company completes the distribution of all its assets to its claimants and stockholders promptly following the Dissolution, the Company will continue to exist during the three-year period for the purpose of any additional winding-up activities and in order to prosecute or defend suits. The Company also intends to establish a liquidating trust in connection with the Dissolution into which the Company may transfer, prior to the completion of the three year wind-up period, certain assets of the Company.

Q:       What will happen to the shares of stock of the Company that I own in the event the proposed sale ANd the dissolution are approved?

A:       If the Proposals are approved, the Company will promptly seek to consummate the Sale. If the proposed Sale is successfully consummated, the Company will be dissolved and the sale proceeds and the Company’s other assets will be distributed to the holders of the preferred stock in one or more liquidating distributions as described in this information statement, consistent with the terms of the Company’s certificate of incorporation and applicable law.

Transfers of preferred stock and common stock will cease to be recognized on the books of the Company as of the date of the effectiveness of the certificate of dissolution. Thereafter, during the subsequent three-year period (or such longer period as the Delaware Court of Chancery may in its discretion direct) during which we wind up our business and affairs, shares of our preferred stock and common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law, and we will not issue any new shares of stock.

Following expiration of such period during which we wind up our business and affairs, and payment by the Company of distributions to its stockholders, if any, your shares will no longer be outstanding and will be cancelled and cease to exist.

Q:       What will happen to the SINGLE share of COMMON stock and the 965.75 shares of preferred stock owned by FSP Corp. in the event the proposed sale and dissolution are approved?

A:       Prior to the effectiveness of the certificate of dissolution, FSP Corp. may, for tax planning reasons, transfer its single share of common stock and/or its 965.75 shares of preferred stock to an affiliate.

Any right to transfer the single share of common stock and the 965.75 shares of preferred stock owned by FSP Corp. or its affiliate will be discontinued as of the date of the effectiveness of the certificate of dissolution. Thereafter, during the subsequent three-year period (or such longer period as the Delaware Court of Chancery may in its discretion direct) during which we wind up our business and affairs, the single share of common stock and the 965.75 shares of preferred stock owned by FSP Corp. or its affiliate will not be assignable or transferable on our books except by will, intestate succession or operation of law.

Following expiration of such period during which we wind up our business and affairs and payment by the Company of distributions to its stockholders, if any, the single share of common stock and the 965.75 shares of preferred stock owned by FSP Corp. or its affiliate will no longer be outstanding and will be cancelled and cease to exist.

Q.       WILL THE COMPANY CONTINUE TO DECLARE AND PAY DIVIDENDS FOLLOWING CONSUMMATION OF THE SALE?

A:       Following consummation of the Sale and effectiveness of the certificate of dissolution, the Company does not intend to declare and pay any dividends. For avoidance of doubt, any liquidating distributions received by the stockholders in connection with the Dissolution do not constitute dividends declared and paid by the Company.

Q.       WHAT DO I NEED TO DO NOW?

A.       After carefully reading and considering the information contained in this information statement, you should complete and sign the enclosed Consent Form and return it in the enclosed return envelope as soon as possible so that your shares may be represented in the consent solicitation.

Q.       WHAT DOES THE COMPANY’S BOARD OF DIRECTORS RECOMMEND?

A.       Our Board unanimously recommends consenting to each of the Proposals.

Q.       CAN COMPANY STOCKHOLDERS REVOKE THEIR CONSENT AFTER THEY HAVE MAILED THEIR SIGNED CONSENTS?

A.       Any consent to the Sale may be revoked before we hold unrevoked written consents of stockholders approving the Sale representing a majority of the outstanding shares of our preferred stock and a majority of the outstanding shares of our common stock, each voting as a separate class. Any consent to the Dissolution may be revoked before we hold unrevoked written consents of stockholders approving the Dissolution representing a majority of the outstanding shares of our common stock. If you wish to revoke your written consent, you must provide a written or facsimile notice of revocation to us addressed as set forth on page 12. The Sale will be approved if and when we hold unrevoked written consents of stockholders approving the Sale representing a majority of the outstanding shares of our preferred stock and a majority of the outstanding shares of our common stock, each voting as a separate class. The Dissolution will be approved if and when we hold unrevoked written consents of stockholders approving the Dissolution representing a majority of the outstanding shares of our common stock.

Any notice of revocation must be signed exactly as you hold your stock. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Q.       WHO CAN HELP ANSWER QUESTIONS?

A.       Please feel free to contact our Investor Services group at (800) 950-6288 and speak directly with Georgia Touma, Assistant Vice President and Director of Investor Services, Lara Ryan, Investor Services Manager, or Michelle Sullivan, Investor Services Specialist, with any questions you may have.

FSP 303 East Wacker Drive Corp.

401 Edgewater Place, Suite 200
Wakefield, MA 01880
Telephone: (781) 557-1300

SOLICITATION OF WRITTEN CONSENTS

General

The enclosed Consent Form is solicited by the Board for the purpose of approving the Proposals.

The solicitation is being made by mail and we may also use FSP Investments LLC to solicit consents from stockholders either in person or by mail, telephone, facsimile or e-mail without additional compensation. Costs of solicitation will be borne by the Company. No person will receive any compensation contingent upon solicitation of a favorable vote.

Record Date

Pursuant to a vote of the Board, each stockholder of record at the close of business on June 30, 2018 (the “Record Date”) is entitled to consent to the Proposals. As of the close of business on the Record Date, the Company had one share of common stock outstanding and 2,210 shares of preferred stock outstanding. In connection with the Sale, each share of common stock outstanding on the Record Date entitles the holder thereof to one vote and each share of preferred stock outstanding on the Record Date entitles the holder thereof to one vote except as otherwise provided by law or by our certificate of incorporation. In connection with the Dissolution, each share of common stock outstanding on the Record Date entitles the holder thereof to one vote except as otherwise provided by law or by our certificate of incorporation. The preferred stock is not entitled to vote on the Dissolution.

Vote Required to Approve the Proposals

The affirmative vote of the holders of a majority of our outstanding shares of preferred stock and a majority of our outstanding shares of common stock, each voting as a separate class, is required to approve the Sale. The affirmative vote of the holders of a majority of our outstanding shares of common stock is required to approve the Dissolution. The Company is soliciting the consent of the holders of our outstanding shares of preferred stock and our outstanding shares of common stock to the Sale, and the Company is soliciting the consent of the holder of our outstanding shares of common stock to the Dissolution.

FSP Corp. is the sole stockholder of the one share of our common stock that is outstanding and, pursuant to a voting agreement, has agreed to vote that share in favor of the Sale if the majority of the holders of the outstanding shares of preferred stock of the Company (other than FSP Corp. and its affiliates) vote in favor of the Sale. FSP Corp. owns 965.75 shares of the Company’s preferred stock, or approximately 43.7% of the outstanding shares of the Company’s preferred stock, and pursuant to a voting agreement, has also agreed that it would vote the shares of any preferred stock held by it by means of consenting to and withholding consent from approval of the Sale in a manner that approximates as closely as possible the proportions of shares which consent to and withhold consent from the approval of the Sale by the holders of preferred stock other than FSP Corp. and its affiliates, and for purposes of determining this vote, abstentions and non-votes by stockholders other than FSP Corp. shall not be considered. Once consent to the approval of the Sale has been received from the holders of preferred stock (other than FSP Corp. and its affiliates) of a majority of the outstanding shares of preferred stock held by such holders, FSP Corp. will vote its shares of preferred stock by consenting to and withholding consent from approval of the Sale in a manner that approximates as closely as possible the proportions of shares that have consented to and withheld consent from the approval of the Sale by such holders, which will result in the Sale being approved by the holders of a majority of our outstanding shares of preferred stock. If the requisite stockholder consent approving the Sale is obtained, FSP Corp. currently intends to vote its share of common stock by consenting to approval of the Dissolution.

Revocation of Consent

Any consent to the Sale may be revoked before we hold unrevoked written consents of stockholders approving the Sale representing a majority of the outstanding shares of our preferred stock and a majority of the outstanding shares of our common stock, each voting as a separate class. Any consent to the Dissolution may be revoked before we hold unrevoked written consents of stockholders approving the Dissolution representing a majority of the outstanding shares of our common stock. If you wish to revoke your written consent, you must provide a written or facsimile notice of revocation to us addressed as set forth below. To be effective, revocations of approvals of the Sale must be received by us prior to the time we have received unrevoked written consents of stockholders approving the Sale representing a majority of the outstanding shares of our preferred stock and a majority of the outstanding shares of our common stock, each voting as a separate class, and revocations of approvals of the Dissolution must be received by us prior to the time we have received unrevoked written consents of stockholders approving the Dissolution representing a majority of the outstanding shares of our common stock.

Any notice of revocation must be signed exactly as you hold your stock. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Consents

Registered stockholders can vote their shares by mailing their completed and signed Consent Form in the enclosed self-addressed stamped envelope or by mail or other delivery service to:

FSP 303 East Wacker Drive Corp.
401 Edgewater Place, Suite 200
Wakefield, MA 01880
Facsimile No. (781) 557-1349
Attn: Investor Services

Consents returned to us and properly executed will be voted in accordance with stockholders’ instructions. You should specify your choice by appropriately marking the enclosed Consent Form.

The failure to return a Consent Form with respect to a Proposal will have the effect of a vote withholding consent to such Proposal. If a stockholder signs and returns a Consent Form without indicating a vote, such Consent Form will constitute the stockholder’s consent to and approval of the

Proposals referred to therein. The approximate mailing date of this information statement and notice of solicitation and Consent Form is July 31, 2018.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This information statement and the accompanying documents to this information statement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by our use of the words “believes”, “anticipates”, “plans”, “expects”, “may”, “will”, “intends”, “estimates” and similar expressions, whether in the negative or affirmative. Although we believe that these forward-looking statements reasonably reflect our plans, intentions and expectations, we cannot guarantee that we actually will achieve these plans, intentions or expectations. Our actual results could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Investors are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation economic conditions in the United States, disruptions in the debt market, economic conditions in the Property’s markets, risks of a lessening of demand for the type of real estate owned by us, changes in government regulations, and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, insurance increases and real estate tax valuation reassessments, the cash distributions payable to stockholders following consummation of the Sale and Dissolution, and the ability of any Buyer to perform under the Purchase and Sale Agreement. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and, accordingly, you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from the forward-looking statements that we make, including the factors included in the documents we incorporate by reference in this information statement. You should read these factors and the other cautionary statements made in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in this information statement and any accompanying documents. We caution you that we do not undertake any obligation to update forward-looking statements we make.

RISK FACTORS IN CONNECTION WITH SALE OF THE PROPERTY (CONSTITUTING THE SALE OF SUBSTANTIALLY ALL ASSETS)

The Sale may not be completed, which could materially and adversely impact our business, financial condition and results of operations.

To complete the Sale, Company stockholders must approve the Sale because it will be considered a sale of substantially all of the Company’s assets. In addition, the Purchase and Sale Agreement contains closing conditions that must be satisfied for the Sale to be consummated. These conditions may not be satisfied, and there can be no guarantee that Buyer will agree to waive any conditions which are not satisfied. If we are unable to consummate the Sale with Buyer or with another unaffiliated third-party buyer, the Company would be subject to a number of risks, including the following:

•	we may not be able to identify an alternate sale transaction. If any alternate sale transaction is identified, such alternate sale transaction may not result in an equivalent price to what is proposed in the Sale;
•	the Company will incur significant transaction, compliance and other transaction-related fees and costs which will need to be paid out of current cash on hand and cash from operations;
•	pursuant to the Purchase and Sale Agreement, if we fail to obtain the required stockholder vote approving the Sale prior to the scheduled closing, we have the right to extend the date of closing for up to 45 days in order to obtain the required stockholder vote approving the Sale. In the event following such extension we are still unable to obtain the required stockholder vote approving the Sale, any earnest money deposited by Buyer under the Purchase and Sale Agreement will be returned to Buyer and we will be required to reimburse Buyer up to an aggregate maximum of $75,000 as reimbursement for its out of pocket costs and expenses, and we will not consummate the Sale;
•	a future sale of the Property could be negatively impacted and we may in the future incur significant costs and expenses to lease the Property in the form of leasing commissions, tenant improvement costs, any agreed upon rent abatements and any required additional base building/capital improvement costs; and
•	the Company will seek to replace the John Hancock Loan on or before its maturity on September 1, 2021, but there can be no assurance that the Company will be able to do so, or if it can, what the principal amount and terms of any such replacement financing will be.

The occurrence of any of these events individually or in combination could have a material adverse effect on our business, financial condition and results of operations.

Even if the Company’s stockholders approve the Sale, the Sale may not be completed.

The completion of the Sale is subject to numerous closing conditions set forth in the Purchase and Sale Agreement, some of which are out of the Company’s control, and there can be no guarantee that the Company will be able to satisfy all of the closing conditions set forth in the Purchase and Sale Agreement.

Similarly, although we expect Buyer will be able to perform under the terms of the Purchase and Sale Agreement, there can be no guarantee that Buyer will actually perform under the terms of the Purchase and Sale Agreement and consummate the Sale. As a result, even if the Sale is approved by the required vote of our stockholders, the Company cannot guarantee that the Sale will be completed.

The Purchase and Sale Agreement limits our ability to pursue alternatives to the transaction for a period of time.

The Purchase and Sale Agreement contains provisions that prevent us from entering into any contract or other written agreement for selling our Property to a party other than Buyer so long as the Purchase and Sale Agreement remains in effect, even if that party were prepared to pay consideration with a higher value than the consideration to be paid by Buyer.

Stockholders who purchased preferred stock in the Company’s offering in 2007 will realize a loss on their investment in the Company.

If the Sale is completed for a gross sale price of $182,000,000 as contemplated by the Purchase and Sale Agreement, we estimate that the aggregate amount of total cash distributions on account of the sale will be approximately $71,500 per share of preferred stock. Dividends of $27,379 have been paid to date, so a stockholder who purchased a share of preferred stock in the Company’s offering in 2007 for $100,000 will have received a total return of approximately $98,879 per share. As a result, stockholders who purchased preferred stock in the 2007 offering will realize a loss on their investment in the Company. Although the Board of Directors believes that the Sale is in the best interest of the Company and its stockholders and that the value that can be obtained in the Sale would be greater than the value that would be received in the future from the continuation of the Company or other strategic alternatives, the Company may be able to realize a higher sale price in connection with a sale of the Property in the future.

RISK FACTORS IN CONNECTION WITH THE DISSOLUTION OF THE COMPANY

We cannot determine at this time the amount or timing of any distributions to our stockholders because there are many factors, some of which are outside of our control, which could affect our ability to make such distributions.

We cannot determine at this time with certainty when, or potentially whether, we will be able to make any distributions to our stockholders or the amount of any such distributions. Those determinations depend on a variety of factors, including whether the Sale closes, the timing of the closing of the Sale, the amount required to pay our known liabilities and obligations, the amount of our liabilities and obligations in the future, the amount of unknown or contingent liabilities of which we become aware after closing, general business and economic conditions, and other matters. We will continue to incur claims, liabilities and expenses from operations (such as operating costs, legal and accounting fees and compliance costs) before and after the Sale. Any unforecasted or unexpected claims, liabilities or expenses that arise before and after the closing of the Sale would likely reduce the amount of cash available for ultimate distribution to our stockholders. Further, the Company will be obligated to discharge certain of its liabilities upon the closing of the Sale, including but not limited to the approximately $33,550,412 principal balance outstanding under John Hancock Loan, together with any accrued but unpaid interest and a prepayment premium estimated to be approximately $2,027,607, any sales commissions due in connection with the Sale, any adjustments to the purchase price for the Property pursuant to the Purchase and Sale Agreement and other outstanding amounts.

The Board may abandon or delay implementation of the Sale or Dissolution even if they are approved by our stockholders.

The Board has approved the Sale and has adopted and approved a plan of dissolution and liquidation for the dissolution and winding-up of the Company following the closing of the Sale. However, even if the Sale and the Dissolution are approved by our stockholders, our Board may, in its sole discretion, abandon the Sale or the Dissolution if our Board concludes that its fiduciary obligations require it to abandon the Sale or the Dissolution. If the Board elects to pursue any alternative to the Sale or Dissolution, the value of our preferred stock may decline, and our stockholders may not receive any of the funds currently estimated to be available for distribution pursuant to the Dissolution.

We will continue to incur the expenses of complying with public company reporting requirements until either the SEC provides relief from such reporting requirements or the deregistration of our shares.

We, or a liquidating trust that we may establish as our successor, will continue to have an obligation to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until the Securities and Exchange Commission (the “SEC”), provides relief from such reporting requirements or the Company is permitted to deregister its shares under the Exchange Act. In order to curtail the economically burdensome expenses that the Company would incur to comply with Exchange Act reporting requirements, we intend to seek relief from the SEC to suspend our reporting obligations under the Exchange Act as soon as possible. We anticipate that, if granted such relief, we would continue to file current reports on Form 8-K to disclose material events relating to our dissolution and liquidation along with any other reports that the SEC might require. If we are unable to suspend our obligation to file periodic reports with the SEC, we will be obligated to continue complying with the applicable reporting requirements of the Exchange Act and will be required to continue to incur the expenses associated with these reporting requirements, including legal and accounting expenses, which will reduce the cash available for distribution to stockholders.

Distributions to our stockholders could be delayed.

All or a portion of any distributions to our stockholders could be delayed, depending on many factors, including if:

•	a creditor or other third-party seeks an injunction against the making of distributions to our stockholders on the grounds that the amounts to be distributed are needed to satisfy our liabilities or other obligations;
•	we become a party to new lawsuits or other claims asserted by or against us, including any claims or litigation arising in connection with the Sale or our decision to liquidate and dissolve; or
•	we are unable to resolve any claims with creditors or other third parties, or if such resolutions take longer than expected.

Any of the foregoing could delay or substantially diminish the amount available for distribution to our stockholders.

If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, a stockholder could be held liable for payment to the Company’s creditors up to the amount actually distributed to such stockholder.

If the Sale is completed and the Dissolution is approved by the Company’s stockholders, following the Sale, the Company intends to file a certificate of dissolution with the Secretary of State of the State of Delaware. Once a certificate of dissolution is filed with the Secretary of State of the State of Delaware dissolving the Company, pursuant to Delaware law, the Company will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware courts shall direct, for the sole purpose of winding up our business and affairs. Following the effective date of the Dissolution, we will pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims, known to us. We currently intend to establish a liquidating trust in connection with the Dissolution and to transfer certain assets of the Company to such trust during the Company’s wind-up period. We also may obtain and maintain insurance coverage or establish and set aside a reasonable amount of cash or other assets as a contingency reserve to satisfy claims against, and obligations of, the Company. If the amount of the contingency reserve, insurance and other resources calculated to provide for the satisfaction of liabilities and claims is insufficient to satisfy the aggregate amount ultimately found payable in respect of our liabilities and claims against us, each stockholder could be held liable for amounts due to creditors up to the amounts distributed to such stockholder under the plan of dissolution and liquidation. In such event, a stockholder could be required to return all amounts received as distributions pursuant to the plan of dissolution and liquidation and ultimately could receive nothing under the plan of dissolution and liquidation.

Stockholders may not be able to recognize a loss for federal income tax purposes until they receive a final distribution from us.

As a result of our dissolution and liquidation, for federal income tax purposes, our stockholders generally will recognize gain or loss equal to the difference between (1) the sum of the amount of cash and the fair market value (at the time of distribution) of property, if any, distributed to them, and (2) their tax basis for their shares of our preferred stock. Liquidating distributions pursuant to the plan of dissolution and liquidation may occur at various times and in more than one tax year. Any gain realized by a stockholder will be recognized at the time (and to the extent) that the liquidating distributions received by the stockholder exceed the stockholder’s tax basis in the share with respect to which the distribution occurred. Any loss generally will be recognized by a stockholder only when the stockholder receives our final liquidating distribution to the stockholders, and then only if the aggregate value of all liquidating distributions with respect to a share is less than the stockholder’s tax basis for that share. Stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of our dissolution and liquidation pursuant to the plan of dissolution and liquidation.

The directors and officers of the Company will continue to receive indemnification benefits following the transaction and the dissolution and liquidation of the Company.

Following the filing of a certificate of dissolution with the Secretary of State of the State of Delaware, we will continue to indemnify each of our current and former directors and officers to the fullest extent permitted under Delaware law and our certificate of incorporation and by-laws as in effect immediately prior to the filing of the certificate of dissolution.

BACKGROUND AND REASONS FOR THE SALE AND DISSOLUTION

Background

The Company’s objectives were to (i) obtain cash available to pay dividends through rental receipts from operations of the Property, (ii) have such cash increase over time as a result of rental rate step increases in existing leases and new leasing activity in vacant space, (iii) have that cash potentially increase over time if rental rates increase for new leases at comparable properties in downtown Chicago, Illinois, (iv) provide a return of capital if permanent mortgage financing closes or another capital event occurs at such time; (v) provide increased equity in the Property as a result of potential appreciation in market value, and (vi) preserve and protect the capital invested by investors.

In July 2016, the Board made the decision to try to sell the Property. After soliciting interest and input from commercial real estate brokers familiar with the Property and the local market, the Company retained a commercial real estate broker to facilitate a potential sale of the Property. Despite an aggressive marketing campaign that included several offers, the Company did not achieve buyer interest at pricing levels that the Board was prepared to recommend to the holders of the Preferred Stock. Accordingly, the Company directed the broker to cease marketing the Property at that time.

On February 21, 2018, the Board held a special meeting, together with management, at which management presented the results of its evaluation of independent and nationally recognized commercial real estate brokers and recommended that the Company engage Jones Lang LaSalle Americas (Illinois) L.P. (the “Broker”) to conduct a full marketing effort for the potential disposition of the Property. At this special meeting, the Board authorized management to engage the Broker, an independent commercial real estate broker, to conduct a full marketing effort, including soliciting third party cash bids for the Property.

On February 28, 2018, the Company entered into an exclusive sales listing agreement (the “Listing Agreement”), with the Broker in connection with the proposed sale of the Property. The Listing Agreement provides that the Broker act as exclusive broker for the Property and perform various services in connection with a sale of the Property, including but not limited to reviewing the Property to determine its relative market appeal, quality of location, market and area trends and potential for value enhancement prior to entering the market, developing a marketing plan for the sale of the Property, preparing marketing materials in connection with the sale and soliciting prospective purchasers of the Property. The Broker’s sole and exclusive compensation for its services under the Listing Agreement is contingent upon sale of the Property. Such compensation due to the Broker will be calculated based on a percentage of the gross sales price for the Property.

Since February 28, 2018, the Broker has managed an ongoing marketing process for potential purchasers of the Property.

On April 17, 2018, the Broker distributed information regarding the Property to targeted potential purchasers in an e-mail blast to approximately 6,520 potential purchasers.

On April 24, 2018, the Broker redistributed information regarding the Property in an e-mail blast to approximately 6,313 potential purchasers, of which approximately 112 signed confidentiality agreements permitting them to receive additional information regarding the Property.

Following a call for offers on May 9, 2018, the Company received ten initial offers.

On May 25, 2018, the Broker asked four potential purchasers to submit best and final offers.  In response, on June 5, 2018, three of those four potential purchasers submitted best and final offers.

Buyer submitted the highest offer of $182,000,000 at the deadline for the submission of bids. Buyer also required the shortest due diligence period and had already conducted a high level of due diligence on the Property. In addition, Buyer has a strong track record in negotiating purchase and sale agreements and closing on the purchase of real estate assets similar to the Property. For all of the foregoing reasons, Buyer was selected to proceed to negotiate a definitive purchase and sale agreement with the Company.

After the deadline for submission of bids had passed and after receiving notice from the Broker that Buyer had been selected to enter into negotiations for a purchase and sale agreement with the Company, one of the final bidders submitted a revised, improved offer of $183,000,000. The Company determined to continue negotiating with Buyer rather than this other bidder because Buyer had submitted the highest price when potential purchasers were asked to send their best and final offers, Buyer’s shorter due diligence period and perceived lower likelihood of due diligence risk made the overall terms and conditions of Buyer’s offer more attractive than the revised offer from the other bidder and the Broker had recommended that the Company continue with the course of negotiating with Buyer in light of the foregoing.

On June 8, 2018, the Ownership LLC entered into an access and indemnity agreement with Buyer.

Between June 11, 2018 and June 28, 2018, Buyer conducted certain due diligence investigations of the Property.

On June 20, 2018, the Board held a special meeting, together with management, at which the Board reviewed and approved the offer from Buyer to purchase the Property for a gross sales price of at least $182,000,000, authorized management to enter into a definitive purchase and sale agreement with Buyer, and fixed June 30, 2018 as the record date for purposes of a consent solicitation to provide approval by the stockholders for the Sale and the Dissolution.

On June 28, 2018, Buyer satisfactorily completed its due diligence investigation of the Property and the Ownership LLC entered into a purchase and sale agreement (the “Purchase and Sale Agreement”) with Buyer.

Directors’ Recommendations

The Board believes that the Sale, constituting the sale of substantially all the assets of the Company under Section 271 of the DGCL, and the Dissolution under Section 275 of the DGCL, are in the best interest of the Company and our stockholders. Accordingly, the Board has approved each of the Sale and Dissolution and recommended that the stockholders of the Company approve each of the Sale and Dissolution.

Factors Considered by the Board in Recommending the Sale and Dissolution

In reaching its decision to sell the Property and to dissolve the Company following closing of the Sale, the Board considered a number of factors, including:

•	The determination, based on an analysis of the factors described in this section, that the value that could be obtained through a Sale of the Property now could be greater than the value realized in the future from the continuation of the Company or other strategic alternatives.
•	The determination, based on an analysis of the factors described in this section, that seeking third-party bids for the acquisition of the Property has allowed us to provide the best terms and conditions reasonably available for the Property at this time.
•	The determination that Buyer should be able to perform under the Purchase and Sale Agreement.
•	Dividends of $27,379 per share of preferred stock have been paid to date, so a stockholder who purchased a share of preferred stock in the Company’s offering in 2007 for $100,000 will have received a total return of approximately $98,879 per share, assuming a payment of $71,500 per share of preferred stock as a result of adoption of the Proposals. Since completion of the Company’s offering of preferred stock, no dividends have been paid on the single share of common stock owned by FSP Corp.
•	The Company’s offering of shares of preferred stock in 2007 contemplated that the investment could have a five to seven year holding period. As of the date of this information statement, we are in the eleventh year since the Company’s formation and the acquisition of the Property.
•	As of March 31, 2018, the Property was approximately 74.7% leased to a diverse group of tenants with staggered lease expirations. As of March 31, 2018, 45 tenants were leasing space at the Property, with the largest being Tribune Media at approximately 60,952 square feet, or approximately 7.1% of the Property’s rentable space. At this time, the Company is not able to predict what the commercial office rental market conditions will be in Chicago, Illinois in the future. Future demand for commercial office rental space could be better or worse than current demand, and future rental rates could be above or below existing rates.
•	The determination that the Company would likely incur significant costs and expenses, including without limitation, capital expenditures, leasing commissions, tenant improvement costs, rent abatements and additional base building improvement costs in order to lease office space at the Property in the future. It is possible that the Company might need to seek third-party financing in the future to fund such additional costs and expenses. The availability, timing, form (such as a traditional mortgage loan or revolving line of credit), principal amount, interest rate and terms of any such third-party financing are not known at this time, but could be less favorable than those that exist today.
•	The Company will need to replace the John Hancock Loan (as defined below) on or before its maturity on September 1, 2021, but there can be no assurance that the Company will be able to do so, or if it can, what the principal amount and terms of any such replacement financing will be. On August 3, 2011, the Ownership LLC entered into a mortgage note in favor of John Hancock Life Insurance Company (U.S.A.) (“John Hancock”) to evidence a loan in the original principal amount of $35,000,000 that matures on September 1, 2021 (the “John Hancock Loan”). The John Hancock Loan bears interest at the fixed rate of 4.83% per annum. Pursuant to the mortgage note, the Ownership LLC is obligated to make monthly payments of principal and interest in the amount of $201,155. The Ownership LLC may prepay the John Hancock Loan upon payment of a prepayment premium, which we estimate will be approximately $2,027,607 assuming that the Sale is consummated on September 4, 2018 and such loan is prepaid at closing. The amount of the prepayment premium declines over time and becomes zero during the last ninety (90) days of the term of the John Hancock Loan. The John Hancock Loan is secured, in part, by a mortgage, assignment of leases and rents and security agreement (the “Mortgage”) from the Ownership LLC in favor of John Hancock. The Mortgage constitutes a lien against the Property and has been recorded in the land records of Cook County, Illinois. We estimate that the principal balance outstanding under the John Hancock Loan will be approximately $33,550,412 as of September 4, 2018.

Some of the material negative factors considered were:

•	That there is a potential purchaser that has indicated a willingness to pay a $1 million higher price for the Property at this time.
•	That, by continuing to own and operate the Property, we may be able to realize a higher sale price in connection with a sale of the Property in the future.
•	That, following the Sale, our preferred stockholders will cease to participate in the future potential dividend distributions, if any, of the Company or benefit from the increase, if any, in the future potential appreciation in value of Company.
•	That, in order to prepay the John Hancock Loan, we will be required to pay a prepayment premium to John Hancock, which we estimate to be approximately $2,027,607 assuming that the Sale is consummated on September 4, 2018. The amount of the prepayment premium declines over time and becomes zero during the last ninety (90) days of the term of the John Hancock Loan.

The above information and factors considered by the Board are not intended to be exhaustive, but includes all of the material factors, both negative and positive, considered by the Board. The Board did not attempt to quantify or otherwise assign relative weights to the specific factors it considered or determine that any factor was of particular importance. A determination of various weightings would, in the view of the Board, be impractical. Rather, the Board viewed its position and recommendations as being based on all of the information presented to, and considered by, it. In addition, individual members of the Board may have given different weight to different factors.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS CONSENT TO THE APPROVAL OF THE SALE OF THE PROPERTY, CONSTITUTING THE SALE OF SUBSTANTIALLY ALL ASSETS, AND CONSENT TO APPROVAL OF THE DISSOLUTION OF THE COMPANY FOLLOWING CLOSING OF THE SALE.

PROPOSAL ONE - THE SALE OF THE PROPERTY (FOR APPROVAL BY HOLDERS OF PREFERRED STOCK AND COMMON STOCK)

General

Our Board proposes to sell the 28-story, Class “A” multi-tenant office tower containing approximately 860,000 rentable square feet of space located at 303 East Wacker Drive, Chicago, Illinois (the “Property”) to BCSP 8 Acquisition LLC (or an assignee thereof), an unaffiliated third-party buyer (“Buyer”), for a gross sales price of $182,000,000, as further described herein or, if that sale should not be consummated, to another unaffiliated third-party buyer for a gross sales price of at least $182,000,000 (the “Sale” of the Property). “Gross sales price” includes any and all consideration received or receivable, in whatever form, including but not limited to assumption or release of existing liabilities. The approval of the Sale by the holders of a majority of our outstanding shares of preferred stock and the holders of a majority of our outstanding shares of common stock, each voting as a separate class, constitutes consent to the Sale for purposes of the Company’s certificate of incorporation and applicable law.

Section 271 of the General Corporation Law of the State of Delaware (“DGCL”) requires the approval of a sale of all or substantially all assets of the Company by the holders of a majority of the outstanding stock of the Company entitled to vote thereon.

History

Our company, FSP 303 East Wacker Drive Corp., which we refer to as the “Company”, “we” or “our”, is a Delaware corporation formed to purchase, own and operate the Property. The Company operates in a manner intended to qualify as a real estate investment trust (“REIT”) for federal income tax purposes.

The Company was organized in December 2006 by FSP Investments LLC, a wholly-owned subsidiary of Franklin Street Properties Corp., which we refer to as Franklin Street or FSP Corp. (NYSE American: FSP). FSP Investments LLC acted as a real estate investment firm and broker/dealer with respect to (a) the organization of the Company, (b) the acquisition of the Property by the Company and (c) the sale of equity interests in the Company.

FSP 303 East Wacker Drive LLC (the “Ownership LLC”), a wholly-owned subsidiary of the Company, purchased the Property from an unaffiliated third-party on January 5, 2007 for $167,000,000, which purchase was financed entirely by a loan from FSP Corp. collateralized by a first mortgage, which we refer to as the Acquisition Mortgage Loan. The Acquisition Mortgage Loan was repaid in its entirety on December 27, 2007 from the proceeds of the sale of equity interests in the Company. Total interest and loan fees incurred on the Acquisition Mortgage Loan were approximately $13,810,000. The John Hancock Loan (as described below under the caption “Principal Provisions of the John Hancock Loan”) is the only remaining indebtedness of the Company secured by the Property.

Franklin Street holds the sole share of the Company’s common stock, $.01 par value per share, which we refer to as the common stock, that is outstanding. Between February 7, 2007 and December 27, 2007, FSP Investments LLC completed the sale on a best efforts basis of 2,210 shares of the Company’s preferred stock, $.01 par value per share, which we refer to as the preferred stock. We sold the preferred stock for an aggregate consideration of approximately $207,238,000 in a private placement offering to 815 “accredited investors” within the meaning of Regulation D under the Securities Act of 1933. Between February 7, 2007 and December 27, 2007, the Company held 17 investor closings, at which shares of preferred stock were sold and funds were received. On December 27, 2007, Franklin Street purchased 965.75 shares of preferred stock (approximately 43.7% of the 2,210 shares sold) for $82,813,000, representing $96,575,000 at the offering price net of commissions of $7,726,000 and fees of $6,036,000. Prior to purchasing any shares of preferred stock, Franklin Street agreed to vote any shares held by it on any matter presented to the holders of preferred stock in a manner that approximates as closely as possible the votes cast in favor of and opposed to such matter by the holders of the preferred stock other than Franklin Street and its affiliates. For purposes of determining how Franklin Street votes its shares of preferred stock, abstentions and non-votes by stockholders other than Franklin Street are not considered. Funds from each individual closing were used to repay the Acquisition Mortgage Loan and associated fees as well as other expenses payable to Franklin Street’s wholly-owned subsidiary, FSP Investments LLC. The use of proceeds from the offerings of preferred stock, including for payments to Franklin Street and its affiliates, is set forth in the table below:

Use of proceeds:
Type	Affiliate paid	Amount
Operating/Capital Reserve (1)		$20,055,000
Organizational, Offering and Other Expenditures for the Company(2)	FSP Investments LLC	1,200,000
City of Chicago Transfer Taxes		1,252,500
Selling Commissions(3)	FSP Investments LLC	9,954,000
Acquisition-Related Costs:
Purchase Price of the Property(4)	Franklin Street Properties Corp.	167,000,000
Loan Fee Paid to Franklin Street (5)	Franklin Street Properties Corp.	7,154,438
Acquisition Fee(6)	FSP Investments LLC	622,125
Total Uses of Gross Offering Proceeds		$207,238,063

(1)	The Operating/Capital Reserve proceeds were retained by the Company for operating and capital uses.
(2)	Organizational, Offering and Other Expenditures were paid for various expenses, including legal, accounting, appraisal, engineering and organizational expenses allocable to the offering, which were incurred in connection with the organization and syndication of the Company.
(3)	Selling Commissions were paid to FSP Investments LLC, as Selling Agent.
(4)	The Purchase Price of the Property was financed by the Acquisition Mortgage Loan, which was repaid from proceeds of the offering.
(5)	The Loan Fee paid to Franklin Street was a fee (or points) in the amount of $7,154,438 payable to Franklin Street to obtain the Acquisition Mortgage Loan to purchase the Property. The Acquisition Mortgage Loan was in an original principal amount equal to the purchase price of the Property, and had a term of two years, which was pre-payable at any time without premium or penalty and carried an interest rate equal to the rate payable by Franklin Street on borrowings under its line of credit with its bank.
(6)	The Acquisition Fee was paid for various services related to the purchase of the Property.

Transactions between the Company and Franklin Street and/or its affiliates were entered into without the benefit of arm’s-length bargaining and involved conflicts of interest. Although Franklin Street has sponsored the syndication of other REITs similar to the Company and has in the past acquired some of those REITs, Franklin Street is under no obligation to acquire or to offer to acquire the Company or the outstanding shares of preferred stock, and any acquisition transaction would need to be approved by the Company’s stockholders and the boards of directors of Franklin Street and the Company.

Our Business

Our sole business is to own and operate the Property and we do not intend to invest in or purchase any additional properties. We derive rental revenue from income paid to us by the tenants of the Property. Asset, investor and property management services are provided by third parties, including affiliates of Franklin Street.

The Property was completed in 1979 and is a twenty-eight story multi-tenant office tower located in downtown Chicago, Illinois containing approximately 860,000 rentable square feet of office and retail space and a 294-stall underground parking garage.

The Property, formerly known as Three Illinois Center, is part of the multi-building, mixed-use development known as Illinois Center, which includes office buildings, hotels, residential buildings, and a large athletic club. The Property was preceded in construction by One and Two Illinois Center, which were developed in 1970 and 1972, respectively. The three towers share an aluminum and glass design that is characteristic of contemporary international style, distinguished by a curtain wall of bronze-finished aluminum and reflective glass. The Property is located in Chicago’s East Loop submarket on the eastern portion of the development along the southern edge of the Chicago River.

The office component of the Property is separated into low-rise, mid-rise and high-rise sections. The first floor, or Plaza, has three elevator banks, each containing five passenger elevators and a freight elevator which services the 27 floors of office space. An additional elevator is also provided at the Plaza level for direct access to the parking garage and Concourse. Access to the Concourse level from the Plaza level is provided by an escalator system. Access to the Plaza level from street-level is provided by entrances on the West and East sides of the Property and emergency exits on the south end.

The Property was approximately 74.7% leased as of March 31, 2018 to a diverse group of tenants with staggered lease expirations, compared to approximately 73.5% leased as of December 31, 2017. We believe that any tenant that leases 10% or more of the Property’s rentable space is material. As of March 31, 2018, 45 tenants were leasing space at the Property, with the largest being Tribune Media at approximately 60,952 square feet, or approximately 7.1% of the Property’s rentable space.

In general, office leases at the Property are structured on a triple-net (NNN) basis with respect to expenses, so that the tenant is responsible for its respective pro-rata percentage of expenses. In general, concourse level (lower level) retail tenants have full service gross rent leases under which gross rent includes expenses.

FSP Property Management LLC, a wholly-owned subsidiary of Franklin Street, provides the Company with asset management and financial reporting services. The asset management agreement between the Company and FSP Property Management LLC requires the Company to pay FSP Property Management LLC a monthly fee equal to one-half of one percent (0.5%) of that month’s gross revenues of the Property. The asset management agreement between the Company and FSP Property Management

LLC may be terminated by either party without cause at any time, upon at least thirty (30) days written notice.

FSP Investments LLC, a wholly-owned subsidiary of Franklin Street, provides investor services to the holders of the Company’s preferred stock. The investor services agreement between the Company and FSP Investments LLC requires the Company to pay a monthly service fee of $500 and to reimburse FSP Investments LLC for its reasonable out-of-pocket expenses. The investor services agreement may be terminated by either party with thirty days written notice or immediately upon the occurrence of certain events of default specified in the investor services agreement.

Hines Interests Limited Partnership provides the Company with day-to-day property management, construction management and leasing services relating to the operation of the Property. Hines Interests Limited Partnership is a third-party service provider that is not related to or affiliated with Franklin Street. The management agreement between the Company and Hines Interests Limited Partnership requires the Company to pay Hines Interests Limited Partnership a monthly fee equal to one and three-quarters percent (1.75%) of the net operating receipts collected in the preceding month. The monthly fee is adjusted to one and nine-tenths percent (1.90%) of the net operating receipts collected in the preceding month if the Property is above eighty percent (80%) leased. The management agreement between the Company and Hines Interests Limited Partnership operates on a month-to-month basis and may be terminated for cause.

Investment Objectives

The Company’s objectives were to (i) obtain cash available to pay dividends through rental receipts from operations of the Property, (ii) have such cash increase over time as a result of rental rate step increases in existing leases and new leasing activity in vacant space, (iii) have that cash potentially increase over time if rental rates increase for new leases at comparable properties in downtown Chicago, Illinois, (iv) provide a return of capital if permanent mortgage financing closes or another capital event occurs at such time; (v) provide increased equity in the Property as a result of potential appreciation in market value, and (vi) preserve and protect the capital invested by investors. We cannot be sure of meeting all of our objectives.

Our policy is not to make loans to other persons, not to invest in the securities of other issuers for the purpose of exercising control, not to underwrite the securities of other issuers, not to offer securities in exchange for property and not to purchase or otherwise reacquire our securities. These policies may be changed by our directors without a vote of the holders of shares of our preferred stock.

We issued 2,210 shares of preferred stock in the offering described above. No additional shares of preferred stock are authorized by our charter, and authorization of any increase in the number of authorized shares or the creation of any new series or class of stock would require the affirmative vote of the holders of 66.67% of the outstanding shares of preferred stock.

Competition

We believe that the vacancy rate in the downtown Chicago office market, which we refer to as the Central Business District, decreased slightly during the first quarter of 2018 compared to the fourth quarter of 2017. We believe that the decrease in the vacancy rate in the Central Business District during the first quarter of 2018 was primarily attributable to a decrease in available sublease space. The Property is located in the East Loop submarket of the Central Business District. We believe that the vacancy rate in the East

Loop also decreased slightly during the first quarter of 2018 compared to the fourth quarter of 2017, but we think that the decrease in the East Loop was primarily attributable to positive net absorption and a decrease in available sublease space. During the three months ended March 31, 2018, we believe that rental rates increased for buildings in Chicago’s East Loop office submarket. We believe that several factors, including a limited supply of larger tenant prospects, have caused us to focus on renewing and expanding existing tenants, while also attempting to attract smaller and mid-sized prospective tenants. The Property is competing against the other office buildings which are or may become available in the general area in which the Property is located and which may be priced at rental levels lower than those for space in the Property or which may otherwise be more attractive to tenants. In order to lease existing vacancy, the Property must be competitive, in regards to cost and amenities, with other buildings of similar use near our location. Some of our competitors may have significantly more resources than we do and may be able to offer more attractive rental rates or services. On the other hand, some of our competitors may be smaller or have lower fixed overhead costs, less cash or other resources that make them willing or able to accept lower rents in order to maintain a certain occupancy level. If, at any time, there is no existing significant competition for the Property, our competitors may decide to enter the market and build new buildings to compete with our Property. Our competition is not only with other developers, but also with property users who choose to own their building. In addition, larger market forces beyond our control, such as general economic conditions, may increase competition among landlords for quality tenants and individual decisions beyond our control. Given that the Property is a multi-tenant office tower that is leased to a diverse group of office and retail tenants with staggered lease expirations, we cannot predict which competitive factors will be relevant to prospective future tenants at this time.

Employees

We had no employees as of March 31, 2018.

Corporate Information

FSP 303 East Wacker Drive Corp., a Delaware corporation, was formed in 2007. Our principal executive offices are located at 401 Edgewater Place Suite 200, Wakefield, Massachusetts, 01880, and our telephone number is (781) 557-1300.

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available through the Securities and Exchange Commission (SEC) Edgar system at www.sec.gov.

Buyer

Buyer is an unaffiliated third party that we expect to be able to perform its obligations under the Purchase and Sale Agreement.

Description of the Property

Set forth below is information regarding the Property as of March 31, 2018:

Property Location	Date of Purchase	Approx. Square Feet	Percent Leased	Number of Tenants	Name of Major Tenants(1)	Annual Rent Revenue from Major Tenants For the 12 Months Ended March 31, 2018

303 East Wacker Drive Chicago, Illinois 60601	1/5/2007	860,000	74.7%	45	DXC Technology, AECOM, Maximus, Tribune Media and Kelly Scott & Madison	$7,273,695

(1)      Major tenants represent greater than 10% of rental revenue as of March 31, 2018.

The average effective annual rent per leased square foot for the 12 months ended March 31, 2018 was $17.56.

The following table reflects certain information for the leases that are expiring over the next ten years:

				Percentage of
			Annualized	Annualized
	Number		Rents by Year	Rents by Year
	of Leases	Square Feet	of Lease	of Lease
Year	Expiring	Expiring	Expiration(1)	Expiration

2018	5	35,335	$656,703	4.90%
2019	5	16,015	349,063	2.61%
2020	7	26,907	620,746	4.63%
2021	5	26,077	384,409	2.87%
2022	6	117,147	2,573,548	19.22%
2023	0	-	—	0.00%
2024	6	166,875	3,873,114	28.92%
2025	1	13,293	498,540	3.72%
2026	5	54,699	1,313,999	9.81%
2027	4	116,663	3,123,283	23.32%

Total	44	573,011	$13,393,405	100.00%

(1)	Reflects the annualized contractual minimum rental income from non-cancelable leases at March 31, 2018.

Additional Operating Data

Additional information regarding the amount of the Property’s real estate taxes and insurance can be found in the Consolidated Statements of Operations that are included with the Company’s Annual Report on Form 10-K and the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018 that are incorporated by reference into this information statement. Additional information regarding the Property’s Federal tax basis, rate, method and life claimed for purposes of depreciation can be found in the Notes to Consolidated Financial Statements that are included in the Company’s Annual Report on Form 10-K and the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018 that are incorporated by reference.

PRINCIPAL PROVISIONS OF THE PURCHASE AND SALE AGREEMENT

On June 28, 2018, the Ownership LLC entered into the Purchase and Sale Agreement with Buyer. Pursuant to the Purchase and Sale Agreement, the gross sales price of the Property is $182,000,000, and the purchase of the Property is subject to customary conditions and termination rights for transactions of this type, including a due diligence inspection period for Buyer. Between June 11, 2018 and June 28, 2018, Buyer conducted due diligence investigations of the Property. Assuming that the remaining conditions are satisfied, the closing of the purchase of the Property will take place on or about September 4, 2018. Pursuant to the Purchase and Sale Agreement, if we fail to obtain the required stockholder vote approving the Sale prior to the scheduled closing, we have the right to extend the date of closing for up to 45 days in order to obtain the required stockholder vote approving the Sale. In the event following such extension we are still unable to obtain the required stockholder vote approving the Sale, any earnest money deposited by Buyer under the Purchase and Sale Agreement will be returned to Buyer and we will be required to reimburse Buyer up to an aggregate maximum of $75,000 as reimbursement for its out of pocket costs and expenses. The Purchase and Sale Agreement also describes the Property, adjustments and mechanics of and processes for closing and contains various representations and warranties, closing conditions, operating covenants, conditions precedent, assignments of the risk of loss and termination provisions, some of which are described in more detail below. Additionally, in the event the Sale is not consummated pursuant to the above-described Purchase and Sale Agreement, the authorization of the stockholders of the Sale includes an authorization for the Company to direct the Ownership LLC to enter into another purchase and sale agreement with an unaffiliated third party providing for a gross sales price of at least $182,000,000.

Remedies

If Buyer breaches or fails, without legal excuse, to complete the purchase of the Property or to perform its obligations under the Purchase and Sale Agreement, then the Ownership LLC will have as its sole remedy the right to receive all of the earnest money deposit funds deposited into escrow at that time, plus all interest earned and accrued thereon, as liquidated damages.

If the Ownership LLC breaches or fails, without legal excuse, to complete the sale of the Property or to perform its obligations under the Purchase and Sale Agreement, Buyer may, as its sole remedy, either (i) enforce specific performance of the Purchase and Sale Agreement against the Ownership LLC or (ii) terminate the Purchase and Sale Agreement and receive a return of all earnest money deposit funds deposited into escrow plus all verifiable out-of-pocket costs and expenses of Buyer not to exceed $75,000. Buyer will be deemed to have elected to terminate the Purchase and Sale Agreement and receive a return of all earnest money deposit funds and payment of verifiable out-of-pocket costs and expenses if Buyer fails to provide the Ownership LLC with written notice, within 30 days following the date upon which the closing was to have occurred, of Buyer’s intent to file a suit for specific performance or if Buyer fails to file such suit within 40 days after such written notice.

From and after the closing, the Ownership LLC is required to indemnify and hold harmless Buyer and its affiliates and representatives from certain losses relating to breaches of the Ownership LLC’s covenants, representations or warranties under the Purchase and Sale Agreement, or any other agreement, document, certificate or instrument delivered by the Ownership LLC to Buyer, or under any law applicable to the Property or the Sale. Notwithstanding the foregoing, the Ownership LLC shall have no liability to Buyer for any indemnification obligations unless the valid claims for all such indemnification and breaches collectively aggregate more than $100,000, in which event the full amount of such valid claims shall be actionable; provided, however, that the aggregate amount of such valid claims shall be limited to Buyer’s actual damages up to $2,000,000 in the aggregate and in no event shall include consequential, indirect or punitive damages. The indemnification obligations survive the closing for a period of six months.

Additional Information on the Purchase and Sale Agreement

The Purchase and Sale Agreement (excluding the exhibits thereto) is attached to this information statement as Annex C and is incorporated herein by reference. The foregoing summary of the Purchase and Sale Agreement is qualified in its entirety by the complete text of the Purchase and Sale Agreement.

PRINCIPAL PROVISIONS OF THE JOHN HANCOCK LOAN

On August 3, 2011, the Ownership LLC entered into a mortgage note in favor of John Hancock Life Insurance Company (U.S.A.) (“John Hancock”) to evidence a loan in the original principal amount of $35,000,000 that matures on September 1, 2021 (the “John Hancock Loan”). The John Hancock Loan bears interest at the fixed rate of 4.83% per annum. Pursuant to the mortgage note, the Ownership LLC is obligated to make monthly payments of principal and interest in the amount of $201,155. The Ownership LLC may prepay the John Hancock Loan upon payment of a prepayment premium, which we estimate will be approximately $2,027,607 assuming that the Sale is consummated on September 4, 2018 and such loan is prepaid at closing. The amount of the prepayment premium declines over time and becomes zero during the last ninety (90) days of the term of the John Hancock Loan. The John Hancock Loan is secured, in part, by a mortgage, assignment of leases and rents and security agreement (the “Mortgage”) from the Ownership LLC in favor of John Hancock. The Mortgage constitutes a lien against the Property and has been recorded in the land records of Cook County, Illinois. We estimate that the principal balance outstanding under the John Hancock Loan will be approximately $33,550,412 as of September 4, 2018.

JONES LANG LASALLE AMERICAS (ILLINOIS) L.P.

In connection with its services provided with respect to the proposed Sale, Jones Lang LaSalle Americas (Illinois) L.P., which we refer to as “Broker”, made such reviews and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Broker marketed the Property, in its capacity as the Company’s exclusive broker, to prospective purchasers, solicited and identified prospective purchasers and informed us of all offers and inquiries with respect to the Property.

Broker is a national commercial real estate broker and advisor and was retained based on its experience as a real estate advisor and real estate broker.

Under the Exclusive Sales Listing Agreement, dated February 28, 2018, between the Ownership LLC and Broker (the “Listing Agreement”), the Ownership LLC agreed to appoint Broker as the exclusive agent with respect to the sale of the Property and to pay Broker a commission based on a percentage of the gross sales price of the Property. Payment of such commission to Broker is dependent upon consummation of the Sale of the Property. Based upon a gross sales price in the aggregate of $182,000,000, we expect to pay to Broker a total commission of $1,188,000. Whether or not we consummate the Sale, we are required to pay certain costs incurred by Broker in connection with the assembly and production of any marketing materials prepared in connection with the Sale, which costs shall not exceed $35,000.

The terms of the fee arrangement with Broker were negotiated at arm’s length between Broker and the Company.

NO APPRAISAL RIGHTS

Under Delaware law and our certificate of incorporation, our stockholders are not entitled to appraisal rights or other similar rights in connection with the proposed Sale of the Property.

FEDERAL INCOME TAX CONSIDERATIONS

General. The following is a summary of the principal United States federal income tax considerations applicable to the Company as a result of the Sale of the Property. This summary does not purport to be a complete analysis of tax considerations. The summary does not consider the effect of any applicable foreign, state, local or other tax laws.

Corporate Tax Considerations. From a federal income tax perspective, the proposed sale of the Property under any purchase and sale agreement will be treated as a sale of corporate assets in exchange for cash and the assumption of certain liabilities. The amount of any taxable gain realized on the sale generally will be offset by the amount of any dividend distributions made by the Company for the taxable year of the sale (to the extent not used to offset taxable income from the Company's normal operations for the portion of the year prior to the sale). For this purpose, amounts distributed to the Company's stockholders in liquidation of the Company generally can be treated as dividend distributions to the extent of the Company's retained earnings and profits. Any net operating or capital loss carryovers of the Company could be used to offset in whole or in part gain realized on the sale of the Property to the extent such gain exceeds the dividend distributions for the year subject to certain limitations.

This is a summary of general federal income tax rules applicable to the Company with respect to the proposed Sale of the Property and does not describe all of the tax consequences that may be relevant. Each stockholder should consider the effects of the transactions discussed herein with their own tax advisors.

REGULATORY APPROVALS

We are not aware of any governmental or regulatory approvals required in connection with the proposed Sale other than compliance with the DGCL and the applicable securities laws in connection with this information statement.

REQUIRED VOTE

The affirmative vote of the holders of a majority of our outstanding preferred stock and our outstanding common stock, each voting as a separate class, is required to approve the proposed Sale. The Company is soliciting the consent of our preferred stockholders in favor of the Sale.

FSP Corp. is the sole stockholder of our one share of common stock and has agreed to vote that share by consenting to approval of the Sale if the majority of the holders of the outstanding shares of preferred stock of the Company (other than FSP Corp. and its affiliates) consent to the Sale. FSP Corp. owns 965.75 shares of the Company’s preferred stock, or approximately 43.7% of the outstanding shares of the Company’s preferred stock, and pursuant to a voting agreement, has agreed that it would vote its shares of preferred stock with respect to the Sale by means of consenting to and withholding consent from approval of the Sale in a manner that approximates as closely as possible the proportions of shares which consent to and withhold consent from the approval of such matter by the holders of preferred stock other than FSP Corp. and its affiliates, and for these purposes, abstentions and non-votes by stockholders other than FSP Corp. shall not be considered.

PROPOSAL Two - DISSOLUTION OF THE COMPANY (FOR APPROVAL BY THE HOLDER OF COMMON STOCK)

General

After and subject to the successful completion of the Sale, the Board intends to dissolve the Company and distribute the assets to the stockholders of the Company. The approval of the dissolution and adoption of the plan of dissolution and liquidation described in this information statement by the holders of a majority of the outstanding shares of our common stock constitutes the required stockholder approval of the Dissolution for purposes of the Company’s certificate of incorporation and Delaware law. The Board has approved the Dissolution, including adoption of the plan of dissolution and liquidation attached hereto as Annex A.

The applicable provisions of the DGCL require stockholder approval for the dissolution of the Company.

If the Sale is consummated, the Company will be obligated to discharge certain of its liabilities upon closing, including but not limited to the approximately $33,550,412 principal balance outstanding under the John Hancock Loan, together with any accrued but unpaid interest and a prepayment premium estimated to be approximately $2,027,607, any sales commissions due in connection with the Sale, any adjustments to the purchase price for the Property pursuant to the Purchase and Sale Agreement and other outstanding amounts. If the stockholders approve the Dissolution proposal, we estimate that the aggregate amount of total cash distributions to stockholders will be approximately $71,500 per share of preferred stock (assuming the Sale is consummated on the terms set forth in the Purchase and Sale Agreement). We do not expect any cash distributions to be made on the single share of common stock owned by FSP Corp. These amounts may be paid in one or more distributions, and we cannot predict the timing or amount of any such distributions, as uncertainties as to the precise net value of our remaining assets after the Sale, the ultimate amount of our liabilities, the operating costs and amounts to be set aside for claims, obligations and provisions during the liquidation and winding-up process, and the related timing to complete such transactions make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to stockholders or the timing of any such distributions. If the Sale is not approved, we will not dissolve, and we intend to reconsider what options, if any, are available.

Dissolution under Delaware Law

Section 275 of the DGCL provides that a corporation may dissolve upon the approval of the dissolution by the board of directors, followed by the approval of the dissolution by the holders of a majority of the outstanding stock of the corporation entitled to vote thereon. Following such approval, the dissolution is effected by filing a certificate of dissolution with the Secretary of State of the State of Delaware. The corporation is dissolved upon the filing of the certificate of dissolution with the Secretary of State of the State of Delaware (or on the later date specified in the certificate of dissolution).

Section 278 of the DGCL provides that after a corporation is dissolved, its existence continues for a period of three years “or for such longer period as the Delaware Court of Chancery shall in its discretion direct” for the purpose of prosecuting and defending suits and to enable the corporation gradually to settle and close its business, sell its properties, wind up its affairs, discharge its liabilities and distribute any remaining assets to stockholders. Therefore, even assuming that the Company completes the distribution of its assets to its claimants and stockholders promptly following the Dissolution, the Company will continue to exist during the three-year period for the purpose of any additional winding-up activities and in order to prosecute or defend suits, whether they arose before or within the three-year period after dissolution. Moreover, the existence of the Company will continue automatically even beyond the three year-period for the purpose of completing the prosecution or defense of suits begun prior to the expiration of the three-year period, until such time as any judgments, orders or decrees resulting from such suits are fully executed.

In order to ensure that its stockholders and directors are afforded certain protections under the DGCL, a dissolving corporation may opt to follow a court supervised dissolution procedure, pursuant to Section 280 of the DGCL, which requires the corporation to give notice by mail and publication of its dissolution to all persons known to have a claim against the corporation and require those persons to submit their claims in accordance with the notice. The court supervised procedure under Section 280 of the DGCL also contemplates that the corporation will offer security to claimants with contingent or conditional claims. The corporation must petition the Delaware Court of Chancery to determine the amount of security for contingent and conditional claimants who have rejected the offered security, for claims that are the subject of pending litigation and for claims that have not been made known to the corporation but are likely to become known within 5 years of the date of dissolution.

The corporation may also dissolve pursuant to the non-court supervised procedure of Section 281(b) of the DGCL. The non-court supervised procedure also requires the corporation to pay or make reasonable provision for certain categories of claims, including contingent, conditional or unmatured contractual claims known to the corporation, claims that are the subject of pending litigation and claims that have not been made known to the corporation but are likely to become known within 10 years of the date of dissolution.

Our Intended Approach to Dissolution

We currently intend to dissolve pursuant to the non-court supervised procedure of Section 281(b) of the DGCL.

PRINCIPAL PROVISIONS OF THE PLAN OF DISSOLUTION AND LIQUIDATION

The following summarizes the material provisions of the proposed plan of dissolution and liquidation. You should carefully read the full text of the plan of dissolution and liquidation attached to this information statement as Annex A which qualifies this description and is incorporated by reference into this information statement.

Approval of the Plan of Dissolution and Liquidation and Authority of Officers and Directors

The Dissolution proposal must be approved by the affirmative vote of the holders of a majority of our outstanding shares of common stock. The approval of the Dissolution proposal by the requisite vote of the stockholders will constitute adoption of the plan of dissolution and liquidation and will grant full and complete authority to the Company’s Board and officers, without further stockholder action, to do and perform any and all acts and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character that the Company’s Board or officers deems necessary, appropriate or advisable, to implement the plan of dissolution and liquidation and to proceed with our dissolution and liquidation in accordance with any applicable provision of the DGCL, sell, dispose, convey, transfer and deliver assets of the Company, establish a liquidating trust, satisfy or provide for the satisfaction of the Company’s obligations in accordance with any applicable provisions of the DGCL, and distribute all of the remaining funds of the Company and any unsold assets of the Company to its stockholders.

Dissolution and Liquidation

If the Dissolution proposal is approved by the requisite vote of the stockholders, the steps set forth below may be completed at such times as the Board, in its discretion and in accordance with the DGCL and the plan of dissolution and liquidation, as adopted by the Board and the holder of common stock, deems necessary, appropriate or advisable in our best interests and the best interests of the stockholders:

•	The filing of a certificate of dissolution with the Secretary of State of the State of Delaware.
•	The cessation of all of our business activities and the withdrawal of the Company from any jurisdiction in which it is qualified to do business, except as necessary to preserve the value of our assets, wind up our business affairs and distribute our assets in accordance with Section 278 of the DGCL.
•	The negotiation and consummation of sales of all of the assets and properties of the Company.
•	The establishment of a liquidating trust.
•	The payment, or the making of reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to the Company, the making of such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party and the making of such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within 10 years after the date of dissolution.

•	The distribution of the remaining funds of the Company and the distribution of remaining unsold assets of the Company, if any, to its stockholders.
•	The dissolution of the corporation pursuant to Section 281(b) of the DGCL.
•	The taking of any and all other actions permitted or required by the DGCL, including but not limited to Sections 280 or 281(b) of the DGCL (as applicable), and any other applicable laws and regulations.

Sale of Remaining Assets

The plan of dissolution and liquidation gives the Board the authority to dispose of all of our remaining non-cash property and assets, including but not limited to all tangible and intangible assets without further stockholder approval. We do not anticipate holding any non-cash property or assets after consummation of the Sale. Any such non-cash assets and properties may be sold in one transaction or in several transactions to one or more buyers. Additionally, the Company shall not be required to obtain appraisals, fairness opinions or other third-party opinions as to the value of its properties and assets in connection with the liquidation.

Liquidating Trust

The Board currently intends to establish a liquidating trust and, after distributing an amount of the net proceeds from the Sale in the form of a liquidating distribution following consummation of the Sale and effectiveness of a certificate of dissolution filed with the Secretary of State of the State of Delaware, currently intends to transfer any remaining assets to such liquidating trust. The liquidating trust may be established by agreement with one or more trustees selected by the Board. If a liquidating trust is established by agreement with one or more trustees, the trust agreement establishing and governing the liquidating trust shall be in form and substance determined by the Board. To the fullest extent permitted by law, approval of the Dissolution by the requisite vote of the stockholders shall constitute the approval of the stockholders of the appointment of the trustees, any trust agreement and any transfer of assets by the Company to the liquidating trust. In the alternative, the Board may petition the Delaware Court of Chancery for the appointment of one more trustees to conduct the liquidation of the Company, subject to the supervision of such court. Whether appointed by an agreement or by the Delaware Court of Chancery, the trustees shall in general be authorized to take charge of the Company’s property, and to collect the debts and property due and belonging to the Company, with power to prosecute and defend, in the name of the Company, or otherwise, all such suits as may be necessary or proper for the foregoing purposes, and to appoint agents under them and to do all other acts which might be done by the Company that may be necessary, appropriate or advisable for the final settlement of the unfinished business of the Company.

Professional Fees and Expenses

It is specifically contemplated that the Board may authorize the payment of a retainer fee to a law firm or law firms for legal fees and expenses of the Company, including, among other things, to cover any costs payable pursuant to the indemnification of our directors and officers provided by the Company pursuant to our certificate of incorporation and by-laws or the DGCL or otherwise. In addition, in connection with and for the purpose of implementing and assuring completion of the plan of dissolution and liquidation, the Company may, in the sole and absolute discretion of the Board, pay any brokerage, agency and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of the plan of dissolution and liquidation. Approval of the Dissolution by the requisite vote of the stockholders shall, to the fullest extent permitted by law, constitute approval of such payments by the stockholders of the Company.

Indemnification

We will continue to indemnify our directors, officers and agents in accordance with our certificate of incorporation and by-laws and any contractual arrangements, for actions taken in connection with the plan of dissolution and liquidation and the winding up of our business and affairs. The Board, in its sole and absolute discretion, is also authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover the Company’s above mentioned indemnification obligations, including directors’ and officers’ liability coverage.

Liquidating Distributions

We will, as determined by the Board, (i) pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to us, (ii) make such provisions as will be reasonably likely to be sufficient to provide payment for any claim against us which is the subject of a pending action, suit or proceeding to which we are a party and (iii) make such provision as will be reasonably likely to be sufficient to provide payment for claims that have not been made known to us or that have not arisen but that, based on facts known to us or our successor entity, are likely to arise or to become known within 10 years after the effective date of the dissolution of the Company. Any of our assets remaining after the payment or the provision for payment of claims against and obligations of the Company shall be distributed by us pro rata to our stockholders. Such distribution may occur all at once or in a series of distributions and shall be in cash or assets, in such amounts, and at such time or times, as the Board or trustee(s), if any, in their absolute discretion, may determine.

If any liquidating distribution to a stockholder cannot be made, whether because the stockholder cannot be located or for any other reason, then the distribution to which such stockholder is entitled will be transferred, at such time as the final liquidating distribution is made, to the official of such state or other jurisdiction authorized or permitted by applicable law to receive the proceeds of such distribution. The proceeds of such distribution will thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and will be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event will the proceeds of any such distribution revert to or become the Company’s property.

Liquidation Under Internal Revenue Code Sections 331 and 336

We intend that the plan of dissolution and liquidation constitute a plan of complete liquidation of the Company within the meaning of Sections 331 and 336 of the Internal Revenue Code, which plan of dissolution and liquidation shall only go into effect upon the effective date of the certificate of dissolution and not prior to such date. The plan of dissolution and liquidation will be deemed to authorize the taking of such action as, in the opinion of counsel for the Company, may be necessary to conform with the provisions of Sections 331 and 336 of the Internal Revenue Code and the regulations promulgated thereunder, including the making of any elections thereunder, if applicable.

Filing of Tax Forms

The plan of dissolution and liquidation authorizes and directs the Company’s officers to file an appropriate statement of corporate dissolution with the IRS after the effective date. The Company’s officers are also authorized to file any additional returns, forms and reports with the IRS, or other taxing authorities, including state and local taxing authorities, as may be necessary or appropriate in connection with the plan of dissolution and liquidation and the actions contemplated thereby. The Company will be required to file tax returns so long as it holds any assets.

Estimated Liquidating Distributions

Many of the facts influencing the amount of cash distributed to stockholders as a liquidating distribution cannot currently be quantified with certainty and are subject to change. Accordingly, you will not know the exact amount of any liquidating distributions you may receive as a result of the Dissolution when you vote on the Dissolution proposal. You may receive substantially less or more than the amount currently estimated.

The following projected liquidating distribution analysis assumes that the Sale is consummated in accordance with the Purchase and Sale Agreement and our stockholders approve the Dissolution proposal. If the Sale is consummated, the Company will discharge certain of its liabilities and obligations at closing, including but not limited to the approximately $33,550,412 principal balance outstanding under the John Hancock Loan, together with any accrued but unpaid interest and a prepayment premium estimated to be approximately $2,027,607, legal and accounting fees, sales commissions and adjustments payable in connection with the Sale. We intend to sell our remaining non-cash assets, if any, for the best price available as soon as reasonably practicable after the effective date of the dissolution of the Company. We do not expect that our non-cash assets will result in material, incremental value. The amount available to be distributed to stockholders will be deducted by the amount necessary to satisfy the Company’s obligations to current and potential claimants pursuant to the applicable provisions of the DGCL. Based on the foregoing, if both Proposals are approved, we estimate that the aggregate amount of total cash distributions to our stockholders will be approximately $71,500 per share of preferred stock (assuming the asset sale is consummated on the terms set forth in the Purchase and Sale Agreement). We do not expect any cash distributions to be made on the single share of common stock owned by FSP Corp. These amounts may be paid in one or more distributions, and we cannot predict the timing or amount of any such distributions, as uncertainties as to the precise net value of our remaining assets after the Sale, the ultimate amount of our liabilities, the operating costs and amounts to be set aside for claims, obligations and provisions during the liquidation and winding-up process, and the related timing to complete such transactions make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to stockholders or the timing of any such distributions. If our stockholders do not approve the Dissolution proposal, no liquidating distributions will be made.

Pursuant to the plan of dissolution and liquidation, we intend to liquidate all of our remaining non-cash assets, if any, and, after paying or making reasonable provision for the payment of claims against and obligations of the Company as required by law, and distribute any remaining cash to stockholders. We may defend suits and incur claims, liabilities and expenses (such as legal, accounting and consulting fees) following approval of the Dissolution and during the three years following the effective date of the dissolution of the Company. Satisfaction of these claims, liabilities and expenses will reduce the amount of cash available for ultimate distribution to stockholders.

Conduct of the Company Following Dissolution

If the Dissolution is approved, we intend to file a certificate of dissolution with the Secretary of State of the State of Delaware when determined by the Board as soon as reasonably practicable after the closing of the Sale. Despite the anticipated timing, the Board may abandon the Dissolution if it determines, prior to the filing of the certificate of dissolution, that such course of action is necessary or advisable, in view of its fiduciary obligations. For avoidance of doubt, we do not anticipate abandoning the Dissolution if the Sale is approved by the requisite vote of the stockholders.

After the effective date of the Dissolution, our corporate existence will continue but we may not carry on any business except that appropriate to wind-up and liquidate our business and affairs, including collecting and disposing of our assets, satisfying or making reasonable provision for the satisfaction of our liabilities and, subject to legal requirements, distributing our remaining property among the stockholders. The Company also intends to establish a liquidating trust in connection with the dissolution and to transfer a portion of the Company’s assets to such trust during the Company’s three year wind-up period.

Under the DGCL, we are required, in connection with our dissolution, to satisfy or make reasonable provision for the satisfaction of all claims and liabilities. Following the effective date of the Dissolution, we will pay all expenses and other known liabilities and make reasonable provision for certain other claims and liabilities. We also may seek to acquire insurance coverage and take other steps the Board determines are reasonably calculated to provide for the satisfaction of the reasonably estimated amount of such liabilities. At this time, we are not able to provide a precise estimate of the amount of the cost of insurance or other steps that may be undertaken to make provision for the satisfaction of liabilities and claims, but any such amount will be deducted before the determination of amounts available for distribution to stockholders.

The actual amount necessary to satisfy the Company’s obligations to current and potential claimants may vary from time to time and will be based upon estimates and opinions of the Board, derived from consultations with management and outside experts, if the Board determines that it is advisable to retain such experts, and a review of our estimated contingent liabilities and estimated ongoing expenses, including: legal and accounting fees; expenses accrued in connection with the preparation of our financial statements; any amounts reserved for potential claims under the Purchase and Sale Agreement; and costs related to public company reporting matters. We anticipate that expenses for professional fees and other expenses of liquidation may be significant. While we expect that we will have sufficient assets to satisfy all of our obligations, expenses and liabilities, if a distribution to stockholders is made and we are not able to satisfy all of our obligations, expenses and liabilities, a creditor could bring a claim against our stockholders for amounts distributed by us to such stockholders pursuant to the plan of dissolution and liquidation.

Potential Liability of Stockholders

Under the DGCL, if the Board fails to make reasonable provision for the satisfaction of liabilities and claims, each stockholder could be held liable for amounts due to creditors up to the amounts distributed to such stockholder under the plan of dissolution and liquidation. So long as we dispose of our claims in accordance with the DGCL, the potential for stockholder liability regarding a distribution continues for three years after the date of dissolution. Under the DGCL, our Dissolution does not remove or impair any remedy available against the Company, its directors, officers or stockholders for any right or claim existing, or any liability incurred, prior to such dissolution or arising thereafter, unless the action or other proceeding thereon is not commenced within three years (or any court extension thereof) after the date of Dissolution.

If we were held by a court to have failed to make adequate provision for expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available, a creditor could seek an injunction against us to prevent us from making distributions to stockholders in accordance with the plan of dissolution and liquidation. Any such action could delay and substantially diminish liquidating distributions to stockholders.

Reporting Requirements

Whether or not the Dissolution is approved, we will continue to have an obligation to comply with the applicable reporting requirements of the Exchange Act, even though compliance with such reporting requirements may be economically burdensome and of minimal value to stockholders, until the SEC provides relief from such reporting requirements or the Company is permitted to deregister its shares under the Exchange Act. In order to curtail the economically burdensome expenses that the Company would incur to continue to comply with Exchange Act reporting requirements, we intend to seek relief from the SEC to suspend our reporting obligations under the Exchange Act as soon as possible. We anticipate that, if granted such relief, we would continue to file current reports on Form 8-K to disclose material events relating to our dissolution and liquidation along with any other reports that the SEC might require. If we are unable to suspend our obligation to file periodic reports with the SEC, we will be obligated to continue complying with the applicable reporting requirements of the Exchange Act and will be required to continue to incur the expenses associated with these reporting requirements, including legal and accounting expenses, which will reduce the cash available for distribution to stockholders.

Cessation of Transfers of Stock

Transfers of preferred stock and common stock shall be discontinued as of the date of the effectiveness of the certificate of dissolution with the Secretary of State of the State of Delaware. Thereafter, shares of our preferred stock and common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law, and we will not issue any new shares of stock.

The total liquidating distributions to stockholders pursuant to the Company’s certificate of incorporation shall be in complete redemption and cancellation of all of the outstanding shares of the Company’s preferred and common stock. After receipt of all liquidating distributions, each stockholder will cease to have any rights with respect to his, her or its shares, except the right to receive distributions pursuant to the plan of dissolution and liquidation.

If the surrender of documentation evidencing proof of ownership of Company stock will be required following the Dissolution, we will send you written instructions regarding such surrender. Any distributions otherwise payable by us to stockholders who have not surrendered such information, if requested to do so, may be held in trust for such stockholders, without interest, pending the surrender of such information (subject to escheat pursuant to the laws relating to unclaimed property).

NO APPRAISAL RIGHTS

Under the DGCL, the Company’s stockholders are not entitled to appraisal rights for their shares of preferred stock or common stock in connection with the Dissolution.

FEDERAL INCOME TAX CONSIDERATIONS

The discussion set forth below summarizes the material United States federal income tax consequences to stockholders of the Company in connection with the dissolution of the Company pursuant to the plan of dissolution and liquidation. This discussion is based on the Internal Revenue Code, existing and proposed Treasury regulations thereunder and administrative rulings and court decisions, all as in effect on the date of this information statement and all of which are subject to change or differing interpretations (possibly with retroactive effect). Any such change or differing interpretation could alter the tax consequences to the Company and its stockholders described herein.

This discussion is not a complete description of all the United States federal income tax consequences that may be relevant to the Company’s dissolution. In addition, this discussion does not address all of the tax consequences that may be relevant to particular Company stockholders in light of their particular circumstances or to Company stockholders that are subject to special tax treatment under United States federal income tax laws, such as stockholders that are, for United States federal income tax purposes:

•	dealers or traders in securities;
•	persons who are subject to the alternative minimum tax provisions of the Internal Revenue Code;
•	persons who are not United States persons;
•	entities treated as partnerships or other flow-through entities;
•	tax-exempt organizations;
•	financial institutions;
•	insurance companies;
•	persons who hold their shares as part of a hedge, straddle, wash sale, synthetic security, conversion or other risk-reduction or constructive sale transaction;
•	persons who acquired their shares in compensatory transactions; and
•	persons who do not hold their Company stock as a capital asset (generally, an asset held for investment).

In addition, the following discussion does not address the tax consequences of the Dissolution under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Dissolution (whether or not any such transactions are undertaken in connection with the Dissolution). The Company has not requested, nor will request, a ruling from the IRS with regard to any of the tax consequences of the dissolution.

Each stockholder is urged to consult its own tax advisors as to the specific tax consequences of the Dissolution, including the applicable, federal, state, local and foreign tax consequences, in light of the particular circumstances of such holder.

Material United States Federal Income Tax Consequences to the Company and Company Stockholders of the Dissolution

The Board has adopted a plan of dissolution and liquidation, which, subject to approval of the Company’s stockholders, provides for liquidation and distribution of the Company’s assets to its stockholders. In the Dissolution, the Company will recognize gain or loss measured by the difference, if any, between the sale price (or the fair market value in the case of distributions of assets in kind) of the Company’s assets and their adjusted tax bases. In the Dissolution, the principal assets of the Company will consist of cash and a limited amount of non-cash assets, if any. The amount of any taxable gain realized by the Company on the sale or distribution of assets in-kind generally will be offset by the amount of any dividend distributions made by the Company for the taxable year of the sale (to the extent not used to offset taxable income from the Company's normal operations for the portion of the year prior to the sale). Solely for this purpose, amounts distributed to the Company's stockholders in liquidation of the Company generally will be deemed to be dividend distributions to the extent of the Company's retained earnings and profits. To the extent that the Company has net operating losses or capital loss carryovers, it may be able to use such losses (subject to certain limitations) to offset any gain that is recognized in the dissolution in excess of the portion offset by the deemed dividend distribution.

Amounts received by Company stockholders pursuant to the plan of dissolution and liquidation will be treated as full payment in exchange for their preferred and common stock. A stockholder’s gain or loss on such amounts received will be computed on a “per share” basis. If the Company makes more than one liquidating distribution, each liquidating distribution will be allocated proportionately to each share of stock owned by a stockholder. The amount of cash and the fair market value of any other property received by a stockholder in each liquidating distribution will be applied against and reduce the stockholder’s adjusted tax basis in that stockholder’s shares of common stock. A stockholder will not recognize any gain with respect to a share until the stockholder has recovered the stockholder’s adjusted tax basis for that share. After the adjusted tax basis is recovered, all distributions in excess of such recovered basis will be recognized as taxable gain. Any loss will generally be recognized only when the final distribution from the Company has been received, and then only if the aggregate value of all liquidating distributions with respect to a share is less than the stockholder’s adjusted tax basis for that share. This gain or loss will be long-term capital gain or loss if, as of the date of dissolution, the holding period for such stock is more than one year.

Upon any liquidating distribution of property (other than cash), the stockholder’s adjusted tax basis in such property immediately after the distribution will be the fair market value of such property at the time of distribution.

For federal income tax purposes, payments made by a stockholder in satisfaction of our liabilities not covered by the cash or other assets in our contingency reserve or otherwise satisfied through insurance or other reasonable means generally would produce a capital loss for such stockholder in the year the liabilities are paid. The deductibility of any such capital loss generally would be subject to limitations for income tax purposes.

If a liquidating trust is used, the distribution of assets and liabilities of the Company to the trust would be treated for United States federal income tax purposes as if the assets and liabilities had been distributed to the Company stockholders in a liquidating distribution (with the tax consequences described above) and then contributed by them to the trust. The Company stockholders would not be required to recognize any additional gain or loss on the deemed contribution of the assets and liabilities to the liquidating trust. The liquidating trust would be treated as a grantor trust for United States federal income tax purposes, and gains or losses realized by the trust in the course of its administration would be passed through to the stockholders, who would be taxed on their respective shares of such gains and losses on their own tax returns.

Material United States Federal Income Tax Consequences to the Company and Company Stockholders after the Asset Sale if there is no Dissolution

If the Company does not ultimately consummate the Dissolution pursuant to the plan of dissolution and liquidation, it may nevertheless distribute various assets to the Company’s stockholders in kind. If non-liquidating distributions of assets in kind are made, the Company would recognize gain (but not loss) on such distributions. For Company stockholders, non-liquidating distributions would be treated either in whole or in part as dividends taxable at ordinary income rates or capital gain rates to the extent attributable to capital gains of the Company without regard to the recipients’ basis in the Company’s stock, or as partial liquidating distributions eligible for capital gain or loss treatment to Company stockholders, or as part of a series of liquidating distributions also eligible for capital gain or loss treatment for Company stockholders, depending on the particular circumstances of the distribution and each recipient stockholder. If any such distribution were treated as a dividend, the amount taxable as a dividend would not exceed the current and accumulated earnings and profits of the Company in the distribution year.

Depending upon the amount and sources of a Company stockholder’s other income, the amount of any dividend otherwise taxable at ordinary income rates could qualify for a 20% deduction pursuant to a recently enacted provision of the Internal Revenue Code applicable to “qualified business income” including certain dividends from REITs. In the event that a Company stockholder receives such a dividend distribution from the Company, the stockholder should consult its own tax advisor regarding the availability of the 20% deduction.

Federal Backup Withholding

A Company stockholder may be subject, under some circumstances, to backup withholding at a rate of 24% with respect to any amounts (including cash and the fair market value of other assets) received with respect to Company stock, unless such stockholder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

Any amount withheld from a payment to a stockholder under the backup withholding rules is not an additional tax and may be refunded or credited against the stockholder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS.

THE PRECEDING DISCUSSION IS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE DISSOLUTION AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO.

THIS DISCUSSION WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR AVOIDING PENALTIES THAT MAY BE IMPOSED. THIS DISCUSSION WAS WRITTEN TO SUPPORT THE SOLICITATION OF WRITTEN CONSENTS IN LIEU OF A STOCKHOLDERS’ MEETING. COMPANY STOCKHOLDERS ARE URGED TO CONSULT THEIR

OWN TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE DISSOLUTION, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF STATE, LOCAL, FOREIGN AND OTHER APPLICABLE TAX LAWS AND ANY PROPOSED TAX LAW CHANGES.

REGULATORY APPROVALS

We are not aware of any governmental or regulatory approvals required in connection with the Dissolution other than compliance with the DGCL and the applicable securities laws in connection with this information statement.

REQUIRED VOTE

The affirmative vote of the holders of a majority of the outstanding common stock is required to approve the Dissolution. The Company is soliciting the consent of our common stockholder in favor of the Dissolution. FSP Corp is the sole stockholder of our one share of common stock and, upon the Company’s receipt of the requisite stockholder consent approving the Sale, currently intends to vote its share of common stock by consenting to approval of the Dissolution. For avoidance of doubt, FSP Corp. will not provide a consent with respect to its share of common stock to approve the Dissolution if the Company does not receive the requisite stockholder consent approving the Sale.

INTERESTS OF CERTAIN PERSONS IN THE PROPOSALS

None of FSP Corp. or its affiliates will receive any fees or commissions from the Sale. Proceeds of the Sale would be payable to the Company and distributed to its stockholders as part of the dissolution of the Company in connection therewith. A relative of Dennis J. McGillicuddy, a director of FSP Corp., owns 0.25 shares of preferred stock of the Company. Mr. McGillicuddy expressly disclaims beneficial ownership of such fractional share. No director or officer of FSP Corp. owns shares of preferred stock; therefore, none of its directors or officers will be entitled to any proceeds of a sale of the Property or from a dissolution of the Company in connection therewith.

Because FSP Corp. holds the sole outstanding share of common stock of the Company, according to the terms of the certificate of incorporation of the Company, in the event the Company is dissolved, FSP Corp., as the sole common stockholder, would be entitled to receive a portion of the assets of the Company only after the payment of preferential amounts to the preferred stockholders of at least $100,000 per share, in which case it would be allocated the equivalent of one-tenth of a preferred share as part of a distribution to all stockholders, pro rata. We do not expect any cash distributions to be made on the single share of common stock owned by FSP Corp.

FSP Corp. owns 965.75 shares of the Company’s preferred stock, or approximately 43.7% of the outstanding shares of the Company’s preferred stock, and upon the Dissolution, FSP Corp. will be entitled to its pro rata portion of distributions to the holders of preferred stock in the Dissolution.

After the consummation of the Sale, FSP Corp. will no longer be entitled to receive any asset management fees from the Company.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

Not applicable.

LEGAL PROCEEDINGS

There are no material legal proceedings to which the Company is a party. The Company from time to time may be involved in lawsuits including, but not limited to, lawsuits relating to the real property it owns for liability for slips and falls, damage to automobiles in the parking garage, minor theft or similar matters. The Company expects that most of these suits will be covered by insurance, subject to customary deductions. In addition, in the ordinary course of business, the Company may become involved in litigation to collect rents or other income due to it from tenants.

CHANGES IN AND DISAGREEMENTS WITH ACCOOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.

ADDITIONAL FINANCIAL INFORMATION ON THE COMPANY

Additional financial information about the Company required by Item 14(c)(2) of Schedule 14A, including the Company’s financial statements for the fiscal year ended December 31, 2017 and the quarter ended March 31, 2018 and Management’s Discussion and Analysis for such periods, are incorporated by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018 and from any other documents incorporated by reference into this Information Statement as permitted under Item 14(e) of Schedule 14A. We also note that copies of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018 are being sent to stockholders along with this information statement pursuant to Rule 14a-3 under the Securities Exchange Act of 1934, as amended.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the beneficial ownership of the Company’s common stock and preferred stock as of February 28, 2018 by each holder who beneficially owns more than five percent of the Company’s common stock or preferred stock, by each director, by each of the Company’s executive officers and by all current directors and executive officers as a group. To the Company’s knowledge, no person or group, other than as set forth below, beneficially owns more than five percent of the Company’s common stock or preferred stock.

Common Stock	Number of Shares	Percentage of
	Beneficially	Outstanding
Name of Holder	Owned	Common Stock

Franklin Street Properties Corp. (1)	1	100%

George J. Carter (2)	-	0%

Jeffrey B. Carter (2)	-	0%

John G. Demeritt (2)	-	0%

John F. Donahue (2)	-	0%

Scott H. Carter (2)	-	0%

Eriel Anchondo (2)	-	0%

All Directors and Executive Officers as a Group (consisting of 6 persons) (2)	-	0%

Preferred Stock	Number of Shares	Percentage of
	Beneficially	Outstanding
Name of Holder	Owned	Preferred Stock

Franklin Street Properties Corp. (1)	965.75	43.7%

Edward Darman Company Limited Partnership (3)	120.00	5.43%

George J. Carter (2)	-	0%

Jeffrey B. Carter (2)	-	0%

John G. Demeritt (2)	-	0%

John F. Donahue (2)	-	0%

Scott H. Carter (2)	-	0%

Eriel Anchondo (2)	-	0%

All Directors and Executive Officers as a Group (consisting of 6 persons) (2)	-	0%

(1)	The address of Franklin Street Properties Corp. is 401 Edgewater Place, Wakefield, Massachusetts 01880.
(2)	Each of the executive officers is employed by Franklin Street Properties Corp.
(3)	The address of Edward Darman Company Limited Partnership is 25 Recreation Park Drive, Suite 204, Hingham, Massachusetts 02043.

PREFERRED STOCK

IMPORTANT
PLEASE COMPLETE, SIGN AND DATE
YOUR WRITTEN CONSENT AND PROMPTLY
RETURN IT IN THE ENCLOSED PRE-ADDRESSED ENVELOPE

WRITTEN CONSENT OF THE STOCKHOLDERS OF
FSP 303 EAST WACKER DRIVE CORP. IN LIEU OF A STOCKHOLDERS’ MEETING

This consent is solicited by the Board of FSP 303 East Wacker Drive Corp. (the “Company”). When properly executed and delivered to the Company, this consent will be acted upon as designated by the undersigned. If this consent is signed, dated, and delivered to the Company with no designation by the undersigned, this consent will constitute the stockholder’s consent to and approval of the Proposal referred to herein.

Receipt is hereby acknowledged of the Notice of Solicitation of Action by Stockholders by Written Consent In Lieu of Meeting of Stockholders and the information statement dated July 27, 2018, which describe in detail the Proposal referred to herein.

(continued and to be signed and dated on reverse side)

_____ _____ _____ _____ _____ _____ _____ _____ _____ _____ _____ _____ _____

PLEASE MARK YOUR ACTION IN BLUE OR BLACK INK AS SHOWN HERE: ☒

The Board of Directors recommends consenting to approval of the following proposal.

Proposal: To approve the sale by the Company of the 28-story, Class “A” multi-tenant office tower and a connected 4-story, Class “A” multi-tenant office building containing approximately 860,000 rentable square feet of space located at 303 East Wacker Drive, Chicago, Illinois to BCSP 8 Acquisition LLC (or an assignee thereof), an unaffiliated third-party buyer, for a gross sales price of $182,000,000, as further described in the information statement that accompanies this consent or, if that sale should not be consummated, to another unaffiliated third-party buyer for a gross sales price of at least $182,000,000. “Gross sales price” includes any and all consideration received or receivable, in whatever form, including but not limited to assumption or release of existing liabilities.

MARK ONLY ONE OF THE FOLLOWING THREE BOXES:

☐ CONSENT	☐ WITHHOLD CONSENT	☐ ABSTAIN

Dated: ______________________

Signature of Stockholder(s)
Signature of Stockholder(s)

Please sign exactly as you hold your stock. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

COMMON STOCK

IMPORTANT
PLEASE COMPLETE, SIGN AND DATE
YOUR WRITTEN CONSENT AND PROMPTLY
RETURN IT IN THE ENCLOSED PRE-ADDRESSED ENVELOPE

WRITTEN CONSENT OF THE STOCKHOLDERS OF
FSP 303 EAST WACKER DRIVE CORP. IN LIEU OF A STOCKHOLDERS’ MEETING

This consent is solicited by the Board of FSP 303 East Wacker Drive Corp. (the “Company”). When properly executed and delivered to the Company, this consent will be acted upon as designated by the undersigned. If this consent is signed, dated, and delivered to the Company with no designation by the undersigned, this consent will constitute the stockholder’s consent to and approval of the Proposals referred to herein.

Receipt is hereby acknowledged of the Notice of Solicitation of Action by Stockholders by Written Consent In Lieu of Meeting of Stockholders and the information statement dated July 27, 2018, which describe in detail the Proposals referred to herein.

(continued and to be signed and dated on reverse side)

_____ _____ _____ _____ _____ _____ _____ _____ _____ _____ _____ _____ _____

PLEASE MARK YOUR ACTION IN BLUE OR BLACK INK AS SHOWN HERE: ☒

The Board of Directors recommends consenting to approval of the following proposals.

Proposal No. 1: To approve the sale by the Company of the 28-story, Class “A” multi-tenant office tower containing approximately 860,000 rentable square feet of space located at 303 East Wacker Drive, Chicago, Illinois (the “Property”) to BCSP 8 Acquisition LLC (or an assignee thereof), an unaffiliated third-party buyer, for a gross sales price of $182,000,000, as further described in the information statement that accompanies this consent or, if that sale should not be consummated, to another unaffiliated third-party buyer for a gross sales price of at least $182,000,000 (the “Sale” of the Property). “Gross sales price” includes any and all consideration received or receivable, in whatever form, including but not limited to assumption or release of existing liabilities.

MARK ONLY ONE OF THE FOLLOWING THREE BOXES:

☐ CONSENT	☐ WITHHOLD CONSENT	☐ ABSTAIN

Proposal No. 2: To approve the dissolution of the Company following the closing of the Sale in accordance with Proposal No. 1 and adoption of the plan of dissolution and liquidation.

MARK ONLY ONE OF THE FOLLOWING THREE BOXES:

☐ CONSENT	☐ WITHHOLD CONSENT	☐ ABSTAIN

(Please sign and date below)

Dated: ______________________.

Signature of Stockholder(s)
Signature of Stockholder(s)

Please sign exactly as you hold your stock. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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Annex A: Plan of Dissolution and Liquidation

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PLAN OF COMPLETE DISSOLUTION AND
LIQUIDATION OF FSP 303 EAST WACKER DRIVE CORP.

This Plan of Complete Dissolution and Liquidation (the “Plan”) is intended to accomplish the complete dissolution and liquidation of FSP 303 East Wacker Drive Corp., a Delaware corporation (the “Company”), in accordance with Section 275 and other applicable provisions of the General Corporation Law of Delaware (“DGCL”) and Sections 331 and 336 of the Internal Revenue Code of 1986, as amended (the “Code”), and constitutes a plan of dissolution and distribution under the DGCL.

1.       Approval and Adoption of Plan.

This Plan shall be effective when all of the following steps have been completed:

(a)	Resolutions of the Company’s Board of Directors. The Company’s Board of Directors (the “Board”) shall have adopted a resolution or resolutions with respect to the following:

(i)	Complete Dissolution and Liquidation: The Board shall deem it advisable for the Company to be dissolved and liquidated completely.
(ii)	Adoption of the Plan: The Board shall approve this Plan as the appropriate means for carrying out the complete dissolution and liquidation of the Company.
(iii)	Sale of Assets: The Board shall deem it expedient and in the best interests of the Company to sell all or substantially all of the Company’s property and assets in order to facilitate liquidation and distribution to the Company’s creditors and stockholders, as appropriate.

(b)	Adoption of this Plan by the Company’s Stockholders. The holders of a majority of the outstanding voting power of the Company’s common stock, par value $.01 per share (the “Common Stock”) shall have approved the dissolution of the Company and the adoption of this Plan, including those provisions authorizing the Board to sell all or substantially all of the Company’s assets in connection therewith, at a special meeting of the stockholders of the Company called for such purpose by the Board or via a solicitation of written consent of stockholders.
(c)	Filing of the Certificate of Dissolution. The filing of a Certificate of Dissolution of the Company (the “Certificate of Dissolution”) pursuant to Section 275 of the DGCL specifying the date (no later than ninety (90) days after the filing) upon which the Certificate of Dissolution will become effective (the “Effective Date”).

Notwithstanding the authorization of the Board pursuant to Section 1(a) above or the approval of stockholders pursuant to Section 1(b) above, the Company may continue to pursue other business opportunities and transactions, and, if for any reason, including the pursuit of such opportunities or transactions, the Board determines that such action would be in the best interests of the Company, it may, prior to the Effective Date, abandon the proposed dissolution and the proposed Plan pursuant to Section 275(e) of the DGCL. Upon the abandonment of the proposed dissolution and the proposed Plan, the Plan shall be void.

2.       Dissolution and Liquidation Period.

After the Effective Date, the steps set forth below shall be completed at such times as the Board, in its absolute discretion, deems necessary, appropriate or advisable. Without limiting the generality of the foregoing, the Board may instruct the officers of the Company to delay the taking of any of the following steps until the Company has performed such actions as the Board or such officers determine to be necessary, appropriate or advisable for the Company to maximize the value of the Company’s assets upon liquidation:

(a)	The completion of all actions that may be necessary, appropriate or desirable to dissolve and terminate the corporate existence of the Company;
(b)	The cessation of all of the Company’s business activities and the withdrawal of the Company from any jurisdiction in which it is qualified to do business, except as necessary to preserve the value of its assets, wind up its business affairs and distribute its assets pursuant to Section 278 of the DGCL;
(c)	The negotiation and consummation of sales of all of the assets and properties of the Company;
(d)	The payment, or the making of reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to the Company, the making of such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party and the making of such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within 10 years after the date of dissolution; and
(e)	The distribution of the remaining funds of the Company and the distribution of remaining unsold assets of the Company, if any, to its stockholders.

Notwithstanding the foregoing, the Company shall not be required to follow the procedures described in Section 281(b) of the DGCL, and the adoption of the Plan by the holders of Common Stock shall constitute full and complete authority for the Board and the officers of the Company, without further stockholder action, to proceed with the dissolution and liquidation of the Company in accordance with any applicable provision of the DGCL, including, without limitation, Section 280 thereof.

3.       Authority of Officers and Directors.

The adoption of the Plan by the holders of Common Stock shall constitute full and complete authority for the Board and the officers of the Company, without further stockholder action, to do and perform any and all acts and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character that the Board or such officers deem necessary, appropriate or advisable: (i) to dissolve the Company in accordance with the laws of the State of Delaware and cause its withdrawal from all jurisdictions in which it is authorized to do business; (ii) to sell, dispose, convey, transfer and deliver the assets of the Company; (iii) to satisfy or provide for the satisfaction of the Company’s obligations in accordance with Sections 280 and 281 of the DGCL; (iv) to satisfy any continuing obligations of the Company pursuant to any definitive purchase and sale agreement of substantially all assets of the Company and (v) to distribute all of the remaining funds of the Company and any unsold assets of the Company to the holders of the Company’s preferred stock, par value $.01 per share (the “Preferred Stock”) and Common Stock.

4.       Sale of All or Substantially All of the Non-Cash Assets.

The Company shall determine whether and when to collect, sell, exchange or otherwise dispose of all or substantially all of its non-cash property and assets, including but not limited to all tangible assets, intellectual property and other intangible assets, in one or more transactions upon such terms and conditions as the Board, in its absolute discretion, deems expedient and in the best interests of the Company and the best interests of the stockholders, without any further vote or action by the Company’s stockholders. The Company’s non-cash assets and properties may be sold in one transaction or in several transactions to one or more buyers. The Company shall not be required to obtain appraisals, fairness opinions or other third-party opinions as to the value of its properties and assets in connection with the liquidation.

5.       Professional Fees and Expenses.

It is specifically contemplated that the Board may authorize the payment of a retainer fee to a law firm or law firms for legal fees and expenses of the Company, including, among other things, to cover any costs payable pursuant to the indemnification of the Company’s officers or members of the Board provided by the Company pursuant to its certificate of incorporation and by-laws or the DGCL or otherwise.

In addition, in connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the sole and absolute discretion of the Board, pay any brokerage, agency and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan. Approval of the adoption of the Plan by stockholders shall, to the fullest extent permitted by law, constitute approval of such payments by the stockholders of the Company.

6.       Indemnification.

The Company shall continue to indemnify its directors, officers and agents in accordance with its certificate of incorporation and by-laws and any contractual arrangements, for actions taken in connection with this Plan and the winding up of the affairs of the Company. The Board, in its sole and absolute discretion, is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover the Company’s obligations hereunder, including without limitation directors’ and officers’ liability coverage.

7.       Liquidating Trust.

The Board may, but is not required to, establish a liquidating trust (the “Liquidating Trust”) and distribute assets of the Company to the Liquidating Trust. The Liquidating Trust may be established by agreement with one or more trustees (the “Trustees”) selected by the Board. If the Liquidating Trust is established by agreement with one or more Trustees, the trust agreement establishing and governing the Liquidating Trust shall be in form and substance determined by the Board. To the fullest extent permitted by law, adoption of the Plan by stockholders shall constitute the approval of the appointment of the Trustees, any trust agreement and any transfer of assets by the Company to the Trust. In the alternative, the Board may petition the Court for the appointment of one or more Trustees to conduct the liquidation of the Company, subject to the supervision of the Court. Whether appointed by an agreement or by the Court, the Trustees shall in general be authorized to take charge of the Company’s property, and to collect the debts and property due and belonging to the Company, with power to prosecute and defend, in the name of the Company, or otherwise, all such suits as may be necessary or proper for the foregoing purposes, and to appoint agents under them and to do all other acts which might be done by the Company that may be necessary, appropriate or advisable for the final settlement of the unfinished business of the Company.

8.       Liquidating Distributions.

Liquidating distributions, in cash or in kind, may be made from time to time to the holders of record of outstanding shares of Preferred Stock and Common Stock at the close of business on the Effective Date, as provided in Section 2 above, pro rata in accordance with the respective number of shares then held of record, and according to the Company’s certificate of incorporation; provided that, in the opinion of the Board, provision has been made for the payment of the obligations of the Company to the extent required by law. All determinations as to the time for and the amount and kind of liquidating distributions shall be made in the exercise of the absolute discretion of the Board and in accordance with Section 281 of the DGCL. As provided in Section 11 below, distributions made pursuant to this Plan shall be treated as made in complete liquidation of the Company within the meaning of the Code and the regulations promulgated thereunder.

9.       Amendment or Modification of Plan.

If for any reason the Board determines that such action would be in the best interests of the Company, it may amend or modify the Plan and all action contemplated thereunder, notwithstanding stockholder approval of the Plan; provided, however, that the Company will not amend or modify the Plan under circumstances that would require additional stockholder approval under the federal securities laws without complying with the federal securities laws.

10.       Cancellation of Stock and Stock Certificates.

Following the Effective Date and subject to applicable law, the Company shall no longer permit or effect transfers of any of its stock. As a condition to receipt of any liquidating distribution, the Board, in its absolute discretion, may require the stockholders to (i) surrender evidence of ownership of the Preferred Stock and Common Stock to the Company or its agents for recording of such distributions thereon, or (ii) furnish the Company with evidence satisfactory to the Board of the loss, theft or destruction of any such evidence documenting ownership of the Preferred Stock and Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board.

11.       Liquidation under Code Sections 331 and 336.

It is intended that this Plan shall be a plan of complete liquidation of the Company in accordance with the terms of Sections 331 and 336 of the Code, which plan shall only go into effect upon the Effective Date, and not prior to such date. The Plan shall be deemed to authorize the taking of such action as, in the opinion of counsel for the Company, may be necessary to conform with the provisions of Sections 331 and 336 and the regulations promulgated thereunder, including, without limitation, the making of any elections thereunder, if applicable.

12.       Filing of Tax Forms.

The appropriate officers of the Company are authorized and directed, within thirty (30) days after the Effective Date, to execute and file United States Treasury Form 966 for the Company and any appropriate subsidiaries, pursuant to Section 6043 of the Code. The appropriate officers of the Company and its subsidiaries are also authorized to file any additional returns, forms and reports with the Internal Revenue Service, or other taxing authorities, including state and local taxing authorities, as may be necessary or appropriate in connection with this Plan and the carrying out thereof.

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Annex B: Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2017 and Quarterly Report on Form 10-Q for the Quarterly Period Ended March 31, 2018

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-K

(Mark One)

☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2017

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from to

Commission File No. 000-53165

FSP 303 East Wacker Drive Corp.

(Exact name of registrant as specified in its charter)

Delaware	20-8061759
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

401 Edgewater Place, Wakefield, Massachusetts	01880
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 557-1300

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act:

Preferred Stock, $.01 par value per share

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐   No ☑.

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Act. Yes ☐   No ☑.

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑   No ☐.

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☑   No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☑

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes ☐   No ☑.

As of June 30, 2017 the aggregate fair market value of Common Stock held by non-affiliates of the registrant was $0.

The number of shares of Common Stock outstanding was 1 and the number of shares of Preferred Stock outstanding was 2,210 as of February 28, 2018.

Documents incorporated by reference: None.

PART I		1
Item 1.	Business	1
Item 1A.	Risk Factors	4
Item 1B.	Unresolved Staff Comments.	4
Item 2.	Properties.	5
Item 3.	Legal Proceedings.	6
Item 4.	Mine Safety Disclosures	8

PART II		7
Item 5.	Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities	7
Item 6.	Selected Financial Data.	7
Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.	8
Item 7A.	Quantitative and Qualitative Disclosures About Market Risk.	16
Item 8.	Financial Statements and Supplementary Data.	16
Item 9.	Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.	16
Item 9A.	Controls and Procedures.	16
Item 9B.	Other information.	17

PART III		18
Item 10.	Directors, Executive Officers and Corporate Governance	18
Item 11.	Executive Compensation.	18
Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.	19
Item 13.	Certain Relationships and Related Transactions, and Director Independence.	21
Item 14.	Principal Accounting Fees and Services.	22

PART IV		23
Item 15.	Exhibits, Financial Statement Schedules.	23
Item 16.	Form 10-K Summary.	24

SIGNATURES		25

Item 1.	Business

History

Our company, FSP 303 East Wacker Drive Corp., which individually or together with FSP 303 East Wacker Drive LLC, its subsidiary, we refer to as the “Company”, “we” or “our”, is a Delaware corporation formed to purchase, own and operate a twenty-eight story Class”A” multi-tenant office tower containing approximately 860,000 rentable square feet of office and retail space and a 294-stall underground parking garage located in downtown Chicago, Illinois, which we refer to as the Property. The Company operates in a manner intended to qualify as a real estate investment trust, or REIT, for federal income tax purposes.

The Company was organized in December 2006 by FSP Investments LLC, a wholly-owned subsidiary of Franklin Street Properties Corp., which we refer to as Franklin Street (NYSE American: FSP). FSP Investments LLC acted as a real estate investment firm and broker/dealer with respect to (a) the organization of the Company, (b) the acquisition of the Property by the Company and (c) the sale of equity interests in the Company.

The Company purchased the Property from an unaffiliated third party for $167,000,000 on January 5, 2007. The purchase price, which was determined based on arm’s-length negotiations, was financed entirely by a loan from Franklin Street collateralized by a first mortgage, which we refer to as the Acquisition Mortgage Loan. The Acquisition Mortgage Loan was repaid in its entirety on December 27, 2007 from the proceeds of the sale of equity interests in the Company. Total interest and loan fees incurred on the Acquisition Mortgage Loan were approximately $13,810,000. The Company acquired the Property through FSP 303 East Wacker Drive LLC, a wholly-owned subsidiary of the Company. The sole business of FSP 303 East Wacker Drive LLC is to own and operate the Property.

The Company commenced operations in January 2007.

Franklin Street holds the sole share of the Company’s common stock, $.01 par value per share, which we refer to as the Common Stock. Between February 2007 and December 2007, FSP Investments LLC completed the sale on a best efforts basis of 2,210 shares of the Company’s preferred stock, $.01 par value per share, which we refer to as the Preferred Stock. We sold the Preferred Stock in a private placement offering to “accredited investors” within the meaning of Regulation D under the Securities Act of 1933. Between February 7, 2007 and December 27, 2007, the Company held 17 investor closings, at each of which shares of Preferred Stock were sold and funds were received. On December 27, 2007, Franklin Street purchased 965.75 shares of Preferred Stock (approximately 43.7% of the issued and outstanding shares of Preferred Stock) for consideration totaling $82,813,000, representing $96,575,000 at the offering price net of commissions of $7,726,000 and fees of $6,036,000 that were excluded. Prior to purchasing any shares of Preferred Stock, Franklin Street agreed to vote any shares of Preferred Stock held by it on any matter presented to the holders of Preferred Stock in a manner that approximates as closely as possible the votes cast in favor of and opposed to such matter by the holders of the Preferred Stock other than Franklin Street and its affiliates. For purposes of determining how Franklin Street votes its shares of Preferred Stock, abstentions and non-votes by stockholders other than Franklin Street are not considered. Funds from each individual closing were used to repay the Acquisition Mortgage Loan and associated fees as well as other expenses payable to Franklin Street’s wholly-owned subsidiary, FSP Investments LLC. The use of proceeds from the offerings of Preferred Stock, including for payments to Franklin Street and its affiliates, is set forth in the table below:

Use of proceeds:
Type	Affiliate paid	Amount
Operating/Capital Reserve (1)		$20,055,000
Organizational, Offering and Other Expenditures for the Company(2)	FSP Investments LLC	1,200,000
City of Chicago Transfer Taxes		1,252,500
Selling Commissions(3)	FSP Investments LLC	9,954,000
Acquisition-Related Costs:
Purchase Price of the Property(4)	Franklin Street Properties Corp.	167,000,000
Loan Fee Paid to Franklin Street (5)	Franklin Street Properties Corp.	7,154,438
Acquisition Fee(6)	FSP Investments LLC	622,125
Total Uses of Gross Offering Proceeds		$207,238,063

(1)	The Operating/Capital Reserve proceeds were retained by the Company for operating and capital uses.
(2)	Organizational, Offering and Other Expenditures were paid for various expenses, including legal, accounting, appraisal, engineering and organizational expenses allocable to the offering, which were incurred in connection with the organization and syndication of the Company.

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(3)	Selling Commissions were paid to FSP Investments LLC, as Selling Agent.
(4)	The Purchase Price of the Property was financed by the Acquisition Mortgage Loan, which was repaid from proceeds of the offering.
(5)	The Loan Fee paid to Franklin Street was a fee (or points) in the amount of $7,154,438 payable to Franklin Street to obtain the Acquisition Mortgage Loan to purchase the Property. The Acquisition Mortgage Loan was in an original principal amount equal to the purchase price of the Property, and had a term of two years, which was pre-payable at any time without premium or penalty and carried an interest rate equal to the rate payable by Franklin Street on borrowings under its line of credit with its bank.
(6)	The Acquisition Fee was paid for various services related to the purchase of the Property.

Transactions between the Company and Franklin Street and/or its affiliates were entered into without the benefit of arm’s-length bargaining and involved conflicts of interest. Although Franklin Street has sponsored the syndication of other REITs similar to the Company and has in the past acquired some of those REITs, Franklin Street is under no obligation to acquire or to offer to acquire the Company or the outstanding shares of Preferred Stock, and any acquisition transaction would need to be approved by the Company’s stockholders and the boards of directors of Franklin Street and the Company. Please see “Part III, Item 13. Certain Relationships and Related Transactions, and Director Independence”.

Our Business

Our sole business is to own and operate the Property and we do not intend to invest in or purchase any additional properties. We derive rental revenue from income paid to us by the tenants of the Property. Asset, investor and property management services are provided by third parties, including affiliates of Franklin Street.

The Property was completed in 1979 and is a twenty-eight story multi-tenant office tower located in downtown Chicago, Illinois containing approximately 860,000 rentable square feet of office and retail space and a 294-stall underground parking garage.

The Property, formerly known as Three Illinois Center, is part of the multi-building, mixed-use development known as Illinois Center, which includes office buildings, hotels, residential buildings, and a large athletic club. The Property was preceded in construction by One and Two Illinois Center, which were developed in 1970 and 1972, respectively. The three towers share an aluminum and glass design that is characteristic of contemporary international style, distinguished by a curtain wall of bronze-finished aluminum and reflective glass. The Property is located in Chicago’s East Loop submarket on the eastern portion of the development along the southern edge of the Chicago River.

The office component of the Property is separated into low-rise, mid-rise and high-rise sections. The first floor, or Plaza, has three elevator banks, each containing five passenger elevators and a freight elevator which services the 27 floors of office space. An additional elevator is also provided at the Plaza level for direct access to the parking garage and Concourse. Access to the Concourse level from the Plaza level is provided by an escalator system. Access to the Plaza level from street-level is provided by entrances on the West and East sides of the Property and emergency exits on the south end.

The Property was approximately 73.5% leased as of December 31, 2017 to a diverse group of tenants with staggered lease expirations. We believe that any tenant that leases 10% or more of the Property’s rentable space is material. As of December 31, 2017, 45 tenants were leasing space at the Property, with the largest being Tribune Media at approximately 60,952 square feet, or approximately 7.1% of the Property’s rentable space.

In general, office leases at the Property are structured on a triple-net (NNN) basis with respect to expenses, so that the tenant is responsible for its respective pro-rata percentage of expenses. In general, concourse level (lower level) retail tenants have full service gross rent leases under which gross rent includes expenses.

FSP Property Management LLC, a wholly-owned subsidiary of Franklin Street, provides the Company with asset management and financial reporting services. The asset management agreement between the Company and FSP Property Management LLC requires the Company to pay FSP Property Management LLC a monthly fee equal to one-half of one percent (0.5%) of that month’s gross revenues of the Property. The asset management agreement between the Company and FSP Property Management LLC may be terminated by either party without cause at any time, upon at least thirty (30) days written notice.

FSP Investments LLC, a wholly-owned subsidiary of Franklin Street, provides investor services to the holders of the Company’s Preferred Stock. The investor services agreement between the Company and FSP Investments LLC requires the Company to pay a monthly service fee of $500 and to reimburse FSP Investments LLC for its reasonable out-of-pocket expenses. The investor services agreement may be terminated by either party with thirty days written notice or immediately upon the occurrence of certain events of default specified in the investor services agreement.

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Hines Interests Limited Partnership provides the Company with day-to-day property management, construction management and leasing services relating to the operation of the Property. Hines Interests Limited Partnership is a third-party service provider that is not related to or affiliated with Franklin Street. The management agreement between the Company and Hines Interests Limited Partnership requires the Company to pay Hines Interests Limited Partnership a monthly fee equal to one and three-quarters percent (1.75%) of the net operating receipts collected in the preceding month. The monthly fee is adjusted to one and nine-tenths percent (1.90%) of the net operating receipts collected in the preceding month if the Property is above eighty percent (80%) leased. The management agreement between the Company and Hines Interests Limited Partnership operates on a month-to-month basis and may be terminated for cause.

Investment Objectives

Our investment objectives are to (i) obtain cash available to pay dividends through rental receipts from operations of the Property, (ii) have that cash increase over time as a result of rental rate step increases in existing leases and new leasing activity in currently vacant space, (iii) have that cash potentially increase over time if rental rates increase for new leases, (iv) provide a return of capital to holders of our Preferred Stock if a capital event occurs, (v) provide increased equity in the Property to our holders of Preferred Stock as a result of potential appreciation in market value, and (vi) preserve and protect the capital invested by the holders of our Preferred Stock. We cannot be sure of meeting our objectives.

Our policy is not to make loans to other persons, not to invest in the securities of other issuers for the purpose of exercising control, not to underwrite the securities of other issuers, not to offer securities in exchange for property and not to purchase or otherwise reacquire our securities. These policies may be changed by our directors without a vote of the holders of shares of our Preferred Stock.

We have issued our shares of Preferred Stock in the offering described above. No additional shares of Preferred Stock are authorized by our charter, and authorization of any increase in the number of authorized shares or the creation of any new series or class of stock requires the affirmative vote of the holders of 66.67% of the outstanding shares of Preferred Stock.

We intend to dispose of the Property at such time that our Board of Directors determines that we have achieved our investment objectives. We do not intend to reinvest the proceeds of any such disposition. We also do not intend to list our shares of Preferred Stock on an exchange and therefore do not expect any trading market to develop in such shares.

Permanent Mortgage Loan

On August 3, 2011, we entered into a mortgage note in favor of John Hancock Life Insurance Company (U.S.A.) (the “Lender”) to evidence a loan in the original principal amount of $35,000,000 that matures on September 1, 2021 (the “Loan”). The proceeds of the Loan are being held by the Lender for the Company’s benefit in a restricted reserve account or accounts to be drawn upon by the Company from time to time for tenant improvement costs and leasing commissions at the Property upon satisfaction of certain conditions. The Loan bears interest at the fixed rate of 4.83% per annum. We were obligated to make monthly payments of interest only for the initial 60 months of the Loan. Thereafter, we are obligated to make monthly payments of principal and interest for the remaining 60 months, based on a 25-year amortization schedule, until the maturity date, when all outstanding amounts become due. Commencing on October 1, 2016, the Loan became payable in monthly payments of principal and interest in the amount of $201,155. We may prepay the Loan with a prepayment premium, as defined in the Loan agreement. The Loan is secured, in part, by a mortgage, assignment of leases and rents and security agreement (the “Mortgage”) from the Company in favor of the Lender. The Mortgage constitutes a lien against the Property and has been recorded in the land records of Cook County, Illinois. Subject to customary exceptions, the Loan is nonrecourse to the Company. As of December 31, 2017, we had drawn an aggregate of $31,070,000 from the restricted reserve account(s). Interest expense paid on the Loan for the years ended December 31, 2017 and 2016 was $1,665,000 and $1,690,000, respectively. The documents evidencing and securing the Loan include restrictions on property liens and require compliance with various non-financial covenants, which include the requirement that we provide annual reports to the Lender. We were in compliance with the Loan covenants as of December 31, 2017 and December 31, 2016.

As of December 31, 2017, scheduled principal payments under the Loan for the next four years are as follows:

(in thousands)
2018	$ 786
2019	824
2020	865
2021	31,595

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Fees paid associated with the Loan were $304,000 and are being amortized on the straight-line basis over the term of the Loan. Amortization expense for each of the years ended December 31, 2017 and 2016 is $30,000 and is included in interest expense in the Company’s Consolidated Statements of Operations.

Competition

We believe that the downtown Chicago office market, which we refer to as the Central Business District, witnessed an increase in total vacancy during 2017 compared to 2016. We believe that the increase in vacancy in the Central Business District during 2017 was primarily attributable to increased supply from new construction and a lack of meaningful net absorption. The Property is located in the East Loop submarket of the Central Business District. We believe that vacancy rates in the East Loop also increased during 2017 compared to 2016, but we think that the increase in the East Loop was primarily caused by an increase in available sublease space. The Property is competing against the other office buildings which are or may become available in the general area in which the Property is located and which may be priced at rental levels lower than those for space in the Property or which may otherwise be more attractive to tenants. In order to lease existing vacancy, the Property must be competitive, in regards to cost and amenities, with other buildings of similar use near our location. Some of our competitors may have significantly more resources than we do and may be able to offer more attractive rental rates or services. On the other hand, some of our competitors may be smaller or have lower fixed overhead costs, less cash or other resources that make them willing or able to accept lower rents in order to maintain a certain occupancy level. If, at any time, there is no existing significant competition for the Property, our competitors may decide to enter the market and build new buildings to compete with our Property. Our competition is not only with other developers, but also with property users who choose to own their building. In addition, larger market forces beyond our control, such as general economic conditions, may increase competition among landlords for quality tenants and individual decisions beyond our control. Given that the Property is a multi-tenant office tower that is leased to a diverse group of office and retail tenants with staggered lease expirations, we cannot predict which competitive factors will be relevant to prospective future tenants at this time. We believe that the existing vacant space at the Property will ultimately be leased to new tenants.

Employees

We had no employees as of December 31, 2017.

Available Information

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we file reports and other information with the Securities and Exchange Commission (SEC). This Annual Report on Form 10-K and other reports and other information we file can be inspected and copied at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10:00 am to 3:00 pm. Such reports, proxy and information statements, if any, and other information about issuers that file electronically with the SEC may also be obtained from the web site that the SEC maintains at http://www.sec.gov. Further information about the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

We will make available and voluntarily provide, free of charge upon written request at the address on the cover of this Annual Report on Form 10-K, a copy of our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC. We do not maintain a website.

Item 1A.	Risk Factors

Not applicable.

Item 1B.	Unresolved Staff Comments

Not applicable.

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Item 2.	Properties

Set forth below is information regarding the Property as of December 31, 2017:

Property Location	Date of Purchase	Approx. Square Feet	Percent Leased	Number of Tenants	Name of Major Tenants(1)	Annual Rent Revenue from Major Tenants For the Year Ended December 31, 2017

303 East Wacker Drive Chicago, Illinois 60601	1/5/2007	860,000	73.5%	45	Maximus and Kelly Scott & Madison	$3,843,000

(1)      Major tenants represent greater than 10% of rental revenue as of December 31, 2017.

The average effective annual rent per leased square foot for the years ended December 31, 2017 and 2016 was $17.19 and $18.82, respectively.

We acquired the Property on January 5, 2007 through a limited liability company, all of whose equity interest is owned, directly or indirectly, by the Company. In the opinion of our management, the Property is adequately covered by insurance. The Property is currently encumbered by the Loan.

The Property was completed in 1979 and is a twenty-eight story multi-tenant office tower located in downtown Chicago, Illinois containing approximately 860,000 rentable square feet of office and retail space and a 294-stall underground parking garage.

The following table reflects certain information for the leases that are expiring over the next ten years:

				Percentage of
			Annualized	Annualized
	Number		Rents by Year	Rents by Year
	of Leases	Square Feet	of Lease	of Lease
Year	Expiring	Expiring	Expiration(1)	Expiration

2018	5	35,335	$656,703	5.07%
2019	7	40,713	809,203	6.25%
2020	7	26,907	620,746	4.79%
2021	5	46,807	782,424	6.04%
2022	6	117,147	2,599,481	20.07%
2023	-	—	—	0.00%
2024	5	151,299	3,299,670	25.48%
2025	1	13,293	498,540	3.85%
2026	4	24,847	561,430	4.33%
2027	4	116,663	3,123,283	24.12%

Total	44	573,011	$12,951,480	100.00%

(1)	Reflects the annualized contractual minimum rental income from non-cancelable leases at December 31, 2017.

Below is certain information with respect to the Property’s tenants and leases.

Tenants

The Property was approximately 73.5% leased as of December 31, 2017 to a diverse group of tenants with staggered lease expirations. We believe that any tenant that leases 10% or more of the Property’s rentable space is material. As of December 31, 2017, 45 tenants were leasing space at the Property, with the largest being Tribune Media at approximately 60,952 square feet, or approximately 7.1% of the Property’s rentable space. Tribune Media’s rent payments commenced in March 2018.

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Leases

In general, office leases at the Property are structured on a triple-net (NNN) basis with respect to expenses, so that the tenant is responsible for its respective pro-rata percentage of expenses. In general, concourse level (lower level) retail tenants have full service gross rent leases under which gross rent includes expenses.

Additional Operating Data

Additional information regarding the amount of the Property’s annual real estate taxes and insurance can be found in the Consolidated Statements of Operations that are included with this Form 10-K. Additional information regarding the Property’s Federal tax basis, rate, method and life claimed for purposes of depreciation can be found in the Notes to Consolidated Financial Statements that are included with this Annual Report on Form 10-K.

Item 3.	Legal Proceedings

There are no material legal proceedings to which the Company is a party. The Company from time to time may be involved in lawsuits including, but not limited to, lawsuits relating to the real property it owns for liability for slips and falls, damage to automobiles in the parking garage, minor theft or similar matters. The Company expects that most of these suits will be covered by insurance, subject to customary deductions. In addition, in the ordinary course of business, the Company may become involved in litigation to collect rents or other income due to it from tenants.

Item 4.	Mine Safety Disclosures

Not applicable.

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PART II

Item 5.	Market For Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

There is no established public trading market for the Company’s Common Stock or Preferred Stock.

As of February 28, 2018, Franklin Street was the sole holder of record of the Common Stock and there were 856 holders of record of the Preferred Stock. This computation is based upon the number of record holders reflected in our corporate records. The final sale of Preferred Stock occurred on December 27, 2007 and following that date no further distributions or dividends have been or will be declared on the Common Stock.

Set forth below are the distributions made to the holders of our Preferred Stock in respect of each quarter during the past two fiscal years. Distributions are determined based on the Company’s Board of Directors’ review of cash available for distribution and distribution requirements necessary for the Company to continue to qualify as a real estate investment trust. We cannot guarantee the future payment of dividends or the amount of any such dividends. See the Notes to Consolidated Financial Statements that are included with this Annual Report on Form 10-K for additional information.

The Company’s board of directors declared and paid cash distributions as follows:

Quarter Paid	Distributions Per Preferred Share	Total Distributions

First quarter of 2017	$330	$729,300
Second quarter of 2017	$330	$729,300
Third quarter of 2017	$335	$740,350
Fourth quarter of 2017	$340	$751,400

First quarter of 2016	$—	$—
Second quarter of 2016	$316	$698,360
Third quarter of 2016	$316	$698,360
Fourth quarter of 2016	$316	$698,360

The Company does not have an equity compensation plan or any outstanding stock options or other securities convertible into Common Stock.

Item 6.	Selected Financial Data

Not applicable.

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Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this report. Historical results and percentage relationships set forth in the financial statements, including trends which might appear, should not be taken as necessarily indicative of future operations. The following discussion and other parts of this Annual Report on Form 10-K may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements. Investors are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation, economic conditions in the United States and in the market where we own the Property, disruptions in the debt markets, risks of a lessening of demand for the type of real estate owned by us, changes in government regulations and regulatory uncertainty, geopolitical events, expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, uncertainty about government fiscal policy, uncertainties relating to the impact of the enactment of the Tax Cuts and Jobs Act on December 22, 2017, additional staffing, insurance increases and real estate tax valuation reassessments. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We may not update any of the forward-looking statements after the date this Annual Report on Form 10-K is filed to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.

Overview

FSP 303 East Wacker Drive Corp., which we refer to as the Company, is a Delaware corporation formed to purchase, own, and operate a twenty-eight story Class “A” multi-tenant office tower containing approximately 860,000 rentable square feet of office and retail space and a 294-stall underground parking garage located in downtown Chicago, Illinois, which we refer to as the Property.

Franklin Street Properties Corp., which we refer to as Franklin Street, is the sole holder of our one share of common stock, $.01 par value per share, which we refer to as the Common Stock, that is issued and outstanding. Between February 2007 and December 2007, FSP Investments LLC, a wholly-owned subsidiary of Franklin Street, completed the sale on a best efforts basis of 2,210 shares of our preferred stock, $.01 par value per share, which we refer to as the Preferred Stock. FSP Investments LLC sold the Preferred Stock in a private placement offering to “accredited investors” within the meaning of Regulation D under the Securities Act of 1933. Since the completion of the placement of the Preferred Stock in December 2007, Franklin Street has not been entitled to share in any earnings or dividend related to the Common Stock.

We operate in one business segment, which is real estate operations, and own a single property. Our real estate operations involve real estate rental operations, leasing services and property management services. The main factor that affects our real estate operations is the broad economic market conditions in the United States and, more specifically, the economic conditions in Chicago, Illinois, the relevant submarket. These market conditions affect the occupancy levels and the rent levels on both a national and local level. We have no influence on national or local market conditions.

Trends and Uncertainties

Economic Conditions

The economy in the United States is continuing to experience a period of moderate economic growth, which directly affects the demand for office space, our primary income producing asset.  The broad economic market conditions in the United States are affected by numerous factors, including but not limited to, inflation and employment levels, energy prices, the pace of economic growth and/or recessionary concerns, uncertainty about government fiscal and tax policy, changes in currency exchange rates, geopolitical events, the regulatory environment, the availability of credit and interest rates.   In addition, the Federal Reserve Bank has indicated that it could raise interest rates further in 2018.  We could benefit from any further improved economic fundamentals and increasing levels of employment.  We believe that the economy is in a cyclically-slower but prolonged broad-based upswing.  However, future economic factors may negatively affect real estate values, occupancy levels and property income.

Real Estate Operations

The Property was approximately 73.5% leased as of December 31, 2017 to a diverse group of tenants with staggered lease expirations, representing no change from the leased rate as of December 31, 2016. We believe that any tenant that leases 10% or more of the Property’s rentable space is material. As of December 31, 2017, 45 tenants were leasing space at the Property, with the largest being Tribune Media at approximately 60,952 square feet, or approximately 7.1% of the Property’s rentable space.

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During the three months ended December 31, 2017, we worked with several existing tenants on potential lease extensions and we are targeting leased occupancy of approximately 75% by the end of the first quarter of 2018.

We believe that the downtown Chicago office market, which we refer to as the Central Business District, witnessed an increase in total vacancy during 2017 compared to 2016. We believe that the increase in vacancy in the Central Business District during 2017 was primarily attributable to increased supply from new construction and a lack of meaningful net absorption. The Property is located in the East Loop submarket of the Central Business District. We believe that vacancy rates in the East Loop also increased during 2017 compared to 2016, but we think that the increase in the East Loop was primarily caused by an increase in available sublease space. During the three months ended December 31, 2017, we believe that vacancy rates increased slightly and that rental rates increased slightly for buildings in Chicago’s East Loop office submarket. We believe that several factors, including weaker market conditions during 2017 and early 2018 and a limited supply of larger tenant prospects, have caused us to focus on renewing and expanding existing tenants, while also attempting to attract smaller and mid-sized prospective tenants. Accordingly, we believe that it may take longer than we had previously expected to stabilize the Property at a higher occupancy level.

It is difficult for management to predict what will happen to occupancy and rents in the future because the need for space and the price tenants are willing to pay are tied to both the local economy and to the larger trends in the national economy, such as job growth, interest rates, the availability of credit and corporate earnings, which in turn are tied to even larger macroeconomic and political factors, such as recessionary concerns, volatility in energy pricing and the risk of terrorism. In addition to the difficulty of predicting macroeconomic factors, it is difficult to predict how our local market or tenants (existing and potential) will suffer or benefit from changes in the larger economy. In addition, because the Property is in a single geographical market, these macroeconomic trends may have a different effect on the Property and on its tenants (existing and potential), some of which may operate on a national level. Although we cannot predict how long it will take to lease vacant space at the Property or what the terms and conditions of any new leases will be, we expect to sign new leases at then-current market rates which may be below the expiring rates.

The potential for any of our tenants to default on its lease or to seek the protection of bankruptcy laws exists. If any of our tenants defaults on its lease, we may experience delays in enforcing our rights as a landlord and may incur substantial costs in protecting our investment. In addition, at any time, a tenant may seek the protection of bankruptcy laws, which could result in the rejection and termination of such tenant’s lease and thereby cause a reduction in cash available for distribution to our stockholders. Bankruptcy or a material adverse change in the financial condition of a material tenant would likely have a material adverse effect on our results of operations.

Dividends, Future Tenant Improvement Costs and Leasing Commissions

On January 24, 2018, our Board of Directors declared a dividend in the amount of $340 per share of Preferred Stock, in light of results of operations of the Property for the three months ended December 31, 2017. Although we currently expect a similar level of dividend distributions in future periods until occupancy levels at the Property more fully recover, the level of dividend payments in future periods may vary and will depend on the Property’s actual operating results and future capital and leasing needs. We cannot guarantee the future payment of dividends or the amount of any such dividends.

Management believes that the Company will need to be able to quickly access cash in order to fund the potentially significant tenant improvements costs and leasing commissions that may be required to stabilize the occupancy and rent roll at the Property. In light of the amount of vacant space that needs to be leased at the Property and the potential for significant tenant improvement allowance costs and leasing commissions, on August 3, 2011, we entered into a mortgage note in favor of John Hancock Life Insurance Company (U.S.A.), which we refer to as the Lender, to evidence a loan, in the original principal amount of $35,000,000 that matures on September 1, 2021, which we refer to as the Loan. The remaining proceeds of the Loan are being held by the Lender for our benefit in a restricted reserve account or accounts to be drawn upon by us from time to time for tenant improvement costs and leasing commissions at the Property upon satisfaction of certain conditions.

The Loan bears interest at the fixed rate of 4.83% per annum. We were obligated to make monthly payments of interest only for the initial 60 months of the Loan. Thereafter, we are obligated to make monthly payments of principal and interest for the remaining 60 months, based on a 25-year amortization schedule, until the maturity date, when all outstanding amounts become due. Commencing on October 1, 2016, the Loan became payable in monthly payments of principal and interest in the amount of $201,155. We may prepay the Loan with a prepayment premium, as defined in the Loan agreement. The Loan is secured, in part, by a mortgage, assignment of leases and rents and security agreement (the “Mortgage”) from the Company in favor of the Lender. The Mortgage constitutes a lien against the Property and has been recorded in the land records of Cook County, Illinois. Subject to customary exceptions, the Loan is nonrecourse to the Company. As of December 31, 2017, we had drawn an aggregate of $31,070,000 from the restricted reserve account(s). Interest expense paid on the Loan for the years ended December 31, 2017 and 2016 was $1,665,000 and $1,690,000, respectively. The documents evidencing and securing the Loan include restrictions on property liens and require

9

compliance with various non-financial covenants, which include the requirement that we provide annual reports to the Lender. We were in compliance with the Loan covenants as of December 31, 2017 and December 31, 2016.

As of December 31, 2017, scheduled principal payments under the Loan for the next four years are as follows:

(in thousands)
2018	$ 786
2019	824
2020	865
2021	31,595

Potential Sale of the Property

On February 21, 2018, our Board of Directors again made the decision to try to sell the Property. After soliciting interest and input from commercial real estate brokers familiar with the Property and the local market, we retained Jones Lang LaSalle Americas (Illinois) L.P., a commercial real estate broker, to facilitate a potential sale of the Property. We believe that the opportunity to lease the remaining vacant space at the Property, together with an improving economy, are combining to create a potentially advantageous sales opportunity for the holders of the Preferred Stock.

Any sale of the Property would be subject to a number of conditions, including a successful marketing of the Property and approval of the sale by our Board of Directors and a majority of the holders of the Preferred Stock. At this time, we are not able to predict when or if the satisfaction of any of these conditions will occur and as a result there can be no assurance that we will be able to sell the Property on acceptable terms or within any particular time frame.

10

Critical Accounting Policies and Estimates

We have certain critical accounting policies that are subject to judgments and estimates by our management and uncertainties of outcome that affect the application of these policies. We base our estimates on historical experience and on various other assumptions we believe to be reasonable under the circumstances. On an on-going basis, we evaluate our estimates. In the event estimates or assumptions prove to be different from actual results, adjustments are made in subsequent periods to reflect more current information. The accounting policies that we believe are most critical to the understanding of our financial position and results of operations and that require significant management estimates and judgments are discussed below.

Critical accounting policies are those that have the most impact on the reporting of our financial condition and results of operations and those requiring significant judgments and estimates. We believe that our judgments and estimates are consistently applied and produce financial information that fairly presents our results of operations. Our most critical accounting policies involve our investments in real property. These policies affect our:

•	allocation of purchase prices between various asset categories and the related impact on our recognition of rental income and depreciation and amortization expense;
•	assessment of the carrying values and impairments of long-lived assets; and
•	classification of leases.

Allocation of Purchase Price

We have allocated the purchase price of the Property to land, buildings and improvements. Each component of the purchase price generally has a different useful life. We allocate the value of real estate acquired among land, buildings, improvements and identified intangible assets and liabilities, which may consist of the value of above market and below market leases, the value of in-place leases, and the value of tenant relationships. Purchase price allocations and the determination of the useful lives are based on management’s estimates, which were partially based upon an appraisal that we obtained from an independent real estate appraisal firm.

Purchase price allocated to land and building and improvements is based on management’s determination of the relative fair values of these assets assuming the Property was vacant. Management determines the fair value of the Property using methods similar to those used by independent appraisers. Purchase price allocated to above market leases is based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to in-place leases and (ii) our estimate of fair market lease rates for leases, measured over a period equal to the remaining non-cancelable term of the leases. Purchase price allocated to in-place leases and the tenant relationships is determined as the excess of (i) the purchase price paid for the Property after adjusting the existing in-place lease to market rental rates over (ii) the estimated fair value of the Property as if vacant. This aggregate value is allocated between the in-place lease value and tenant relationship based on management’s evaluation of the specific characteristics of the tenant’s lease; however, the value of tenant relationships has not been separated from in-place lease value because such value and its consequence to amortization expense is immaterial for the acquisition reflected in our financial statements. Factors considered by us in performing these analyses include (i) an estimate of carrying costs during the expected lease-up periods, including real estate taxes, insurance and other operating income and expenses, and (ii) costs to execute similar leases in current market conditions, such as leasing commissions, legal and other related costs.

Depreciation and Amortization

We compute depreciation expense using the straight-line method over estimated useful lives of up to 39 years for the building and improvements, and up to 15 years for personal property. The allocated cost of land is not depreciated. The capitalized above-market lease values, if any, are amortized as a reduction to rental income over the remaining non-cancelable terms of the lease. The value of above-market leases is amortized over the remaining non-cancelable periods of the lease. The value of in-place leases, exclusive of the value of above-market and below-market in-place leases, is also amortized over the remaining non-cancelable periods of the respective leases. If a lease is terminated prior to its stated expiration, all unamortized amounts relating to that lease would be written off. Inappropriate allocation of acquisition costs, or incorrect estimates of useful lives, could result in depreciation and amortization expenses which do not appropriately reflect the allocation of our capital expenditures over future periods, as is required by generally accepted accounting principles.

11

Impairment

We periodically evaluate the Property for impairment indicators. These indicators may include declining tenant occupancy, weak or declining tenant profitability, cash flow or liquidity, our decision to dispose of an asset before the end of its estimated useful life or legislative, economic or market changes that permanently reduce the value of our investment. If indicators of impairment are present, we evaluate the carrying value of the Property by comparing it to its expected future undiscounted cash flows. If the sum of these expected future cash flows is less than the carrying value, we reduce the net carrying value of the Property to the present value of these expected future cash flows. This analysis requires us to judge whether indicators of impairment exist and to estimate likely future cash flows. If we misjudge or estimate incorrectly or if future tenant profitability, market or industry factors differ from our expectations, we may record an impairment charge which is inappropriate or fail to record a charge when we should have done so, or the amount of such charges may be inaccurate.

Lease Classification

Each time we enter into a new lease or materially modify an existing lease we evaluate whether it is appropriately classified as a capital lease or as an operating lease. The classification of a lease as capital or operating affects the carrying value of a property, as well as our recognition of rental payments as revenue. These evaluations require us to make estimates of, among other things, the remaining useful life and market value of a property, discount rates and future cash flows. Incorrect assumptions or estimates may result in misclassification of our leases.

Results of Operations

The Company acquired the Property and commenced operations on January 5, 2007. As of December 31, 2017, the Property was approximately 73.5% leased to a diverse group of tenants with staggered lease expirations.

Comparison of the year ended December 31, 2017 to the year ended December 31, 2016

Revenue

Total revenue increased $1.8 million to $19.7 million for the year ended December 31, 2017, as compared to $17.9 million for the year ended December 31, 2016. This increase was primarily due to an increase in overall rental revenue as a result of increased occupancy.

Expenses

Total expenses increased $1.5 million to $20.7 million for the year ended December 31, 2017, as compared to $19.2 million for the year ended December 31, 2016. The increase was primarily due to a $0.8 million increase in real estate taxes and insurance, an increase of $0.6 million in depreciation and amortization, and a $0.1 million increase in rental operating expenses.

Liquidity and Capital Resources

Cash and cash equivalents were $22.6 million and $25.3 million at December 31, 2017 and 2016, respectively.

Management believes that the existing cash and cash equivalents as of December 31, 2017 of $22.6 million and cash anticipated to be generated internally by operations will be sufficient to meet working capital requirements, distributions and anticipated capital expenditures for at least the next 12 months following the filing date.

Operating Activities

Cash provided by operating activities of $6.1 million for the year ended December 31, 2017 was primarily attributable to non-cash items of $7.3 million, consisting primarily of depreciation and amortization, funds from restricted cash of $2.6 million and uses arising from other current accounts of $0.1 million, partially offset by a net loss of approximately $1.0 million, increases in step rent receivable of $1.5 million and payments of deferred leasing costs of $1.4 million.

Investing Activities

Cash used for investing activities for the year ended December 31, 2017 of approximately $5.2 million was attributable to the purchase of real estate assets.

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Financing Activities

Cash used for financing activities for the year ended December 31, 2017 of approximately $3.7 million was attributable to the distributions to stockholders of approximately $3.0 million and principal payments on loan payable of approximately $0.7 million.

Sources and Uses of Funds

Our principal demands on liquidity are cash for operations, interest on debt payments, and distributions to equity holders. As of December 31, 2017, we had approximately $6.7 million in accrued liabilities. In the near term, liquidity is generated by cash from operations.

Secured Debt

On August 3, 2011, we entered into a mortgage note in favor of the Lender to evidence the Loan. The proceeds of the Loan are being held by the Lender for the Company’s benefit in a restricted reserve account or accounts to be drawn upon by the Company from time to time for tenant improvement costs and leasing commissions at the Property upon satisfaction of certain conditions. The Loan bears interest at the fixed rate of 4.83% per annum. We were obligated to make monthly payments of interest only for the initial 60 months of the Loan. Thereafter, we are obligated to make monthly payments of principal and interest for the remaining 60 months, based on a 25-year amortization schedule, until the maturity date, when all outstanding amounts become due. Commencing on October 1, 2016, the Loan became payable in monthly payments of principal and interest in the amount of $201,155. We may prepay the Loan with a prepayment premium, as defined in the Loan agreement. The Loan is secured, in part, by the Mortgage from the Company in favor of the Lender. The Mortgage constitutes a lien against the Property and has been recorded in the land records of Cook County, Illinois. Subject to customary exceptions, the Loan is nonrecourse to the Company. As of December 31, 2017, we had drawn an aggregate of $31,070,000 from the restricted reserve account(s). Interest expense paid on the Loan for the years ended December 31, 2017 and 2016 was $1,665,000 and $1,690,000, respectively.

As of December 31, 2017, scheduled principal payments under the Loan for the next four years are as follows:

(in thousands)
2018	$ 786
2019	824
2020	865
2021	31,595

The Loan agreement includes restrictions on property liens and requires compliance with various non-financial covenants, which include the requirement that we provide annual reporting. We were in compliance with the Loan covenants as of December 31, 2017 and 2016.

Contingencies

We may be subject to various legal proceedings and claims that arise in the ordinary course of our business. Although occasional adverse decisions or settlements may occur, we believe that the final disposition of such matters will not have a material adverse effect on our financial position or results of operations.

Related Party Transactions

Asset Management Agreement

We have in the past engaged in and currently engage in transactions with a related party, Franklin Street, and its wholly-owned subsidiaries, FSP Investments LLC and FSP Property Management LLC, which we collectively refer to as FSP. We expect to continue to have related party transactions with FSP in the form of management fees paid to FSP to manage the Company on behalf of its stockholders. FSP Property Management LLC currently provides the Company with asset management and financial reporting services. The asset management agreement between the Company and FSP Property Management LLC requires the Company to pay FSP Property Management LLC a monthly fee equal to one-half of one percent (.5%) of the gross revenues of the Property. The asset management agreement between the Company and FSP Property Management LLC may be terminated by either party without cause at any time, upon at least thirty (30) days’ written notice. For the years ended December 31, 2017 and 2016, management fees paid were approximately $91,000 and $87,000, respectively.

13

Investor Services Agreement

On August 14, 2012, the Company entered into an Investor Services Agreement (the “FSPI Agreement”) with FSP Investments LLC for the provision of investor services to holders of Preferred Stock. FSP Investments LLC is a wholly-owned subsidiary of Franklin Street, which is the sole holder of the one share of Common Stock that is issued and outstanding. FSP Investments LLC acted as a real estate investment firm and broker/dealer with respect to (a) the Company’s organization, (b) the Company’s acquisition of the Property and (c) the sale of the Company’s equity interests. The FSPI Agreement requires the Company to pay a monthly service fee of $500 for services performed under the FSPI Agreement, and to reimburse FSP Investments LLC for its reasonable out-of-pocket expenses incurred in connection with the FSPI Agreement. The FSPI Agreement may be terminated by either party with thirty days written notice or immediately upon certain events of default set forth in the FSPI Agreement. For the years ended December 31, 2017 and 2016, investor services fees and expenses paid were approximately $17,000 and $16,000, respectively.

Ownership of Preferred Stock and Common Stock

On December 27, 2007, Franklin Street purchased 965.75 shares of Preferred Stock (approximately 43.7% of the issued and outstanding shares of Preferred Stock) for consideration totaling $82,813,000. Prior to purchasing any shares of the Preferred Stock, Franklin Street agreed to vote any shares of Preferred Stock held by it on any matter presented to the holders of the Preferred Stock in a manner that approximates as closely as possible the votes cast in favor of and opposed to such matter by the holders of the Preferred Stock other than Franklin Street and its affiliates. For purposes of determining how Franklin Street votes its shares of the Preferred Stock, abstentions and non-votes by stockholders other than Franklin Street are not considered. Franklin Street is entitled to distributions that are declared on the Preferred Stock.

Franklin Street is the sole holder of the one share of the Company’s Common Stock that is issued and outstanding. Subsequent to the completion of the private placement of the Preferred Stock in December 2007, Franklin Street has not been entitled to share in our earnings or any dividend related to the Common Stock.

Rental Income Commitments

Our commercial real estate operations consist of the leasing of the Property. Approximate future minimum rental income under non-cancelable operating leases as of December 31, 2017 is as follows:

Year Ending	Amount
December 31,	(in thousands)
2018	$11,971
2019	11,983
2020	11,863
2021	10,645
2022	9,259
Thereafter	30,131

$85,852

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Off-Balance Sheet Arrangements

The Company is a party to management, construction management and leasing agreements with an unaffiliated third party management company, Hines Interests Limited Partnership, to provide property management, construction management and leasing services, and is party to an asset management agreement with an affiliate, FSP Property Management LLC, to provide asset management and financial reporting services, all of which agreements may be terminated by either party without cause at any time, upon at least thirty (30) days’ written notice. The asset management agreement between the Company and FSP Property Management LLC requires the Company to pay FSP Property Management LLC a monthly fee equal to one-half of one percent (0.5%) of the gross revenues of the Property for the corresponding month.

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Item 7A.	Quantitative and Qualitative Disclosure About Market Risk

Not applicable.

Item 8.	Financial Statements and Supplementary Data

The information required by this item is included in the financial pages following the signature page to this Annual Report on Form 10-K herein and incorporated herein by reference. Reference is made to the Index to Consolidated Financial Statements in Item 15 of Part IV.

Item 9.	Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

Not applicable.

Item 9A.	Controls and Procedures

Disclosure Controls and Procedures

Our management, with the participation of our principal executive officer and principal financial officer, evaluated the effectiveness of our disclosure controls and procedures as of December 31, 2017. The term “disclosure controls and procedures,” as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, or the Exchange Act, means controls and other procedures of a company that are designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC's rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the company’s management, including its principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure. Management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving their objectives and management necessarily applies its judgment in evaluating the cost-benefit relationship of possible controls and procedures. Based on the evaluation of our disclosure controls and procedures as of December 31, 2017, our principal executive officer and principal financial officer concluded that, as of such date, our disclosure controls and procedures were effective at the reasonable assurance level.

Management’s Annual Report on Internal Control Over Financial Reporting

The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is defined in Rule 13a-15(f) or 15d-15(f) promulgated under the Securities Exchange Act of 1934 as a process designed by, or under the supervision of, the Company’s principal executive and principal financial officer and effected by the Company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

•    Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company;

•    Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and

•    Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

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The Company’s management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017. In making this assessment, the Company’s management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework, 2013 Framework.

Based on our assessment, management concluded that, as of December 31, 2017, the Company’s internal control over financial reporting is effective based on those criteria. This annual report is not required to include an attestation report of the Company's registered public accounting firm regarding internal control over financial reporting.

Changes in Internal Control Over Financial Reporting

No change in our internal control over financial reporting occurred during the quarter ended December 31, 2017 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Item 9B.	Other Information

Not applicable.

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PART III

Item 10.	Directors, Executive Officers and Corporate Governance

Directors and Executive Officers

Information regarding the executive officers and directors of the Company as of February 28, 2018 is set forth below. The biographies of each of the directors below contain information regarding the person’s service as a director, business experience, public company director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, all of our directors bring to our Board executive leadership experience derived from their service as executives of a public company and specifically as an executive of Franklin Street, as well as other key attributes that are important to an effective board: integrity, candor, analytical skills, the willingness to engage management and each other in a constructive and collaborative fashion.

George J. Carter, age 69, is Chief Executive Officer and a director of the Company. Since 2002 he has also been Chief Executive Officer and a director of Franklin Street and is responsible for all aspects of the business of Franklin Street and its affiliates, with special emphasis on the evaluation, acquisition and structuring of real estate investments. Mr. Carter also served as President of Franklin Street Properties from 2002 to May 2016. From 1992 through 1996 he was President of Boston Financial Securities, Inc., or Boston Financial. Prior to joining Boston Financial, Mr. Carter was owner and developer of Gloucester Dry Dock, a commercial shipyard in Gloucester, Massachusetts. From 1979 to 1988, Mr. Carter served as Managing Director in charge of marketing at First Winthrop Corporation, a national real estate and investment banking firm headquartered in Boston, Massachusetts. Prior to that, he held a number of positions in the brokerage industry including those with Merrill Lynch & Co. and Loeb Rhodes & Co. Mr. Carter is a graduate of the University of Miami (B.S.). Mr. Carter’s son, Jeffrey B. Carter, serves as President, Chief Investment Officer and a director of the Company, and Mr. Carter’s other son, Scott H. Carter, serves as Executive Vice President, General Counsel and Secretary of the Company.

Jeffrey B. Carter, age 46, is President, Chief Investment Officer and a director of the Company. In addition, he is President and Chief Investment Officer of Franklin Street. Prior to joining Franklin Street in 1998, Mr. Carter worked in Trust Administration for Northern Trust Bank in Miami, Florida. Mr. Carter is a graduate of Arizona State University (B.A.), The George Washington University (M.A.), and Cornell University (M.B.A.). Mr. Carter’s father, George J. Carter, serves as Chief Executive Officer and a director of the Company and Mr. Carter’s brother, Scott H. Carter, serves as Executive Vice President, General Counsel and Secretary of the Company.

John G. Demeritt, age 57, is Executive Vice President, Chief Financial Officer, Treasurer and a director of the Company. In addition, he is Executive Vice President, Chief Financial Officer and Treasurer of Franklin Street, which he joined in September 2004. Prior to September 2004, Mr. Demeritt was a Manager with Caturano & Company, an independent accounting firm (which later merged with McGladrey) where he focused on Sarbanes Oxley compliance.  Previously, from March 2002 to March 2004 he provided consulting services to public and private companies where he focused on SEC filings, evaluation of business processes and acquisition integration.  During 2001 and 2002 he was Vice President of Financial Planning & Analysis at Cabot Industrial Trust, a publicly traded real estate investment trust, which was acquired by CalWest in December 2001.  From October 1995 to December 2000 he was Controller and Officer of The Meditrust Companies, a publicly traded real estate investment trust (formerly known as the The La Quinta Companies, which was then acquired by the Blackstone Group), where he was involved with a number of merger and financing transactions.  Prior to that, from 1986 to 1995 he had financial and accounting responsibilities at three other public companies, and was previously associated with Laventhol & Horwath, an independent accounting firm from 1983 to 1986. Mr. Demeritt is a Certified Public Accountant and holds a Bachelor of Science degree from Babson College.

John F. Donahue, age 51, is Executive Vice President and a director of the Company. In addition, he is Executive Vice President of Franklin Street and President of FSP Property Management LLC. Mr. Donahue joined Franklin Street in August 2001 as Vice President of FSP Property Management LLC.  From 2001 to May 2016, Mr. Donahue was responsible for the management of certain of the real estate assets of Franklin Street and its affiliates.  From 1992 to 2001, Mr. Donahue worked in the pension fund advisory business for GE Capital and AEW Capital Management with oversight of office, research and development, industrial and land investments. From 1989 to 1992, Mr. Donahue worked for Krupp Realty in various accounting and finance roles. Mr. Donahue holds a Bachelor of Science in Business Administration from Bryant College.

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Scott H. Carter, age 46, is Executive Vice President, General Counsel and Secretary of the Company. In addition, Mr. Carter is Executive Vice President, General Counsel and Secretary of Franklin Street. Prior to joining Franklin Street in October 2005, Mr. Carter was associated with the law firm of Nixon Peabody LLP, which he originally joined in 1999.  At Nixon Peabody LLP, Mr. Carter concentrated his practice on the areas of real estate syndication, acquisitions and finance.  Mr. Carter received a Bachelor of Business Administration (B.B.A.) degree in Finance and Marketing and a Juris Doctor (J.D.) degree from the University of Miami.  Mr. Carter is admitted to practice law in the Commonwealth of Massachusetts.  Mr. Carter’s father, George J. Carter, serves as Chief Executive Officer and a director of the Company and Mr. Carter’s brother, Jeffrey B. Carter, serves as President, Chief Investment Officer and a director of the Company.

Eriel Anchondo, age 40, is Executive Vice President and Chief Operating Officer of the Company. In addition he is Executive Vice President and Chief Operating Officer of Franklin Street. Prior to joining Franklin Street in January 2015, from July 2014 to December 2014, Mr. Anchondo provided consulting services to the retail banking division of ISBAN, which is part of the Technology and Operations division of the Santander Group of financial institutions.  From May 2007 to July 2013, Mr. Anchondo was employed by Mercer, a global consulting leader in talent, health, retirement, and investments, as an Employee Education Manager across all lines of Mercer’s business. From May 2005 to May 2007, Mr. Anchondo was a Communications Consultant at New York Life Investment Management. From December 2002 to May 2005, Mr. Anchondo worked in the Preferred Client Services Group at Putnam Investments. Mr. Anchondo is a graduate of Boston University (B.A.) and Cornell University (M.B.A.).

Each of our directors holds office from the time of his or her election until the next annual meeting and until a successor is elected and qualified, or until such director’s earlier death, resignation or removal. Each of them is an employee of Franklin Street, which is the sole holder of the Common Stock and the holder of 965.75 shares of Preferred Stock. Each of our officers serves in that capacity at the request of Franklin Street.

Sections 16(a) Beneficial Ownership Reporting Compliance

Based solely on its review of copies of reports filed by the directors and executive officers of the Company and holders of more than 10% of Preferred Stock pursuant to Section 16(a) of the Exchange Act, the Company believes that during 2017 all filings required to be made by its reporting persons under Section 16(a) were timely made in accordance with the requirements of the Exchange Act.

Corporate Governance

Our board of directors does not have standing compensation, nominating and corporate governance or audit committees. Our executive officers are compensated by Franklin Street in connection with their employment by Franklin Street and serve as our executive officers at Franklin Street’s request. Our directors are officers of Franklin Street and we do not consider it necessary to establish a nominating committee or a policy for reviewing nominees recommended by stockholders. We do not have a director who qualifies as an “audit committee financial expert” under the regulations of the SEC. We have not adopted a code of business conduct or code of ethics for our executive officers because all of our officers are officers of Franklin Street and are governed by Franklin Street’s code of business conduct and ethics.

Item 11.	Executive Compensation

Each of the executive officers of the Company is compensated by Franklin Street in connection with his or her employment by Franklin Street and serves as an executive officer of the Company at Franklin Street’s request without compensation. Franklin Street is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports and other information with the SEC. Franklin Street’s common stock is traded on the NYSE American under the symbol “FSP”.

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following tables set forth the beneficial ownership of the Company’s Common Stock and Preferred Stock as of February 28, 2018 by each holder who beneficially owns more than five percent of the Company’s Common Stock or Preferred Stock, by each director, by each of the Company’s executive officers and by all current directors and executive officers as a group. To the Company’s knowledge, no person or group, other than as set forth below, beneficially owns more than five percent of the Company’s Common Stock or Preferred Stock.

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Common Stock	Number of Shares	Percentage of
	Beneficially	Outstanding
Name of Holder	Owned	Common Stock

Franklin Street Properties Corp. (1)	1	100%

George J. Carter (2)	-	0%

Jeffrey B. Carter (2)	-	0%

John G. Demeritt (2)	-	0%

John F. Donahue (2)	-	0%

Scott H. Carter (2)	-	0%

Eriel Anchondo (2)	-	0%

All Directors and Executive Officers as a Group (consisting of 6 persons) (2)	-	0%

Preferred Stock	Number of Shares	Percentage of
	Beneficially	Outstanding
Name of Holder	Owned	Preferred Stock

Franklin Street Properties Corp. (1)	965.75	43.7%

Edward Darman Company Limited Partnership (3)	120.00	5.43%

George J. Carter (2)	-	0%

Jeffrey B. Carter (2)	-	0%

John G. Demeritt (2)	-	0%

John F. Donahue (2)	-	0%

Scott H. Carter (2)	-	0%

Eriel Anchondo (2)	-	0%

All Directors and Executive Officers as a Group (consisting of 6 persons) (2)	-	0%

(1)	The address of Franklin Street Properties Corp. is 401 Edgewater Place, Wakefield, Massachusetts 01880.
(2)	Each of the executive officers is employed by Franklin Street Properties Corp.
(3)	The address of Edward Darman Company Limited Partnership is 25 Recreation Park Drive, Suite 204, Hingham, Massachusetts 02043.

Equity Compensation Plan Information

The Company does not have any equity compensation plans.

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Item 13.	Certain Relationships and Related Transactions, and Director Independence

Certain Relationships and Related Transactions

George J. Carter, Jeffrey B. Carter, John G. Demeritt, John F. Donahue, Scott H. Carter and Eriel Anchondo, each of whom is an executive officer of the Company, are executive officers of Franklin Street, and George J. Carter is a director of Franklin Street. Jeffrey B. Carter and Scott H. Carter are brothers and are George J. Carter’s sons. None of such persons received any remuneration from the Company for their services.

Asset Management Agreement

The Company has in the past engaged in and currently engages in transactions with a related party, Franklin Street, and its wholly-owned subsidiaries, FSP Investments LLC and FSP Property Management LLC (collectively “FSP”). The Company expects to continue to have related party transactions with FSP in the form of management fees paid to FSP to manage the Company on behalf of its stockholders. FSP Property Management LLC currently provides the Company with asset management and financial reporting services. The asset management agreement between the Company and FSP Property Management LLC requires the Company to pay FSP Property Management LLC a monthly fee equal to one-half of one percent (.5%) of the gross revenues of the Property. The asset management agreement between the Company and FSP Property Management LLC may be terminated by either party without cause at any time, upon at least thirty (30) days’ written notice. For the years ended December 31, 2017 and 2016, management fees paid were approximately $91,000 and $87,000, respectively.

Investor Services Agreement

On August 14, 2012, the Company entered into an Investor Services Agreement (the “FSPI Agreement”) with FSP Investments LLC for the provision of investor services to holders of Preferred Stock. FSP Investments LLC is a wholly-owned subsidiary of Franklin Street, which is the sole holder of the one share of Common Stock that is issued and outstanding. FSP Investments LLC acted as a real estate investment firm and broker/dealer with respect to (a) the Company’s organization, (b) the Company’s acquisition of the Property and (c) the sale of the Company’s equity interests. The FSPI Agreement requires the Company to pay a monthly service fee of $500 for services performed under the FSPI Agreement, and to reimburse FSP Investments LLC for its reasonable out-of-pocket expenses incurred in connection with the FSPI Agreement. The FSPI Agreement may be terminated by either party with thirty days written notice or immediately upon certain events of default set forth in the FSPI Agreement. For the years ended December 31, 2017 and 2016, investor services fees paid were approximately $17,000 and $16,000, respectively.

Ownership of Preferred Stock and Common Stock

On December 27, 2007, Franklin Street purchased 965.75 shares of Preferred Stock (or approximately 43.7% of the issued and outstanding shares of Preferred Stock), for consideration totaling $82,813,000.  Prior to purchasing any shares of the Preferred Stock, Franklin Street agreed to vote any shares of Preferred Stock held by it on any matter presented to the holders of the Preferred Stock in a manner that approximates as closely as possible the votes cast in favor of and opposed to such matter by the holders of the Preferred Stock other than Franklin Street and its affiliates.  For purposes of determining how Franklin Street votes its shares of the Preferred Stock, abstentions and non-votes by stockholders other than Franklin Street are not considered. Franklin Street is entitled to distributions that are declared on the Preferred Stock.

Franklin Street is the sole holder of the one share of the Company’s Common Stock that is issued and outstanding.  Subsequent to the completion of the private placement of the Preferred Stock in December 2007, Franklin Street has not been entitled to share in any earnings or any dividend as a result of its ownership of Common Stock.

Director Independence

Our securities are not listed on a national securities exchange or in an inter-dealer quotation system. None of our directors qualifies as “independent” under the standards of the NYSE American, where Franklin Street is listed.

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Item 14.	Principal Accounting Fees and Services

Independent Auditor Fees and Other Matters

The following table summarizes the aggregate fees billed by the Company’s independent registered public accounting firm for audit services for each of the last two fiscal years and for other services rendered to the Company in each of the last two fiscal years.

Fee Category	2017	2016
Audit Fees (1)	$96,000	$96,000
Audit-Related Fees (2)	—	—
Tax Fees (3)	7,500	7,000
All Other Fees (4)	—	—
	$103,500	$103,000

(1)	Audit fees consist of fees for the audit of our financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.
(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees”.
(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to the preparation of tax returns, claims for refunds and tax payment-planning services, accounted for $7,500 and $7,000 of the total tax fees incurred in 2017 and 2016, respectively.
(4)	The Company was not billed by its independent registered public accounting firm in 2017 or 2016 for any other fees.

Pre-Approval Policy and Procedures

The Company has not adopted policies and procedures relating to the pre-approval of audit and non-audit services that are to be performed by the Company’s independent registered public accounting firm.

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PART IV

Item 15.	Exhibits, Financial Statement Schedules

(a)	The following documents are filed as part of this report.

1.	Financial Statements: The Financial Statements listed in the accompanying Index to Consolidated Financial Statements are filed as part of this Annual Report on Form 10-K.

2.	Financial Statement Schedule: The Financial Statement Schedule listed on the accompanying Index to Consolidated Financial Statements is filed as part of this Annual Report on Form 10-K.

3.	Exhibits:

Exhibit No.	Description

3.1	Certificate of Incorporation, incorporated herein by reference to Exhibit 3.1 to FSP 303 East Wacker Drive Corp.’s Registration Statement on Form 10 filed on April 11, 2008 (File No. 000-53165)

3.2	By-Laws, incorporated herein by reference to Exhibit 3.2 to FSP 303 East Wacker Drive Corp.’s Registration Statement on Form 10 filed on April 11, 2008 (File No. 000-53165)

10.1	Asset Management Agreement, dated January 5, 2007, between FSP 303 East Wacker Drive LLC and FSP Property Management LLC, as amended by that certain First Amendment to Asset Management Agreement, dated August 23, 2007, between FSP 303 East Wacker Drive LLC and FSP Property Management LLC, incorporated herein by reference to Exhibit 10.3 to FSP 303 East Wacker Drive Corp.’s Registration Statement on Form 10 filed on April 11, 2008 (File No. 000-53165)

10.2	Investor Services Agreement dated August 14, 2012 by and between FSP 303 East Wacker Drive Corp. and FSP Investments LLC, incorporated herein by reference to Exhibit 10.1 to FSP 303 East Wacker Drive Corp.’s Form 10-Q filed on August 14, 2012 (File No. 000-53165).

10.3	Voting Agreement, dated January 1, 2007, among FSP 303 East Wacker Drive Corp., George J. Carter and Franklin Street Properties Corp., incorporated herein by reference to Exhibit 10.4 to FSP 303 East Wacker Drive Corp.’s Registration Statement on Form 10 filed on April 11, 2008 (File No. 000-53165)

10.4	Mortgage Note dated August 3, 2011 from FSP 303 East Wacker Drive LLC in favor of John Hancock Life Insurance Company (U.S.A.), incorporated herein by reference to Exhibit 10.1 to FSP 303 East Wacker Drive Corp.’s Current Report on Form 8-K filed on August 4, 2011 (File No. 000-53165)

10.5	Tenant Improvement and Leasing Commissions Agreement dated August 3, 2011 by and between FSP 303 East Wacker Drive LLC and John Hancock Life Insurance Company (U.S.A.), incorporated herein by reference to Exhibit 10.2 to FSP 303 East Wacker Drive Corp.’s Current Report on Form 8-K filed on August 4, 2011 (File No. 000-53165)

10.6	Mortgage, Assignment of Leases and Rents and Security Agreement dated August 3, 2011 from FSP 303 East Wacker Drive LLC in favor of John Hancock Life Insurance Company (U.S.A.), incorporated herein by reference to Exhibit 10.3 to FSP 303 East Wacker Drive Corp.’s Current Report on Form 8-K filed on August 4, 2011 (File No. 000-53165)

23

10.7	Guaranty Agreement dated August 3, 2011 from FSP 303 East Wacker Drive LLC and FSP 303 East Wacker Drive Corp. in favor of John Hancock Life Insurance Company (U.S.A.), incorporated herein by reference to Exhibit 10.4 to FSP 303 East Wacker Drive Corp.’s Current Report on Form 8-K filed on August 4, 2011 (File No. 000-53165)

10.8	Indemnification Agreement dated August 3, 2011 from FSP 303 East Wacker Drive LLC and FSP 303 East Wacker Drive Corp. in favor of John Hancock Life Insurance Company (U.S.A.), incorporated herein by reference to Exhibit 10.5 to FSP 303 East Wacker Drive Corp.’s Current Report on Form 8-K filed on August 4, 2011 (File No. 000-53165)

21.1	Subsidiaries of FSP 303 East Wacker Drive Corp., incorporated herein by reference to Exhibit 21.1 to FSP 303 East Wacker Drive Corp.’s Registration Statement on Form 10 filed on April 11, 2008 (File No. 000-53165)

31.1*	Certification of FSP 303 East Wacker Drive Corp.'s principal executive officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2*	Certification of FSP 303 East Wacker Drive Corp.'s principal financial officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1*	Certification of FSP 303 East Wacker Drive Corp.'s principal executive officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2*	Certification of FSP 303 East Wacker Drive Corp.'s principal financial officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

101*	The following materials from FSP 303 East Wacker Drive Corp.’s Annual Report on Form 10-K for the year ended December 31, 2017, formatted in XBRL (eXtensible Business Reporting Language): (i) the Consolidated Balance Sheets; (ii) the Consolidated Statements of Operations; (iii) the Consolidated Statements of Changes in Stockholders’ Equity; (iv) the Consolidated Statements of Cash Flows; and (v) the Notes to Consolidated Financial Statements.

*	Filed herewith.

Item 16.	Form 10-K Summary

Not applicable.

24

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf as of March 16, 2018 by the undersigned, thereunto duly authorized.

FSP 303 East Wacker Drive Corp.

By:	/s/ George J. Carter George J. Carter Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ George J. Carter	Chief Executive Officer and Director (Principal Executive Officer)	March 16, 2018
George J. Carter

/s/ John G. Demeritt	Executive Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	March 16, 2018
John G. Demeritt

/s/ Jeffrey B. Carter	President, Chief Investment Officer and Director	March 16, 2018
Jeffrey B. Carter

/s/ John F. Donahue	Executive Vice President and Director	March 16, 2018
John F. Donahue

25

FSP 303 East Wacker Drive Corp.

Index to Consolidated Financial Statements

[LETTERHEAD OF MARCUM LLP]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

FSP 303 East Wacker Drive Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of FSP 303 East Wacker Drive Corp. (the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2017, and the related notes and financial schedule listed on pages F-16 and F-17 (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum llp

We have served as the Company’s auditor since 2007.

Boston, Massachusetts
March 16, 2018

FSP 303 East Wacker Drive Corp.
Consolidated Balance Sheets

	December 31,
(in thousands, except share and par value amounts)	2017	2016

Assets:

Real estate investments, at cost:
Land	$26,200	$26,200
Buildings and improvements	165,059	159,834
Furniture and equipment	837	837
	192,096	186,871

Less accumulated depreciation	47,992	42,223

Real estate investments, net	144,104	144,648

Cash and cash equivalents	22,628	25,355
Restricted cash	3,943	6,519
Tenant rent receivables, net of allowance for doubtful accounts of $133 and $98, respectively	235	125
Step rent receivable	7,553	6,060
Deferred leasing costs, net of accumulated amortization of $2,893 and $2,603, respectively	6,151	5,774
Prepaid expenses and other assets	88	66

Total assets	$184,702	$188,547

Liabilities and Stockholders’ Equity:

Liabilities:
Accounts payable and accrued expenses	$6,694	$5,918
Tenant security deposits	483	455
Loan payable, less unamortized financing costs of $111 and $141, respectively	33,959	34,678

Total liabilities	41,136	41,051

Commitments and Contingencies:	—	—

Stockholders’ Equity:
Preferred Stock, $.01 par value, 2,210 shares authorized, issued and outstanding, aggregate liquidation preference $221,000	—	—

Common Stock, $.01 par value, 1 share authorized, issued and outstanding	—	—
Additional paid-in capital	197,162	197,162
Retained losses and distributions in excess of earnings	(53,596)	(49,666)

Total Stockholders’ Equity	143,566	147,496

Total Liabilities and Stockholders’ Equity	$184,702	$188,547

See accompanying notes to consolidated financial statements.

FSP 303 East Wacker Drive Corp.
Consolidated Statements of Operations

	For the Year Ended December 31,
(in thousands, except share and per share amounts)	2017	2016

Revenues:
Rental	$19,674	$17,871

Total revenue	19,674	17,871

Expenses:

Rental operating expenses	6,421	6,274
Real estate taxes and insurance	5,282	4,446
Depreciation and amortization	7,265	6,739
Interest expense	1,692	1,719

Total expenses	20,660	19,178

Net loss before interest income	(986)	(1,307)

Interest income	6	39

Net loss attributable to preferred stockholders	$(980)	$(1,268)

Weighted average number of preferred shares outstanding, basic and diluted	2,210	2,210

Net loss per preferred share, basic and diluted	$(443)	$(574)

See accompanying notes to consolidated financial statements.

FSP 303 East Wacker Drive Corp.
Consolidated Statements of Changes in Stockholders’ Equity
For the Years Ended December 31, 2016 and 2017

(in thousands)	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Losses and Distributions in Excess of Earnings	Total Stockholders' Equity

Balance, January 1, 2016	$—	$—	$197,162	$(46,303)	$150,859

Distributions	—	—	—	(2,095)	(2,095)

Net loss	—	—	—	(1,268)	(1,268)
Balance, December 31, 2016	—	—	197,162	(49,666)	147,496

Distributions	—	—		(2,950)	(2,950)

Net loss	—	—	—	(980)	(980)
Balance, December 31, 2017	$—	$—	$197,162	$(53,596)	$143,566

See accompanying notes to consolidated financial statements.

FSP 303 East Wacker Drive Corp.
Consolidated Statements of Cash Flows

	For the Year Ended December 31,
(in thousands)	2017	2016

Cash flows from operating activities:
Net loss	$(980)	$(1,268)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	7,295	6,769
Amortization of favorable real estate leases	—	59
Amortization of unfavorable real estate leases	—	(11)
Increase (decrease) in bad debt reserve	35	(64)
Changes in operating assets and liabilities:
Restricted cash	2,576	1,149
Tenant rent receivable	(145)	34
Step rent receivable	(1,493)	(532)
Prepaid expenses and other assets	(22)	(19)
Accounts payable and accrued expenses	226	494
Tenant security deposits	28	70
Payment of deferred leasing costs	(1,389)	(1,674)

Net cash provided by operating activities	6,131	5,007

Cash flows from investing activities:
Purchase of real estate assets	(5,159)	(7,184)
Redemptions of restricted investments	—	17,000
Purchase of restricted investments	—	(11,002)

Net cash used for investing activities	(5,159)	(1,186)

Cash flows from financing activities:
Principal payments of the loan payable	(749)	(181)
Distributions to stockholders	(2,950)	(2,095)

Net cash used for financing activities	(3,699)	(2,276)

Net increase (decrease) in cash and cash equivalents	(2,727)	1,545

Cash and cash equivalents, beginning of year	25,355	23,810

Cash and cash equivalents, end of year	$22,628	$25,355

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,665	$1,690

Disclosure of non-cash investing activities:
Accrued costs for purchase of real estate assets	$635	$85

See accompanying notes to consolidated financial statements.

FSP 303 East Wacker Drive Corp.

Notes to Consolidated Financial Statements

1.	Organization

FSP 303 East Wacker Drive Corp. (the “Company”) was organized on December 13, 2006 as a corporation under the laws of the State of Delaware to purchase, own, and operate a twenty-eight story Class “A” multi-tenant office tower containing approximately 860,000 rentable square feet of space located in downtown Chicago, Illinois (the “Property”). The Company acquired the Property and commenced operations on January 5, 2007. Franklin Street Properties Corp. (“Franklin Street”) (NYSE American: FSP) holds the sole share of the Company’s common stock, $.01 par value per share (the “Common Stock”). Between February 2007 and December 2007, FSP Investments LLC, a wholly-owned subsidiary of Franklin Street, completed the sale on a best efforts basis of 2,210 shares of the Company’s preferred stock, $.01 par value per share (the “Preferred Stock”). FSP Investments LLC sold the Preferred Stock in a private placement offering to “accredited investors” within the meaning of Regulation D under the Securities Act of 1933.

All references to the Company refer to FSP 303 East Wacker Drive Corp. and its consolidated subsidiary, collectively, unless the context otherwise requires.

2.	Summary of Significant Accounting Policies

BASIS OF PRESENTATION

The accompanying consolidated financial statements include all of the accounts of the Company and its wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

ESTIMATES AND ASSUMPTIONS

The Company prepares its consolidated financial statements and related notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”). These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

REAL ESTATE AND DEPRECIATION

Real estate assets are stated at cost less accumulated depreciation. If the Company determines that impairment has occurred, the affected assets are reduced to their fair value.

Costs related to property acquisition and improvements are capitalized. Typical capital items include new roofs, site improvements, various exterior building improvements and major interior renovations.

Routine replacements and ordinary maintenance and repairs that do not extend the life of the asset are expensed as incurred. Funding for repairs and maintenance items typically is provided by cash flows from operating activities.

Depreciation is computed using the straight-line method over the assets' estimated useful lives as follows:

Category	Years
Building - Commercial	39
Building Improvements	15-39
Furniture & Equipment	5-7
Tenant Improvements	shorter of estimated useful life or the term of the lease

The Company reviews the Property to determine if the carrying amount will be recovered from future cash flows if certain indicators of impairment are identified at the Property. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results in future periods. When indicators of impairment are present and the sum of the undiscounted future cash flows is less than the carrying value of such asset, an impairment loss is recorded equal to the difference between the asset’s current carrying value and its fair value based on discounting its estimated future cash flows. At December 31, 2017 and 2016, no impairment charges were recorded.

FSP 303 East Wacker Drive Corp.

Notes to Consolidated Financial Statements

2.	Summary of Significant Accounting Policies (continued)

REAL ESTATE AND DEPRECIATION (continued)

Depreciation expense of $6,253,000 and $5,773,000 is included in Depreciation and Amortization in the Company’s Consolidated Statements of Operations for the years ended December 31, 2017 and 2016, respectively.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid debt instruments with an initial maturity of three months or less to be cash equivalents.

RESTRICTED CASH AND INVESTMENT

The Company is required under the loan payable to hold proceeds from the loan payable in a restricted reserve account or accounts.  These proceeds are classified as restricted cash or restricted investments on the Consolidated Balance Sheets, depending on the initial maturity of the respective instrument.  Restricted cash at December 31, 2017 and 2016 consisted of amounts in a money market account totaling $3,943,000 and $6,519,000, respectively.  There were no restricted investments at December 31, 2017 and 2016.

CONCENTRATION OF CREDIT RISKS

Cash, cash equivalents and short-term investments are financial instruments that potentially subject the Company to a concentration of credit risk. The Company maintains its cash balances and short-term investments principally in banks which the Company believes to be creditworthy. The Company periodically assesses the financial condition of the banks and believes that the risk of loss is minimal. Cash balances held with various financial institutions frequently exceed the insurance limit of $250,000 provided by the Federal Deposit Insurance Corporation.

For the years ended December 31, 2017 and 2016, rental income was derived from various tenants. As such, future receipts are dependent upon the financial strength of the lessees and their ability to perform under the lease agreements.

The following tenants represent greater than 10% of rental revenue as of December 31, 2017 and 2016:

	2017	2016
Maximus	15.8%	26.9%
Kelly Scott & Madison	11.1%	8.4%

FINANCIAL INSTRUMENTS

The Company estimates that the carrying value of cash and cash equivalents, restricted cash, and loan payable approximate their fair values based on their short-term maturity and prevailing interest rates.

TENANT RENT RECEIVABLES

Tenant rent receivables are reported at the amount the Company expects to collect on balances outstanding at year-end. The Company provides an allowance for doubtful accounts based on its estimate of a tenant’s ability to make future rent payments. The computation of this allowance is based in part on the tenant’s payment history and current credit status. Management monitors outstanding balances and tenant relationships and concluded that as of December 31, 2017 and 2016, the allowance for doubtful accounts was $133,000 and $98,000, respectively.

FSP 303 East Wacker Drive Corp.

Notes to Consolidated Financial Statements

2.       Summary of Significant Accounting Policies (continued)

STEP RENT RECEIVABLE

Certain leases provide for fixed rental increases over the life of the lease. Rental revenue is recognized on the straight-line basis over the related lease term; however, billings by the Company are based on required minimum rentals in accordance with the lease agreements. Step rent receivable, which is the cumulative revenue recognized in excess of amounts billed by the Company, is $7,553,000 and $6,060,000 at December 31, 2017 and 2016, respectively.

DEFERRED LEASING COSTS

Deferred leasing commissions represent direct and incremental external leasing costs incurred in the leasing of commercial space. These costs are capitalized and are amortized on a straight-line basis over the terms of the related lease agreements. Amortization expense was $1,012,000 and $894,000 for the years ended December 31, 2017 and 2016, respectively.

REVENUE RECOGNITION

The Company has retained substantially all of the risks and benefits of ownership of the Company's commercial property and accounts for its leases as operating leases. Rental income from leases, which may include rent concession (including free rent and tenant improvement allowances) and scheduled increases in rental rates during the lease term, is recognized on a straight-line basis. The Company does not have any percentage rent arrangements with its commercial property tenants. Reimbursable costs are included in rental income in the year earned.

A schedule showing the components of rental revenue is shown below.

	Year Ended	Year Ended
	December 31,	December 31,
(in thousands)	2017	2016
Income from leases	$11,252	$10,955
Straight-line rent adjustment	1,377	503
Reimbursable expenses and parking	7,045	6,424
Termination fees	—	37
Amortization of favorable leases	—	(59)
Amortization of unfavorable leases	—	11

Total	$19,674	$17,871

INTEREST INCOME

Interest income is recognized when earned.

INCOME TAXES

The Company has elected to be taxed as a Real Estate Investment Trust (“REIT”) under the Internal Revenue Code of 1986, as amended. As a REIT, the Company generally is entitled to a tax deduction for dividends paid to its stockholders, thereby effectively subjecting the distributed net income of the Company to taxation at the stockholder level only. The Company must comply with a variety of restrictions to maintain its status as a REIT. These restrictions include the type of income it can earn, the type of assets it can hold, the number of stockholders it can have and the concentration of their ownership, and the amount of the Company’s taxable income that must be distributed annually.

FSP 303 East Wacker Drive Corp.

Notes to Consolidated Financial Statements

2.	Summary of Significant Accounting Policies (continued)

NET LOSS PER SHARE

Basic net loss per share of Preferred Stock is computed by dividing net loss by the weighted average number of shares of Preferred Stock outstanding during the period. Diluted net loss per share of Preferred Stock reflects the potential dilution that could occur if securities or other contracts to issue shares were exercised or converted into shares. There were no potential dilutive shares outstanding at December 31, 2017 and 2016. Subsequent to the completion of the offering shares of Preferred Stock, the holder of Common Stock is not entitled to share in any income nor in any related dividend.

RECENT ACCOUNTING STANDARDS

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (“Topic 606”), which provides guidance for revenue recognition. The standard’s core principle is that a company will recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which a company expects to be entitled in exchange for those goods or services. This update is effective for interim and annual reporting periods beginning after December 15, 2017. Substantially all of our revenue consists of rental income from leasing arrangements, which is specifically excluded from Topic 606. The Company will adopt Topic 606 using the modified retrospective approach effective January 1, 2018 and the adoption will not have an impact on the timing of revenue recognition in the consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), (“ASU 2016-02”). ASU 2016-02 requires lessees to establish a lease liability for the obligation to make lease payments and a right of use asset for the right to use the underlying asset for the lease term on their balance sheets. Lessees will continue to recognize lease expenses on their income statements in a manner similar to current accounting. The guidance also eliminates current real estate-specific provisions for all entities. For lessors, the guidance modifies the classification criteria and the accounting for sales-type and direct financing leases. This new standard is effective for annual periods beginning after December 15, 2018, and interim periods thereafter with early adoption permitted. The Company does not expect the adoption of this standard to have a material impact on the consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”), which clarifies how reporting entities should present and classify certain cash receipts and cash payments in the statement of cash flows. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. We do not expect that the adoption of ASU 2016-15 will have a material impact on our consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (“ASU 2016-18”). ASU 2016-18 provides guidance on the presentation of cash, cash equivalents and restricted cash in the statement of cash flows to reduce the current diversity in practice. The amendments in this update are effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. Adoption of this standard is not expected to have a material impact on the consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Restricted Cash (“ASU 2016-18”), which clarifies how reporting entities should present restricted cash and restricted cash equivalents. Reporting entities will show the changes in the total of cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows. The new standard requires a reconciliation of the totals in the statement of cash flows to the related captions in the balance sheets. ASU 2016-18 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Upon the adoption of ASU No. 2016-18, we will reconcile both cash and cash equivalents and restricted cash and restricted cash equivalents, whereas under the current guidance we explain the changes during the period for cash and cash equivalents only.

FSP 303 East Wacker Drive Corp.

Notes to Consolidated Financial Statements

2.       Summary of Significant Accounting Policies (continued)

RECENT ACCOUNTING STANDARDS (continued)

In January 2017, the FASB issued ASU No. 2017-01, Clarifying the Definition of a Business (“ASU 2017-01”), which provides additional guidance on evaluating whether transactions should be accounted for as an acquisition (or disposal) of assets of a business. The update defines three requirements for a set of assets and activities (collectively referred to as a “set”) to be considered a business: inputs, processes and outputs. ASU 2017-01 is effective for annual periods beginning after December 15, 2017, including interim periods within those fiscal years. This update will be applied prospectively to any transactions occurring within the period of adoption. Subsequent to adoption, we believe certain property acquisitions which under previous guidance would have been accounted for as business combinations will be accounted for as acquisitions of assets. In an acquisition of assets, certain acquisition costs are capitalized as opposed to expensed under business combination guidance.

3.       Income Taxes

The Company files as a REIT under Sections 856-860 of the Internal Revenue Code of 1986, as amended. In order to qualify as a REIT, the Company is required to distribute at least 90% of its taxable income to stockholders and to meet certain asset and income tests as well as certain other requirements. The Company will generally not be liable for federal income taxes, provided it satisfies these requirements. Even as a qualified REIT, the Company is subject to certain state and local taxes on its income and property.

The Company adopted an accounting pronouncement related to uncertainty in income taxes effective January 1, 2007, which did not result in recording a liability, nor was any accrued interest and penalties recognized with the adoption. Accrued interest and penalties will be recorded as income tax expense, if the Company records a liability in the future. The Company’s effective tax rate was not affected by the adoption. The Company files income tax returns in the U.S. federal jurisdiction and the State of Illinois jurisdiction. The statute of limitations for the Company’s income tax returns is generally three years and as such, the Company’s returns that remain subject to examination would be primarily from 2014 and thereafter.

During the years 2007 to 2017, the Company incurred net operating losses for income tax purposes of approximately $15,845,000 which can be carried forward until it expires between 2027 and 2037. The gross amount of net operating losses available to the Company was $15,845,000 and $14,159,000 as of December 31, 2017 and 2016, respectively.

At December 31, 2017, the Company’s net tax basis of its real estate assets was $165,295,000.

The following schedule reconciles net loss to taxable loss subject to dividend requirements:

	Year Ended	Year Ended
	December 31,	December 31,
(in thousands)	2017	2016

Net loss	$(980)	$(1,268)

Adjustments: Book depreciation and amortization	7,295	6,796
Amortization of favorable real estate leases	—	59
Deferred rent	(291)	290
Allowance for bad debt expenses	35	(64)
Tax depreciation and amortization	(6,142)	(6,460)
Amortization of unfavorable real estate leases	—	(11)
Straight-line rent adjustment	(1,603)	(713)
Taxable loss	$(1,686)	$(1,371)

FSP 303 East Wacker Drive Corp.

Notes to Consolidated Financial Statements

3.	Income Taxes (continued)

The following schedule summarizes the tax components of the distributions paid for the years ended December 31, 2017 and 2016:

(dollars in thousands)	2017		2016
	Preferred	%	Preferred	%

Ordinary income	$—	0%	$—	0%
Return of Capital	2,950	100%	2,095	100%

Total	$2,950	100%	$2,095	100%

4.	Loan Payable

On August 3, 2011, the Company entered into a mortgage note in favor of John Hancock Life Insurance Company (U.S.A.) (the “Lender”) to evidence a loan in the original principal amount of $35,000,000 that matures on September 1, 2021 (the “Loan”). The proceeds of the Loan are being held by the Lender for the Company’s benefit in a restricted reserve account or accounts to be drawn upon by the Company from time to time for tenant improvement costs and leasing commissions at the Property upon satisfaction of certain conditions. The Loan bears interest at the fixed rate of 4.83% per annum. The Company was obligated to make monthly payments of interest only for the initial 60 months of the Loan. Thereafter, the Company is obligated to make monthly payments of principal and interest for the remaining 60 months, based on a 25-year amortization schedule, until the maturity date, when all outstanding amounts become due. Commencing on October 1, 2016, the Loan became payable in monthly payments of principal and interest in the amount of $201,155. The Company may prepay the Loan with a prepayment premium, as defined in the Loan agreement. The Loan is secured, in part, by a mortgage, assignment of leases and rents and security agreement (the “Mortgage”) from the Company in favor of the Lender. The Mortgage constitutes a lien against the Property and has been recorded in the land records of Cook County, Illinois. Subject to customary exceptions, the Loan is nonrecourse to the Company. As of December 31, 2017, the Company had drawn an aggregate of $31,070,000 from the restricted reserve account(s). Interest expense paid on the Loan for the years ended December 31, 2017 and 2016 was $1,665,000 and $1,690,000, respectively. The documents evidencing and securing the Loan include restrictions on property liens and require compliance with various non-financial covenants, which include the requirement that the Company provide annual reports to the Lender. The Company was in compliance with the Loan covenants as of December 31, 2017 and 2016.

As of December 31, 2017, scheduled principal payments under the Loan for the next four years are as follows:

(in thousands)
2018	$ 786
2019	824
2020	865
2021	31,595

Fees paid associated with the Loan were $304,000 and are being amortized on the straight-line basis over the term of the Loan. Amortization expense for each of the years ended December 31, 2017 and 2016 is $30,000 and is included in interest expense in the Company’s Consolidated Statements of Operations.

FSP 303 East Wacker Drive Corp.

Notes to Consolidated Financial Statements

5.	Capital Stock

PREFERRED STOCK

Generally, each holder of shares of Preferred Stock is entitled to receive ratably all dividends, if any, declared by the Board of Directors out of funds legally available. The right to receive dividends is non-cumulative, and no right to dividends shall accrue by reason of the fact that no dividend has been declared in any prior year. Each holder of shares of Preferred Stock will be entitled to receive, to the extent that funds are available therefor, $100,000 per share of Preferred Stock, before any payment to the holder of Common Stock, out of distributions to stockholders upon liquidation, dissolution or the winding up of the Company; the balance of any such funds available for distribution will be distributed among the holders of shares of Preferred Stock and the holder of Common Stock, pro rata based on the number of shares held by each; provided, however, that for these purposes, one share of Common Stock will be deemed to equal one-tenth of a share of Preferred Stock.

In addition to certain rights to remove and replace directors with or without cause, the holders of a majority of the then outstanding shares of Preferred Stock shall have the further right to approve or disapprove a proposed sale of the Property, the merger of the Company with any other entity and amendments to the corporate charter. A vote of the holders of not less than 66.67% of the then outstanding shares of Preferred Stock is required for the issuance of any additional shares of capital stock. Holders of shares of Preferred Stock have no redemption or conversion rights.

COMMON STOCK

Franklin Street is the sole holder of the Company’s Common Stock. Franklin Street has the right to vote to elect the directors of the Company and to vote on all matters, subject to the voting rights of the Preferred Stock set forth above. Subsequent to the completion of the offering of the shares of Preferred Stock in December 2007, Franklin Street, as the holder of Common Stock, was not, and is not entitled to share in any earnings or any related dividend with respect to the Common Stock.

6.	Related Party Transactions

Asset Management Agreement

The Company has in the past engaged in and currently engages in transactions with a related party, Franklin Street, and its wholly-owned subsidiaries, FSP Investments LLC and FSP Property Management LLC (collectively “FSP”). The Company expects to continue to have related party transactions with FSP in the form of management fees paid to FSP to manage the Company on behalf of its stockholders. FSP Property Management LLC currently provides the Company with asset management and financial reporting services. The asset management agreement between the Company and FSP Property Management LLC requires the Company to pay FSP Property Management LLC a monthly fee equal to one-half of one percent (.5%) of the gross revenues of the Property. The asset management agreement between the Company and FSP Property Management LLC may be terminated by either party without cause at any time, upon at least thirty (30) days’ written notice. For the years ended December 31, 2017 and 2016, management fees paid were approximately $91,000 and $87,000, respectively.

Investor Services Agreement

On August 14, 2012, the Company entered into an Investor Services Agreement (the “FSPI Agreement”) with FSP Investments LLC for the provision of investor services to holders of Preferred Stock. FSP Investments LLC is a wholly-owned subsidiary of Franklin Street, which is the sole holder of the one share of the Company’s Common Stock that is issued and outstanding. FSP Investments LLC acted as a real estate investment firm and broker/dealer with respect to (a) the Company’s organization, (b) the Company’s acquisition of the Property and (c) the sale of the Company’s equity interests. The FSPI Agreement requires the Company to pay a monthly service fee of $500 for services performed under the FSPI Agreement, and to reimburse FSP Investments LLC for its reasonable out-of-pocket expenses incurred in connection with the FSPI Agreement. The FSPI Agreement may be terminated by either party with thirty days written notice or immediately upon certain events of default set forth in the FSPI Agreement. For the years ended December 31, 2017 and 2016, investor services fees and expenses paid were approximately $17,000 and $16,000, respectively.

FSP 303 East Wacker Drive Corp.

Notes to Consolidated Financial Statements

6.	Related Party Transactions (continued)

Ownership of Preferred Stock and Common Stock

On December 27, 2007, Franklin Street purchased 965.75 shares of Preferred Stock (approximately 43.7% of the issued and outstanding shares of Preferred Stock) for consideration totaling $82,813,000. Prior to purchasing any shares of the Preferred Stock, Franklin Street agreed to vote any shares of Preferred Stock held by it on any matter presented to the holders of the Preferred Stock in a manner that approximates as closely as possible the votes cast in favor of and opposed to such matter by the holders of the Preferred Stock other than Franklin Street and its affiliates. For purposes of determining how Franklin Street votes its shares of the Preferred Stock, abstentions and non-votes by stockholders other than Franklin Street are not considered. Franklin Street is entitled to distributions that are declared on the Preferred Stock.

Franklin Street is the sole holder of the one share of the Company’s Common Stock that is issued and outstanding. Subsequent to the completion of the private placement of the Preferred Stock in December 2007, Franklin Street has not been entitled to share in earnings or any dividend related to the Common Stock.

7.	Commitments and Contingencies

The Company, as lessor, has minimum future rentals due under non-cancelable operating leases as follows:

	Year Ending
(in thousands)	December 31,	Amount

	2018	$11,971
	2019	11,983
	2020	11,863
	2021	10,645
	2022	9,259
	Thereafter	30,131

		$85,852

In addition, the lessees are liable for real estate taxes and certain operating expenses of the Property pursuant to lease agreements.

8.	Segment Reporting

The Company operates in one industry segment, which is real estate ownership of commercial property. At December 31, 2017 and 2016, the Company owned and operated the Property in that one segment.

9.	Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the components shown below:

	December 31,
(in thousands)	2017	2016

Accrued property tax	$4,925	$4,407
Deferred rental income	456	686
Accrued capital expenditures	635	85
Accounts payable and other accrued expenses	678	740

Total	$6,694	$5,918

FSP 303 East Wacker Drive Corp.

Notes to Consolidated Financial Statements

10.	Cash Distributions

The Company’s board of directors declared and paid cash distributions as follows:

Quarter Paid	Distributions Per Preferred Share	Total Distributions

First quarter of 2017	$330	$729,300
Second quarter of 2017	$330	$729,300
Third quarter of 2017	$335	$740,350
Fourth quarter of 2017	$340	$751,400

First quarter of 2016	$—	$—
Second quarter of 2016	$316	$698,360
Third quarter of 2016	$316	$698,360
Fourth quarter of 2016	$316	$698,360

11.	Subsequent Event

The Company declared a cash distribution of $340 per share of Preferred Stock on January 24, 2018 to the holders of record of Preferred Stock on February 7, 2018, payable on February 14, 2018.

SCHEDULE III

FSP 303 East Wacker Drive Corp.

Real Estate and Accumulated Depreciation

December 31, 2017

(in thousands)

		Initial Cost			Historical Costs
Description	Encumbrances	Land	Buildings Improvements and Equipment	Costs Capitalized (Disposals) Subsequent to Acquisition	Land	Buildings Improvements and Equipment	Total (1)	Accumulated Depreciation	Total Costs, Net of Accumulated Depreciation	Depreciable Life (Years)	Date of Acquisition
		(in thousands)
303 East Wacker, Chicago, Illinois	$34,070	$26,200	$128,502	$37,394	$26,200	$165,896	$192,096	$47,992	$144,104	5- 39	2007

(1)	The aggregate cost for Federal Income Tax purposes is $210,739.

FSP 303 East Wacker Drive Corp.

The following table summarizes the changes in the Company’s real estate investments and accumulated depreciation:

	December 31,	December 31,
(in thousands)	2017	2016

Real estate investments, at cost:
Balance, beginning of year	$186,871	$180,952
Improvements	5,709	7,032
Dispositions	(484)	(1,113)

Balance, end of year	$192,096	$186,871

Accumulated depreciation:
Balance, beginning of year	$42,223	$37,563
Depreciation	6,253	5,773
Dispositions	(484)	(1,113)

Balance, end of year	$47,992	$42,223

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10 - Q

(Mark One)

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2018

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _________ to __________.

Commission File Number: 000-53165

FSP 303 East Wacker Drive Corp.

(Exact name of registrant as specified in its charter)

Delaware	20-8061759
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

401 Edgewater Place

Wakefield, MA 01880

(Address of principal executive offices)(Zip Code)

(781) 557-1300

(Registrant’s telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

YES ☑	NO ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

YES ☑	NO ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

YES ☐	NO ☑

The number of shares of common stock outstanding was 1 and the number of shares of preferred stock outstanding was 2,210, each as of April 30, 2018.

FSP 303 East Wacker Drive Corp.

Form 10-Q

Quarterly Report

March 31, 2018

			Page
Part I.	Financial Information

	Item 1.	Financial Statements

		Consolidated Balance Sheets as of March 31, 2018 and December 31, 2017	2

		Consolidated Statements of Operations for the three months ended March 31, 2018 and 2017	3

		Consolidated Statements of Cash Flows for the three months ended March 31, 2018 and 2017	4

		Notes to Consolidated Financial Statements	5-8

	Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	9-13

	Item 3.	Quantitative and Qualitative Disclosures About Market Risk	13

	Item 4.	Controls and Procedures	14

Part II.	Other Information

	Item 1.	Legal Proceedings	15

	Item 1A.	Risk Factors	15

	Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds	15

	Item 3.	Defaults Upon Senior Securities	15

	Item 4.	Mine Safety Disclosures	15

	Item 5.	Other Information	15

	Item 6.	Exhibits	16

Signatures			17

PART I – FINANCIAL INFORMATION

Item 1. Financial Statements

FSP 303 East Wacker Drive Corp.
Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
(in thousands, except share and par value amounts)	2018	2017

Assets:

Real estate investments, at cost:
Land	$26,200	$26,200
Buildings and improvements	166,452	165,059
Furniture and equipment	837	837
	193,489	192,096

Less accumulated depreciation	49,627	47,992

Real estate investments, net	143,862	144,104

Cash and cash equivalents	20,111	22,628
Restricted cash	3,942	3,943
Tenant rent receivables, net of allowance for doubtful accounts of $98 and $133, respectively	320	235
Step rent receivable	7,897	7,553
Deferred leasing costs, net of accumulated amortization of $3,179 and $2,893, respectively	6,169	6,151
Prepaid expenses and other assets	93	88

Total assets	$182,394	$184,702

Liabilities and Stockholders’ Equity:

Liabilities:
Accounts payable and accrued expenses	$5,498	$6,694
Tenant security deposits	483	483
Loan payable, less unamortized financing costs of $103 and $111, respectively	33,774	33,959

Total liabilities	39,755	41,136

Commitments and Contingencies:	—	—

Stockholders’ Equity:
Preferred Stock, $.01 par value, 2,210 shares authorized, issued and outstanding, aggregate liquidation preference $221,000	—	—

Common Stock, $.01 par value, 1 share authorized, issued and outstanding	—	—
Additional paid-in capital	197,162	197,162
Retained losses and distributions in excess of earnings	(54,523)	(53,596)

Total Stockholders’ Equity	142,639	143,566

Total Liabilities and Stockholders’ Equity	$182,394	$184,702
See accompanying notes to consolidated financial statements.

2

FSP 303 East Wacker Drive Corp.

Consolidated Statements of Operations

(Unaudited)

	For the Three Months
	Ended March 31,
(in thousands, except share and per share amounts)	2018	2017

Revenues:
Rental	$5,301	$4,769

Total revenue	5,301	4,769

Expenses:

Rental operating expenses	1,772	1,675
Real estate taxes and insurance	1,364	1,236
Depreciation and amortization	1,925	1,759
Interest expense	417	427

Total expenses	5,478	5,097

Net loss before interest income	(177)	(328)

Interest income	1	2

Net loss attributable to preferred stockholders	$(176)	$(326)

Weighted average number of preferred shares outstanding, basic and diluted	2,210	2,210

Net loss per preferred share, basic and diluted	$(80)	$(148)
See accompanying notes to consolidated financial statements.

3

FSP 303 East Wacker Drive Corp.
Consolidated Statements of Cash Flows
(Unaudited)

	For the Three Months
	Ended March 31,
(in thousands)	2018	2017
Cash flows from operating activities:
Net loss	$(176)	$(326)
Adjustments to reconcile net loss to net cash
used for operating activities:
Depreciation and amortization	1,933	1,767
Decrease in bad debt reserve	(35)	—
Changes in operating assets and liabilities:
Tenant rent receivable	(50)	(111)
Step rent receivable	(344)	(298)
Prepaid expenses and other assets	(5)	(168)
Accounts payable and accrued expenses	(1,106)	(973)
Payment of deferred leasing costs	(308)	(625)

Net cash used for operating activities	(91)	(734)

Cash flows from investing activities:
Purchase of real estate assets	(1,483)	(78)

Net cash used for investing activities	(1,483)	(78)

Cash flows from financing activities:
Principal payments of the loan payable	(193)	(184)
Distributions to stockholders	(751)	(729)

Net cash used for financing activities	(944)	(913)

Net decrease in cash, cash equivalents and restricted cash	(2,518)	(1,725)

Cash, cash equivalents and restricted cash, beginning of year	26,571	31,874

Cash, cash equivalents and restricted cash, end of period	$24,053	$30,149

Supplemental disclosure of cash flow information:
Cash paid for interest	$411	$420

Disclosure of non-cash investing activities:
Accrued costs for purchase of real estate assets	$545	$1,024

See accompanying notes to consolidated financial statements.

4

FSP 303 East Wacker Drive Corp.

Notes to Consolidated Financial Statements

(Unaudited)

1.	Organization, Basis of Presentation, Real Estate and Depreciation, Financial Instruments, Cash, Cash Equivalents and Restricted Cash, and Recent Accounting Standards

Organization

FSP 303 East Wacker Drive Corp. (the “Company”) was organized on December 13, 2006 as a corporation under the laws of the State of Delaware to purchase, own, and operate a twenty-eight story Class “A” multi-tenant office tower containing approximately 860,000 rentable square feet of office and retail space and a 294-stall underground parking garage located in downtown Chicago, Illinois (the “Property”). The Company acquired the Property and commenced operations on January 5, 2007. Franklin Street Properties Corp. (“Franklin Street”) (NYSE American: FSP) holds the sole share of the Company’s common stock, $.01 par value per share (the “Common Stock”). Between February 2007 and December 2007, FSP Investments LLC, a wholly-owned subsidiary of Franklin Street, completed the sale on a best efforts basis of 2,210 shares of the Company’s preferred stock, $.01 par value per share (the “Preferred Stock”). FSP Investments LLC sold the Preferred Stock in a private placement offering to “accredited investors” within the meaning of Regulation D under the Securities Act of 1933.

All references to the Company refer to FSP 303 East Wacker Drive Corp. and its consolidated subsidiary, collectively, unless the context otherwise requires.

Basis of Presentation

The unaudited consolidated financial statements of the Company include all of the accounts of the Company and its wholly owned subsidiary. These financial statements should be read in conjunction with the Company's consolidated financial statements and notes thereto contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission (“SEC”).

The accompanying interim financial statements are unaudited; however, the financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) for interim financial information and in conjunction with the rules and regulations of the SEC. Accordingly, they do not include all of the disclosures required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting solely of normal recurring matters) necessary for a fair presentation of the financial statements for these interim periods have been included. Operating results for the three months ended March 31, 2018 are not necessarily indicative of the results that may be expected for the year ending December 31, 2018 or for any other period.

Real Estate and Depreciation

Real estate assets are stated at cost, less accumulated depreciation. If the Company determines that impairment has occurred, the affected assets are reduced to their fair value.

Costs related to property acquisition and improvements are capitalized. Typical capital items include new roofs, site improvements, various exterior building improvements and major interior renovations.

Routine replacements and ordinary maintenance and repairs that do not extend the life of the asset are expensed as incurred. Funding for repairs and maintenance items typically is provided by cash flows from operating activities.

Depreciation is computed using the straight-line method over the assets’ estimated useful lives as follows:

Category	Years
Buildings	39
Building Improvements	15-39
Furniture and Equipment	5-7
Tenant Improvements	shorter of estimated useful life or the term of the lease

The Company reviews the Property to determine if the carrying amount will be recovered from future cash flows if certain indicators of impairment are identified at the Property. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results in future periods. When indicators of impairment are present and the sum of the undiscounted future cash flows is less than the carrying value of such asset, an impairment loss is recorded equal to the difference between the asset’s current carrying value and its fair value based on discounting its estimated future cash flows. At March 31, 2018 and December 31, 2017, no impairment charges were recorded.

5

FSP 303 East Wacker Drive Corp.

Notes to Consolidated Financial Statements

(Unaudited)

1.	Organization, Basis of Presentation, Real Estate and Depreciation, Financial Instruments, Cash, Cash Equivalents and Restricted Cash, and Recent Accounting Standards (continued)

Financial Instruments

The Company estimates that the carrying value of cash and cash equivalents, restricted cash and loan payable approximate their fair values based on their short-term maturity and prevailing interest rates.

Cash, Cash Equivalents and Restricted Cash

The Company is required under the loan payable to hold proceeds from the loan payable in a restricted reserve account or accounts.  These proceeds are classified as restricted cash on the Consolidated Balance Sheets.  Restricted cash at March 31, 2018 and December 31, 2017 consisted of amounts in a money market account totaling $3,942,000 and $3,943,000, respectively.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts shown in the consolidated statement of cash flows.

(in thousands)	March 31, 2018	March 31, 2017

Cash and cash equivalents	$20,111	$23,643
Restricted cash	3,942	6,506
Total cash, cash equivalents and restricted cash	$24,053	$30,149

Recent Accounting Standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, Revenue from Contracts with Customers (“Topic 606”), which provides guidance for revenue recognition. The standard’s core principle is that a company will recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which a company expects to be entitled in exchange for those goods or services. This update is effective for interim and annual reporting periods beginning after December 15, 2017. A substantial portion of the Company’s revenue consists of rental income from leasing arrangements, which is specifically excluded from Topic 606. The Company adopted Topic 606 using the modified retrospective approach effective January 1, 2018 and the adoption did not have an impact on the amount or timing of revenue recognition in the consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 requires lessees to establish a lease liability for the obligation to make lease payments and a right-of-use asset for the right to use the underlying asset for the lease term on their balance sheets. Lessees will continue to recognize lease expenses on their income statements in a manner similar to current accounting. The guidance also eliminates current real estate-specific provisions for all entities. For lessors, the guidance modifies the classification criteria and the accounting for sales-type and direct financing leases. This new standard is effective for annual periods beginning after December 15, 2018, and interim periods thereafter with early adoption permitted. The Company is currently evaluating the potential changes from ASU 2016-02 to future financial reporting and disclosures.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”), which clarifies how reporting entities should present and classify certain cash receipts and cash payments in the statement of cash flows. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company adopted this guidance during the first quarter of 2018 and applied it retrospectively.

In November 2016, the FASB issued ASU No. 2016-18, Restricted Cash (“ASU 2016-18”), which clarifies how reporting entities should present restricted cash and restricted cash equivalents. Reporting entities will show the changes in the total of cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows. The new standard requires a reconciliation of the totals in the statement of cash flows to the related captions in the balance sheets. ASU 2016-18 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Upon the adoption of ASU 2016-18, the Company reconciled both cash and cash equivalents and restricted cash and restricted cash equivalents, whereas under the previous guidance the Company explained the changes during the period for cash and cash equivalents only. Prior periods were retrospectively adjusted to conform to the current period’s presentation.

6

FSP 303 East Wacker Drive Corp.

Notes to Consolidated Financial Statements

(Unaudited)

2.	Income Taxes

The Company has elected to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended. As a REIT, the Company generally is entitled to a tax deduction for dividends paid to its stockholders, thereby effectively subjecting the distributed net income of the Company to taxation at the shareholder level only. The Company must comply with a variety of restrictions to maintain its status as a REIT. These restrictions include the type of income it can earn, the type of assets it can hold, the number of stockholders it can have and the concentration of their ownership, and the amount of the Company’s income that must be distributed annually.

Accrued interest and penalties will be recorded as income tax expense, if the Company records a liability in the future. The Company files income tax returns in the U.S. federal jurisdiction and the State of Illinois jurisdiction.

3.	Loan Payable

On August 3, 2011, the Company entered into a mortgage note in favor of John Hancock Life Insurance Company (U.S.A.) (the “Lender”) to evidence a loan in the original principal amount of $35,000,000 that matures on September 1, 2021 (the “Loan”). The proceeds of the Loan are being held by the Lender for the Company’s benefit in a restricted reserve account or accounts to be drawn upon by the Company from time to time for tenant improvement costs and leasing commissions at the Property upon satisfaction of certain conditions. The Loan bears interest at the fixed rate of 4.83% per annum. The Company was obligated to make monthly payments of interest only for the initial 60 months of the Loan. Thereafter, the Company is obligated to make monthly payments of principal and interest for the remaining 60 months, based on a 25-year amortization schedule, until the maturity date, when all outstanding amounts become due. Commencing on October 1, 2016, the Loan became payable in monthly payments of principal and interest in the amount of $201,155. The Company may prepay the Loan with a prepayment premium, as defined in the Loan agreement. The Loan is secured, in part, by a mortgage, assignment of leases and rents and security agreement (the “Mortgage”) from the Company in favor of the Lender. The Mortgage constitutes a lien against the Property and has been recorded in the land records of Cook County, Illinois. Subject to customary exceptions, the Loan is nonrecourse to the Company. As of March 31, 2018, the Company had drawn an aggregate of $31,070,000 from the restricted reserve account(s). Interest expense paid on the Loan for the three months ended March 31, 2018 and 2017 was $411,000 and $420,000, respectively. The documents evidencing and securing the Loan include restrictions on property liens and require compliance with various non-financial covenants, which include the requirement that the Company provide annual reports to the Lender. The Company was in compliance with the Loan covenants as of March 31, 2018 and December 31, 2017.

Fees paid associated with the Loan were $304,000 and are being amortized on the straight-line basis over the term of the Loan. Amortization expense for each of the three months ended March 31, 2018 and 2017 was $8,000, and is included in interest expense in the Company’s Consolidated Statements of Operations.

4.	Related Party Transactions

Asset Management Agreement

The Company has in the past engaged in and currently engages in transactions with a related party, Franklin Street, and its wholly-owned subsidiaries, FSP Investments LLC and FSP Property Management LLC (collectively “FSP”). The Company expects to continue to have related party transactions with FSP in the form of management fees paid to FSP to manage the Company on behalf of its stockholders. FSP Property Management LLC currently provides the Company with asset management and financial reporting services. The asset management agreement between the Company and FSP Property Management LLC requires the Company to pay FSP Property Management LLC a monthly fee equal to one-half of one percent (.5%) of the gross revenues of the Property. The asset management agreement between the Company and FSP Property Management LLC may be terminated by either party without cause at any time, upon at least thirty (30) days’ written notice. For the three months ended March 31, 2018 and 2017, management fees paid to FSP Property Management LLC were approximately $24,000 and $23,000, respectively.

7

FSP 303 East Wacker Drive Corp.

Notes to Consolidated Financial Statements

(Unaudited)

4.	Related Party Transactions (continued)

Investor Services Agreement

On August 14, 2012, the Company entered into an Investor Services Agreement (the “FSPI Agreement”) with FSP Investments LLC for the provision of investor services to holders of Preferred Stock. FSP Investments LLC acted as a real estate investment firm and broker/dealer with respect to (a) the Company’s organization, (b) the Company’s acquisition of the Property and (c) the sale of the Company’s equity interests. The FSPI Agreement requires the Company to pay a monthly service fee of $500 for services performed under the FSPI Agreement, and to reimburse FSP Investments LLC for its reasonable out-of-pocket expenses incurred in connection with the FSPI Agreement. The FSPI Agreement may be terminated by either party with thirty days written notice or immediately upon certain events of default set forth in the FSPI Agreement. For the three months ended March 31, 2018 and 2017, investor services fees paid were approximately $5,000 and $4,000, respectively.

Ownership of Preferred Stock and Common Stock

On December 27, 2007, Franklin Street purchased 965.75 shares of Preferred Stock (or approximately 43.7% of the currently issued and outstanding shares of Preferred Stock) for consideration totaling $82,813,000. Prior to purchasing any shares of the Preferred Stock, Franklin Street agreed to vote any shares of Preferred Stock held by it on any matter presented to the holders of the Preferred Stock in a manner that approximates as closely as possible the votes cast in favor of and opposed to such matter by the holders of the Preferred Stock other than Franklin Street and its affiliates. For purposes of determining how Franklin Street votes its shares of the Preferred Stock, abstentions and non-votes by stockholders other than Franklin Street are not considered. Franklin Street is entitled to distributions that are declared on the Preferred Stock.

Franklin Street is the sole holder of the one share of Common Stock that is issued and outstanding. Subsequent to the completion of the private placement of the Preferred Stock in December 2007, Franklin Street has not been entitled to share in the Company’s earnings or any dividend related to the Common Stock.

5.	Net Income Per Share

Basic net income per share is computed by dividing net income or loss by the weighted average number of shares of Preferred Stock outstanding during the period. Diluted net income or loss per share reflects the potential dilution that could occur if securities or other contracts to issue shares were exercised or converted into shares. There were no potential dilutive shares outstanding at March 31, 2018 and 2017.

6.	Segment Reporting

The Company operates in one industry segment, which is real estate ownership of commercial property. The Company owned and operated the Property for all periods presented.

7.	Cash Distributions

The Company’s board of directors declared and paid cash distributions as follows:

	Distribution Per	Total
Quarter Paid	Preferred Shares	Distributions

First quarter of 2018	$340	$751,400

First quarter of 2017	$330	$729,300

8.	Subsequent Event

The Company declared a cash distribution of $340 per preferred share on April 24, 2018 to the holders of record of Preferred Stock on May 8, 2018, payable on May 15, 2018.

8

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this report and in our Annual Report on Form 10-K for the year ended December 31, 2017. Historical results and percentage relationships set forth in the consolidated financial statements, including trends which might appear, should not be taken as necessarily indicative of future operations. The following discussion and other parts of this Quarterly Report on Form 10-Q may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements. Investors are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation, economic conditions in the United States and in the market where we own the Property, changes in interest rates, disruptions in the debt markets, risks of a lessening of demand for the type of real estate owned by us, changes in government regulations and regulatory uncertainty, geopolitical events, expenditures that cannot be anticipated, such as utility rate and usage increases, unanticipated repairs, uncertainties relating to fiscal policy, additional staffing, insurance increases and real estate tax valuation reassessments. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We may not update any of the forward-looking statements after the date this Quarterly Report on Form 10-Q is filed to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.

Overview

FSP 303 East Wacker Drive Corp., which we refer to as the Company, is a Delaware corporation formed to purchase, own, and operate a twenty-eight story Class “A” multi-tenant office tower containing approximately 860,000 rentable square feet of office and retail space and a 294-stall underground parking garage located in downtown Chicago, Illinois, which we refer to as the Property.

Franklin Street Properties Corp., which we refer to as Franklin Street, is the sole holder of our one share of common stock, $.01 par value per share, which we refer to as the Common Stock, that is issued and outstanding. Between February 2007 and December 2007, FSP Investments LLC, a wholly-owned subsidiary of Franklin Street, completed the sale on a best efforts basis of 2,210 shares of our preferred stock, $.01 par value per share, which we refer to as the Preferred Stock. FSP Investments LLC sold the Preferred Stock in a private placement offering to “accredited investors” within the meaning of Regulation D under the Securities Act of 1933. Since the completion of the placement of the Preferred Stock in December 2007, Franklin Street has not been entitled to share in any earnings or dividend related to the Common Stock.

We operate in one business segment, which is real estate operations, and own a single property. Our real estate operations involve real estate rental operations, leasing services and property management services. The main factor that affects our real estate operations is the broad economic market conditions in the United States and, more specifically, the economic conditions in Chicago, Illinois, the relevant local market. These market conditions affect the occupancy levels and the rent levels on both a national and local level. We have no influence on national or local market conditions.

Trends and Uncertainties

Economic Conditions

The economy in the United States is continuing to experience a period of moderate economic growth, which directly affects the demand for office space, our primary income producing asset.  The broad economic market conditions in the United States are affected by numerous factors, including but not limited to, inflation and employment levels, energy prices, the pace of economic growth and/or recessionary concerns, uncertainty about government fiscal and tax policy, changes in currency exchange rates, geopolitical events, the regulatory environment, the availability of credit and interest rates. In addition, the Federal Reserve Bank has indicated that it could raise interest rates further in 2018. Although the interest rate on our existing indebtedness is fixed, any increase in interest rates could result in increased future borrowing costs to us.  However, we could also benefit from any further improved economic fundamentals and increasing levels of employment.  We believe that the economy is in a cyclically-slower but prolonged broad-based upswing.  However, future economic factors may negatively affect real estate values, occupancy levels and property income.

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Real Estate Operations

The Property was approximately 74.7% leased as of March 31, 2018 to a diverse group of tenants with staggered lease expirations, compared to approximately 73.5% leased as of December 31, 2017. We believe that any tenant that leases 10% or more of the Property’s rentable space is material. As of March 31, 2018, 45 tenants were leasing space at the Property, with the largest being Tribune Media at approximately 60,952 square feet, or approximately 7.1% of the Property’s rentable space.

During the three months ended March 31, 2018, we worked with several new prospects and multiple existing tenants on potential expansions and lease extensions.

We believe that the vacancy rate in the downtown Chicago office market, which we refer to as the Central Business District, decreased slightly during the first quarter of 2018 compared to the fourth quarter of 2017. We believe that the decrease in the vacancy rate in the Central Business District during the first quarter of 2018 was primarily attributable to a decrease in available sublease space. The Property is located in the East Loop submarket of the Central Business District. We believe that the vacancy rate in the East Loop also decreased slightly during the first quarter of 2018 compared to the fourth quarter of 2017, but we think that the decrease in the East Loop was primarily attributable to positive net absorption and a decrease in available sublease space. During the three months ended March 31, 2018, we believe that rental rates increased for buildings in Chicago’s East Loop office submarket. We believe that several factors, including a limited supply of larger tenant prospects, have caused us to focus on renewing and expanding existing tenants, while also attempting to attract smaller and mid-sized prospective tenants. Accordingly, we believe that it may take longer than we had previously expected to stabilize the Property at a higher occupancy level.

It is difficult for management to predict what will happen to occupancy and rents in the future because the need for space and the price tenants are willing to pay are tied to both the local economy and to the larger trends in the national economy, such as job growth, interest rates, the availability of credit and corporate earnings, which in turn are tied to even larger macroeconomic and political factors, such as recessionary concerns, volatility in energy pricing and the risk of terrorism. In addition to the difficulty of predicting macroeconomic factors, it is difficult to predict how our local market or tenants (existing and potential) will suffer or benefit from changes in the larger economy. In addition, because the Property is in a single geographical market, these macroeconomic trends may have a different effect on the Property and on its tenants (existing and potential), some of which may operate on a national level. Although we cannot predict how long it will take to lease vacant space at the Property or what the terms and conditions of any new leases will be, we expect to sign new leases at then-current market rates which may be below the expiring rates.

The potential for any of our tenants to default on its lease or to seek the protection of bankruptcy laws exists. If any of our tenants defaults on its lease, we may experience delays in enforcing our rights as a landlord and may incur substantial costs in protecting our investment. In addition, at any time, a tenant may seek the protection of bankruptcy laws, which could result in the rejection and termination of such tenant’s lease and thereby cause a reduction in cash available for distribution to our stockholders. Bankruptcy or a material adverse change in the financial condition of a material tenant would likely have a material adverse effect on our results of operations.

Dividends, Future Tenant Improvement Costs and Leasing Commissions

On April 24, 2018, our Board of Directors declared a dividend in the amount of $340 per share of Preferred Stock, in light of results of operations of the Property for the three months ended March 31, 2018. Although we currently expect a similar level of dividend distributions in future periods until occupancy levels at the Property more fully recover, the level of dividend payments in future periods may vary and will depend on the Property’s actual operating results and future capital and leasing needs. We cannot guarantee the future payment of dividends or the amount of any such dividends.

Management believes that the Company will need to be able to quickly access cash in order to fund the potentially significant tenant improvements costs and leasing commissions that may be required to stabilize the occupancy and rent roll at the Property. In light of the amount of vacant space that needs to be leased at the Property and the potential for significant tenant improvement allowance costs and leasing commissions, on August 3, 2011, we entered into a mortgage note in favor of John Hancock Life Insurance Company (U.S.A.), which we refer to as the Lender, to evidence a loan, in the original principal amount of $35,000,000 that matures on September 1, 2021, which we refer to as the Loan. The remaining proceeds of the Loan are being held by the Lender for our benefit in a restricted reserve account or accounts to be drawn upon by us from time to time for tenant improvement costs and leasing commissions at the Property upon satisfaction of certain conditions.

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The Loan bears interest at the fixed rate of 4.83% per annum. We were obligated to make monthly payments of interest only for the initial 60 months of the Loan. Thereafter, we are obligated to make monthly payments of principal and interest for the remaining 60 months, based on a 25-year amortization schedule, until the maturity date, when all outstanding amounts become due. Commencing on October 1, 2016, the Loan became payable in monthly payments of principal and interest in the amount of $201,155. We may prepay the Loan with a prepayment premium, as defined in the Loan agreement. The Loan is secured, in part, by a mortgage, assignment of leases and rents and security agreement, which we refer to as the Mortgage, from us in favor of the Lender. The Mortgage constitutes a lien against the Property and has been recorded in the land records of Cook County, Illinois. Subject to customary exceptions, the Loan is nonrecourse to the Company. As of March 31, 2018, we had drawn an aggregate of $31,070,000 from the restricted reserve account(s). Interest expense paid on the Loan for the three months ended March 31, 2018 and 2017 was $411,000 and $420,000, respectively. The documents evidencing and securing the Loan include restrictions on property liens and require compliance with various non-financial covenants, which include the requirement that we provide annual reports to the Lender. We were in compliance with the Loan covenants as of March 31, 2018 and December 31, 2017.

Potential Sale of the Property

During the three months ended March 31, 2018, our Board of Directors made the decision to try to sell the Property. After soliciting interest and input from commercial real estate brokers familiar with the Property and the local market, we retained Jones Lang LaSalle Americas (Illinois) L.P., a commercial real estate broker, to facilitate a potential sale of the Property.

Any sale of the Property would be subject to a number of conditions, including successful marketing of the Property and approval of the sale by our Board of Directors and a majority of the holders of the Preferred Stock. At this time, we are not able to predict when or if the satisfaction of any of these conditions will occur and as a result there can be no assurance that we will be able to sell the Property on acceptable terms or within any particular time frame.

Critical Accounting Policies

We have certain critical accounting policies that are subject to judgments and estimates by our management and uncertainties of outcome that affect the application of these policies. We base our estimates on historical experience and on various other assumptions we believe to be reasonable under the circumstances. On an on-going basis, we evaluate our estimates. In the event estimates or assumptions prove to be different from actual results, adjustments are made in subsequent periods to reflect more current information. The accounting policies that we believe are most critical to the understanding of our financial position and results of operations and that require significant management estimates and judgments are discussed below.

Critical accounting policies are those that have the most impact on the reporting of our financial condition and results of operations and those requiring significant judgments and estimates. We believe that our judgments and estimates are consistently applied and produce financial information that fairly presents our results of operations.

No change to our critical accounting policies has occurred since the filing of our Annual Report on Form 10-K for the year ended December 31, 2017.

Results of Operations

As of March 31, 2018, the Property was approximately 74.7% leased to a diverse group of tenants with staggered lease expirations.

Comparison of the three months ended March 31, 2018 to the three months ended March 31, 2017

Revenue

Total revenue increased by approximately $0.5 million to $5.3 million for the three months ended March 31, 2018, as compared to $4.8 million for the three months ended March 31, 2017. This increase was due to an increase of $0.3 million in rental revenue and an increase of $0.2 million from recovery from operating expenses and real estate taxes.

Expenses

Total expenses increased by approximately $0.4 million to $5.5 million for the three months ended March 31, 2018, as compared to $5.1 million for the three months ended March 31, 2017. The increase is primarily due to a $0.2 million increase in depreciation and amortization, a $0.1 million increase in real estate taxes and insurance and a $0.1 million increase in operating expenses.

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Liquidity and Capital Resources

Cash and cash equivalents were $20.1 million at March 31, 2018 and $22.6 million at December 31, 2017. The $2.5 million decrease for the three months ended March 31, 2018 was primarily attributable to approximately $1.5 million used in investing activities, $0.9 million used in financing activities, and $0.1 million used for operating activities.

Management believes that the existing cash and cash equivalents as of March 31, 2018 of $20.1 million and cash anticipated to be generated internally by operations will be sufficient to meet working capital requirements, any distributions required for us to maintain our status as a real estate investment trust and anticipated capital expenditures for at least the next 12 months.

Operating Activities

The cash used for operating activities of $0.1 million for the three months ended March 31, 2018 was primarily attributable to a net loss of approximately $0.2 million, uses arising from other current operations of $1.5 million, and payments of deferred leasing costs of $0.3 million, which was partially offset by an add-back of non-cash items of $1.9 million, consisting primarily of depreciation and amortization.

Investing Activities

The cash used in investing activities of approximately $1.5 million for the three months ended March 31, 2018 was attributable to purchases of real estate assets.

Financing Activities

The cash used in financing activities of approximately $0.9 million for the three months ended March 31, 2018 was attributable to the distributions to stockholders of approximately $0.7 million and $0.2 million of principal payments on the Loan.

Sources and Uses of Funds

Our principal demands on liquidity are cash for operations, principal and interest on debt payments and distributions to equity holders. As of March 31, 2018, we had approximately $5.5 million in accrued liabilities, and $33.8 million in loan payable. In the near term, liquidity is generated by cash from operations.

Secured Debt

On August 3, 2011, we entered into the Loan, in an original principal amount of $35,000,000 that matures on September 1, 2021. The proceeds of the Loan are being held by the Lender for our benefit in a restricted reserve account or accounts to be drawn upon by us from time to time for tenant improvement costs and leasing commissions at the Property upon satisfaction of certain conditions. The Loan bears interest at the fixed rate of 4.83% per annum. We were obligated to make monthly payments of interest only for the initial 60 months of the Loan. Thereafter, we are obligated to make monthly payments of principal and interest for the remaining 60 months, based on a 25-year amortization schedule, until the maturity date, when all outstanding amounts become due. Commencing on October 1, 2016, the Loan became payable in monthly payments of principal and interest in the amount of $201,155. We may prepay the Loan with a prepayment premium, as defined in the Loan agreement. The Loan is secured, in part, by the Mortgage, from us in favor of the Lender. The Mortgage constitutes a lien against the Property and has been recorded in the land records of Cook County, Illinois. Subject to customary exceptions, the Loan is nonrecourse to the Company. As of March 31, 2018, we had drawn an aggregate of $31,070,000 from the restricted reserve account(s). Interest expense paid on the Loan for the three months ended March 31, 2018 and 2017 was $411,000 and $420,000, respectively.

The documents evidencing and securing the Loan include restrictions on property liens and require compliance with various non-financial covenants, which include the requirement that we provide annual reporting. We were in compliance with the Loan covenants as of March 31, 2018 and December 31, 2017.

Contingencies

We may be subject to various legal proceedings and claims that arise in the ordinary course of our business. Although occasional adverse decisions (or settlements) may occur, we believe that the final disposition of such matters will not have a material adverse effect on our financial position or results of operations.

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Related Party Transactions

Asset Management Agreement

We have in the past engaged in and currently engage in transactions with a related party, Franklin Street, and its wholly-owned subsidiaries, FSP Investments LLC and FSP Property Management LLC, which we collectively refer to as FSP. We expect to continue to have related party transactions with FSP in the form of management fees paid to FSP to manage the Company on behalf of our stockholders. FSP Property Management LLC currently provides us with asset management and financial reporting services. The asset management agreement between us and FSP Property Management LLC requires us to pay FSP Property Management LLC a monthly fee equal to one-half of one percent (.5%) of the gross revenues of the Property. The asset management agreement between us and FSP Property Management LLC may be terminated by either party without cause at any time, upon at least thirty (30) days’ written notice. For the three months ended March 31, 2018 and 2017, management fees paid to FSP Property Management LLC were approximately $24,000 and $23,000, respectively.

Investor Services Agreement

On August 14, 2012, we entered into an Investor Services Agreement, which we refer to as the FSPI Agreement, with FSP Investments LLC for the provision of investor services to holders of our Preferred Stock. FSP Investments LLC is a wholly-owned subsidiary of Franklin Street, which is the sole holder of our one share of Common Stock that is issued and outstanding. FSP Investments LLC acted as a real estate investment firm and broker/dealer with respect to (a) our organization, (b) our acquisition of the Property and (c) the sale of our equity interests. The FSPI Agreement requires us to pay a monthly service fee of $500 for services performed under the FSPI Agreement, and to reimburse FSP Investments LLC for its reasonable out-of-pocket expenses incurred in connection with the FSPI Agreement. The FSPI Agreement may be terminated by either party with thirty days written notice or immediately upon certain events of default set forth in the FSPI Agreement. For the three months ended March 31, 2018 and 2017, investor services fees paid were approximately $5,000 and $4,000, respectively.

Ownership of Preferred Stock and Common Stock

On December 27, 2007, Franklin Street purchased 965.75 shares of Preferred Stock (or approximately 43.7% of the currently issued and outstanding shares of Preferred Stock) for consideration totaling $82,813,000. Prior to purchasing any shares of Preferred Stock, Franklin Street agreed to vote any shares of Preferred Stock held by it on any matter presented to the holders of the Preferred Stock in a manner that approximates as closely as possible the votes cast in favor of and opposed to such matter by the holders of the Preferred Stock other than Franklin Street and its affiliates. For purposes of determining how Franklin Street votes its shares of Preferred Stock, abstentions and non-votes by stockholders other than Franklin Street are not considered. Franklin Street is entitled to distributions that are declared on the Preferred Stock.

Franklin Street is the sole holder of our one share of Common Stock that is issued and outstanding. Subsequent to the completion of the private placement of the Preferred Stock in December 2007, Franklin Street has not been entitled to share in our earnings or any dividend related to the Common Stock of the Company.

Item 3.	Quantitative and Qualitative Disclosures About Market Risk.

Not applicable.

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Item 4.	Controls and Procedures.

Disclosure Controls and Procedures

Our management, with the participation of our principal executive officer and principal financial officer, evaluated the effectiveness of our disclosure controls and procedures as of March 31, 2018. The term “disclosure controls and procedures,” as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, or the Exchange Act, means controls and other procedures of a company that are designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Securities and Exchange Commission's rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the company’s management, including its principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure. Management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving their objectives and management necessarily applies its judgment in evaluating the cost-benefit relationship of possible controls and procedures. Based on the evaluation of our disclosure controls and procedures as of March 31, 2018, our principal executive officer and principal financial officer concluded that, as of such date, our disclosure controls and procedures were effective at the reasonable assurance level.

Changes in Internal Control Over Financial Reporting

No change in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) occurred during the quarter ended March 31, 2018 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

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PART II – OTHER INFORMATION

Item 1.	Legal Proceedings.

From time to time, we may be subject to legal proceedings and claims that arise in the ordinary course of our business. Although occasional adverse decisions (or settlements) may occur, we believe that the final disposition of such matters will not have a material adverse effect on our financial position, cash flows or results of operations.

Item 1A.	Risk Factors.

Not applicable.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds.

None.

Item 3.	Defaults Upon Senior Securities.

None.

Item 4.	Mine Safety Disclosures.

Not applicable.

Item 5.	Other Information.

None.

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Item 6.	Exhibits.

Exhibit No.	Description

31.1*	Certification of FSP 303 East Wacker Drive Corp.'s principal executive officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*	Certification of FSP 303 East Wacker Drive Corp.'s principal financial officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1*	Certification of FSP 303 East Wacker Drive Corp.'s principal executive officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2*	Certification of FSP 303 East Wacker Drive Corp.'s principal financial officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101*	The following materials from FSP 303 East Wacker Drive Corp.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, formatted in XBRL (eXtensible Business Reporting Language): (i) the Consolidated Balance Sheets; (ii) the Consolidated Statements of Operations; (iii) the Consolidated Statements of Cash Flows; and (iv) the Notes to Consolidated Financial Statements.

*	Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FSP 303 East wacker drive corp.

Date	Signature	Title

Date: May 11, 2018	/s/ George J. Carter George J. Carter	Chief Executive Officer (Principal Executive Officer)

Date: May 11, 2018	/s/ John G. Demeritt John G. Demeritt	Chief Financial Officer (Principal Financial Officer)

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Annex C: Purchase and Sale Agreement

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of the 28th day of June, 2018 (the “Effective Date”), by and between FSP 303 EAST WACKER DRIVE LLC, a Delaware limited liability company (“Seller”) and BCSP 8 Acquisition LLC, a Delaware limited liability company (“Buyer”). CHICAGO TITLE INSURANCE COMPANY (the “Escrow Agent”) joins in this Agreement for the limited purposes set forth in Section 15.

BACKGROUND

A.       This Agreement is made with reference to all of Seller’s right, title and interest in and to the following real and personal property (collectively, the “Property”):

(1)       All that land which is located in the City of Chicago, State of Illinois and described in Exhibit A hereto, together with all easements, rights and privileges appurtenant thereto (the “Land”);

(2)       The building (the “Building”) having an address at 303 East Wacker Drive, Chicago, Illinois, together with all improvements, structures, fixtures and parking areas located on the Land and appurtenant thereto (the Building and such improvements, structures, fixtures and parking areas being hereinafter collectively referred to as the “Improvements,” and the Land and the Improvements being hereinafter collectively referred to as the “Real Property”);

(3)       The tenant leases relating to the Improvements, and other occupancy agreements with tenants occupying or using all or any portion of the Real Property (collectively, the “Leases”), together with all amendments, modifications, supplements or any guaranties applicable thereto, and all unapplied security deposits, letters of credit, advance rental, or like payments held by Seller (collectively, the “Security Deposits”), if any, in connection with the Leases, but not any subleases or licenses claiming by or through such Leases;

(4)       The construction, service, equipment, supply, maintenance or concession agreements to which Seller is a party (“Contracts”) in effect with respect to the Real Property or the Personalty;

(5)       All fixtures, equipment, furniture, furnishings, appliances, supplies and other personal property of every nature and description attached or pertaining to, or otherwise used in connection with, the Real Property, and located within the Real Property, but not any accounting software or related items (collectively, the “Personalty”); and

(6)       All assignable intangible rights and property used or useful in connection with the foregoing, including, without limitation, all development rights, contract rights, guarantees, licenses, plans, approvals, drawings, permits and warranties, and any service marks, logos or any trade names but not including any reference to "Franklin Street Partners", "Franklin Street Properties" or “FSP” (collectively, the “Intangible Property”).

B.       Seller is prepared to sell, transfer and convey the Property to Buyer, and Buyer is prepared to purchase and accept the same from Seller, all for the purchase price and on the other terms and conditions hereinafter set forth.

TERMS AND CONDITIONS

In consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree:

1.       Sale and Purchase. Seller hereby agrees to sell, transfer and convey the Property to Buyer, and Buyer hereby agrees to purchase and accept the Property from Seller, in each case for the purchase price and on and subject to the other terms and conditions set forth in this Agreement.

2.       Purchase Price. The purchase price for the Property (the “Purchase Price”) shall be ONE HUNDRED EIGHTY-TWO MILLION AND 00/100 DOLLARS ($182,000,000.00), which, subject to the terms and conditions hereinafter set forth, shall be paid to Seller by Buyer as follows:

2.1       Deposit. Within one (1) business day after the Effective Date and as a condition to the effectiveness of this Agreement, Buyer shall deliver to Escrow Agent, in immediately available funds, to be held in escrow and delivered in accordance with this Agreement, a cash deposit in the amount of Nine Million and 00/100 Dollars ($9,000,000.00) (together with any interest earned thereon, the “Deposit”). The Deposit shall be non-refundable other than as expressly set forth in this Agreement.

2.2       Payment at Closing. At the consummation of the transaction contemplated hereby (the “Closing”), Buyer shall deliver to Escrow Agent cash in an amount equal to the Purchase Price, subject to adjustments and apportionments as set forth herein, less the Deposit, by wire transfer of immediately available funds to Escrow Agent, for further transfer upon Closing to the order or account of Seller or such other person as Seller may designate in writing.

The delivery and recording of documents and the disbursement of funds shall be effectuated through the Escrow Agent at the Closing and pursuant to the closing instructions from the parties hereto, which closing instructions shall not modify or diminish the parties’ respective obligations hereunder.

2.3       Independent Contract Consideration. Within one (1) business day after the Effective Date, Buyer shall deliver to Seller in cash the sum of One Hundred and No/100 Dollars ($100.00) (the “Independent Contract Consideration”) which amount has been bargained for and agreed to as consideration for Buyer’s exclusive option to purchase the Property and the right to inspect the Property as provided herein, and for Seller’s execution and delivery of this Agreement. The Independent Contract Consideration is in addition to and independent of all other consideration provided in this Agreement, and is nonrefundable in all events.

3.       Representations and Warranties of Seller. Subject to all matters disclosed in any document delivered to Buyer by Seller and/or in the Due Diligence Certificate (as hereinafter defined) and/or any exhibit attached hereto, and subject to any information of which Buyer obtains actual knowledge or other information disclosed in writing to Buyer by Seller after the date hereof and prior to the Closing (all such matters being referred to herein as “Exception Matters”), Seller represents and warrants to Buyer as follows:

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3.1.       Authority. Seller is a Delaware limited liability company, is qualified to transact business in the State of Illinois, and, subject to the receipt of the Required Seller Approvals (as hereinafter defined) in accordance with Section 17.18 below, has all requisite power and authority to enter into this Agreement and perform its obligations hereunder. The execution and delivery of this Agreement have been duly authorized.

3.2.       No Conflict. Subject to the receipt of the Required Seller Approvals, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder on the part of Seller do not and will not conflict with or result in the breach of any material terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon any of the Property or assets of the Seller by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which Seller is a party or which is or purports to be binding upon Seller or which otherwise affects Seller, which will not be discharged, assumed or released at Closing.

3.3.       Leases. There are no leases or occupancy agreements currently in effect which affect the Property other than those listed on that certain Due Diligence Certificate dated of even date herewith and issued by Seller to Buyer with respect to certain matters relating to the Property (the “Due Diligence Certificate”) and, to Seller’s knowledge, no default exists under any such Leases by Landlord or tenant except as described in the Due Diligence Certificate. The Due Diligence Certificate lists all amendments to and modifications of the Leases, all base rent paid more than thirty (30) days in advance, and all Security Deposits and the form thereof. Seller further represents and warrants that, except as set forth in the Due Diligence Certificate, Seller has paid all agents' and brokers’ commissions and fees incurred in connection with the Leases executed prior to the date hereof (but excluding any such commissions or fees attributable to extension, renewal or expansion options under such Leases exercised after the Effective Date). Except as forth in the Due Diligence Certificate, Seller is not a party to any commission or brokerage agreements which affect the Property and which may be binding on Buyer following the Closing (collectively, the “Tenant Commission Agreements”). Except as set forth in the Due Diligence Certificate, there are no outstanding landlord improvement obligations in connection with the current terms of the Leases, or tenant improvement costs or allowances which remain unpaid under any Leases. Seller has provided or will provide Buyer with access to true, correct and complete copies of all of the Leases. Exhibit A-4 to the Due Diligence Certificate sets forth all free rent periods under existing Leases from and after September 1, 2018. The rent roll provided to Buyer in the Due Diligence Certificate (the “Rent Roll”) is the rent roll used by Seller in connection with its ownership and operation of the Property. To Seller’s knowledge, the Rent Roll is true, complete and correct in all material respects. There are no ongoing audits of operating expenses under the Leases and Seller has not received any written notice from any tenant under a Lease that it intends to audit operating expenses.

3.4.       No Condemnation. Seller has not received any written notice of any pending or contemplated condemnation, eminent domain or similar proceeding with respect to all or any portion of the Real Property.

3.5.       Contracts. There are no Contracts in effect with respect to the Real Property or the Personalty, except as set forth in the Due Diligence Certificate. Seller has provided or will provide Buyer with access to true, correct and complete copies of all Contracts. No written notice of default or breach by Seller in the terms of any Contract has been received or given by Seller except for any default or breach which has been cured.

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3.6.       Compliance. Except for violations of which Buyer has knowledge as of the Effective Date, Seller has not received written notice from any governmental agency or other body of any existing violations of any federal, state, county or municipal laws, ordinances, orders, codes, regulations or requirements affecting the Real Property which have not been cured.

3.7.       Litigation. There is no material action, suit or proceeding in court or arbitration which is pending or, to Seller’s knowledge, threatened against or affecting the Property or arising out of the ownership, management or operation of the Real Property which could have an adverse effect on the value of the Property or the ability of Seller to perform its obligations hereunder.

3.8.       FIRPTA. Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Internal Revenue Code.

3.9.       No Bankruptcy. There are no creditors' attachments or executions, general assignments in collection of debts for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy which are pending against Seller.

3.10.       No Other Options. Other than this Agreement, the Property is not subject to any outstanding agreement(s) of sale or options, rights of first refusal or other rights of purchase.

3.11.       OFAC. To Seller’s knowledge, Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the "Order") and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury ("OFAC") and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or orders are collectively hereinafter referred to as the "Orders"). To Seller’s knowledge, neither Seller nor its member (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the "Lists"), (ii) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders, or (iii) is owned or controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Orders. To Seller’s knowledge, Seller is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in the transactions contemplated herein, directly or indirectly, on behalf of, or instigating or facilitating the transactions contemplated herein, directly or indirectly, on behalf of, any such person, group, entity or nation.

3.12.       Employees. Seller has no employees.

3.13.       Tax Appeals. There are no outstanding tax appeals with respect to the Property except as set forth in the Due Diligence Certificate.

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3A.       Limitations Regarding Representations and Warranties. As used in this Agreement, or in any other agreement, document, certificate or instrument delivered by Seller to Buyer, the phrase “to Seller’s knowledge”, “to the best of Seller’s knowledge” or any similar phrase shall mean the actual, not constructive or imputed, knowledge of John Donahue, in his capacity as President of FSP Property Management LLC, and not individually, without any obligation on such individual's part to make any independent investigation of the matters being represented and warranted, or to make any inquiry of any other persons, or to search or examine any files, records, books, correspondence and the like.

Subject to Section 10.2, Seller shall have no liability whatsoever to Buyer with respect to any Exception Matters, whether or not Closing occurs hereunder. If Buyer obtains knowledge of any Exception Matters before the Closing, Buyer may consummate the acquisition of the Property subject thereto if Buyer determines to proceed with the purchase of the Property pursuant to Article 4; provided, however, if Buyer first obtains knowledge of any Exception Matters between the Effective Date and the Closing, which Exception Matters materially and adversely affect the value to Buyer of the transactions contemplated by this Agreement and which are not cured by Seller prior to the Closing (the parties hereby agreeing that such Exception Matters may be cured by Seller by the payment of money to the extent such payment of money would compensate Buyer for the damages which would be incurred by Buyer as a result of such Exception Matters), Buyer may terminate this Agreement and receive a refund of the Deposit upon written notice given within five (5) business days after Buyer obtains knowledge of any such Exception Matter. Upon any such termination of this Agreement, neither party shall have any further rights or obligations hereunder except as expressly provided for herein. Buyer agrees to inform Seller promptly in writing if it obtains knowledge that any representation or warranty of Seller is inaccurate in any material respect, or if it believes that Seller has failed to deliver to Buyer any document or material which it is obligated to deliver hereunder.

4.       Conditions Precedent to Buyer’s Obligations. Except as otherwise set forth in this Section 4, all of Buyer’s obligations hereunder are expressly conditioned on the satisfaction at or before the time of Closing hereunder, or at or before such earlier time as may be expressly stated below, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by Buyer, at Buyer’s option):

4.1.       Accuracy of Representations. All of the representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the date of Closing with the same effect as if made on and as of such date, except for any changes in such representations and warranties resulting from changes in circumstances after the Effective Date that are not otherwise a breach or default by Seller under this Agreement.

4.2.       Performance. Seller shall have performed, observed and complied with all material covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part prior to or as of Closing hereunder.

4.3.       Documents and Deliveries. All instruments and documents required on Seller’s part to effectuate this Agreement and the transactions contemplated hereby shall be delivered to Buyer and shall be in form and substance consistent with the requirements herein.

4.4.       Access; Purchase “As Is”. To the extent in the Seller's possession, Seller has, prior to the Effective Date, delivered or made available to Buyer on a data site or at the offices of the Seller or

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its property management company, the Leases and Contracts and other materials as set forth in the Due Diligence Certificate, and such other documents as Seller has made or may make available to Purchaser (all such items hereafter referred to as the “Property Materials”), except for any materials which are confidential, privileged or proprietary in nature, such as (but not limited to) internal memoranda and analyses, appraisals, financial projections, client and investor correspondence and other similar materials (the "Proprietary Materials"). Buyer hereby acknowledges and agrees that except in connection with the express representations of Seller contained herein, (a) Seller has not independently verified the accuracy or completeness of any of the Property Materials, (b) Seller makes no representation or warranty, express or implied, as to the accuracy, completeness or content of the Property Materials, and (c) Seller shall have no liability to Buyer as a result of any inaccuracy or incompleteness of any of the Property Materials. In the event that the Closing does not occur in accordance with the terms of this Agreement, Buyer shall return to Seller all of the documents, material or information regarding the Property supplied to Buyer by Seller, together with any additional documents, material or information regarding the Property, regardless of whether supplied by Seller, that Seller requests in writing from Buyer, without any representation or warranty as to their completeness or accuracy and subject to any confidentiality provisions contained therein

4.4.1.       From and after the Effective Date, subject to the remaining terms of this Agreement, and subject to the consent of Seller, which consent shall not be unreasonably withheld, Buyer, its agents and representatives, shall be entitled to enter upon the Real Property from time to time (as coordinated through Seller’s property manager), including all leased areas, upon receipt by Seller of notice (which may be by telephone or email) at least one (1) business day in advance of the intended entry, to perform inspections and tests of the Property expressly permitted under this Agreement, including surveys, non-invasive environmental studies, non-invasive examinations and tests of structural and mechanical systems within the Improvements, and to examine the books and records of Seller and Seller’s property manager relating to the Property, so long as the same are not proprietary in nature, all subject to all of the rights, obligations and limitations set forth in this Section 4.4.1. Seller shall have the right to have a representative present in connection with any such entry and investigations.

Notwithstanding the foregoing, Buyer, its agents, contractors, consultants, employees, designees, representatives, engineers, subcontractors, accountants or attorneys (collectively, "Buyer's Agents") shall not be permitted to interfere unreasonably with Seller's operations at the Property or interfere with any tenant's operations at the Property except in accordance with the terms of the applicable tenant lease, and the scheduling of any inspections shall take into account the timing and availability of access to tenants' premises, subject to tenants' rights under the Leases or otherwise. Neither Buyer nor Buyer's Agents shall communicate with any tenant (including any subtenant, employee, invitee or agent thereof) without the prior written consent of Seller. Furthermore, and notwithstanding anything to the contrary contained in this Section 4.4.1, Buyer acknowledges and agrees that unless otherwise approved by Seller, Buyer's inspection rights hereunder shall not include the right to conduct (a) air or water sampling/testing or (b) physically invasive testing, including without limitation, soil sampling/testing, the penetration of walls or ceilings or the penetration of foundation slab. If Buyer wishes to engage in any testing which is invasive, which will damage or disturb any portion of the Property, which will involve sampling, which will involve testing of subsurface soils or groundwater, or which will involve any of the items described in the immediately preceding sentence, Buyer shall first obtain Seller's prior consent thereto, which may be withheld by Seller in its sole and absolute discretion. Buyer shall promptly repair any damage to the Property caused by any such inspections, samples, tests or investigations performed under this Section 4.

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Buyer hereby agrees to indemnify and hold harmless Seller, Seller's partners and the shareholders, officers, directors, employees, agents, partners, members, successors and assigns of each of the foregoing (collectively, the “Indemnified Parties”) from and against any mechanics' lien or claim therefor, any claim, cause of action, lawsuit, damage, liability, loss, cost or expense (including, without limitation, attorneys' fees) arising out of any (i) entry on to the Real Property by Buyer or any of Buyer’s Agents or (ii) out of any inspections, samples, investigations or tests conducted by Buyer or any of Buyer's Agents; provided, however, the indemnity in clause (ii) of this sentence shall not apply to any liability arising out of any condition discovered as a result of such inspections, samples, investigations or tests so long as such condition was not actually caused by Buyer or Buyer's Agents. Prior to any entry upon the Real Property by Buyer or any of Buyer's Agents, Buyer shall deliver to Seller an original certificate acknowledging an endorsement to the commercial general liability insurance policy of Buyer and/or any of Buyer's Agents, as applicable, which evidences that Buyer and/or any of Buyer's Agents, as applicable, are carrying a commercial general liability insurance policy covering (i) the activities of Buyer and/or any Buyer's Agents, as applicable, on or upon the Real Property, and (ii) Buyer's indemnity obligation above. Such endorsement to such insurance policy shall evidence that such insurance policy shall have a per occurrence limit of at least $1,000,000 and an aggregate limit of at least $2,000,000, shall name Seller as an additional insured, shall be primary and non-contributing with any other insurance available to Seller, shall contain a full waiver of subrogation clause, and insure Buyer's indemnity obligations hereunder.

The provisions of this Section 4.4.1 shall survive the termination of this Agreement.

4.4.2.       Intentionally Omitted.

4.4.3.       EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT. BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, ANY PROSPECTUS DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGERS OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. BUYER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD “AS-IS.”

BUYER REPRESENTS TO SELLER THAT THE CLOSING OF THE PURCHASE OF THE PROPERTY BY BUYER SHALL BE CONCLUSIVE EVIDENCE THAT

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BUYER HAS HAD THE OPPORTUNITY TO HAVE CONDUCTED PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO. UPON CLOSING, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS, AND, SUBJECT TO BUYER’S RIGHTS UNDER SECTION 10.2, BUYER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER AND THE INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER AND THE INDEMNIFIED PARTIES AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY.

THE PROVISIONS OF THIS SECTION SHALL SURVIVE CLOSING OR ANY TERMINATION OF THIS AGREEMENT.

4.4.4.       Buyer hereby agrees that, if at any time after the Closing, any third party or any governmental agency seeks to hold Buyer responsible for the presence of, or any loss, cost or damage associated with, Hazardous Materials (as defined below) in, on, above or beneath the Real Property or emanating therefrom, then Buyer waives any rights it may have against Seller, except as otherwise expressly set forth in this Agreement, in connection therewith including, without limitation, under CERCLA (as defined below), and Buyer agrees that it shall not (i) implead the Seller, (ii) bring a contribution action or similar action against the Seller or (iii) attempt in any way to hold the Seller responsible with respect to any such matter. The provisions of this Section 4.4.4 shall survive the Closing. As used herein, “Hazardous Materials” shall mean and include, but shall not be limited to any petroleum product and all hazardous or toxic substances, wastes or substances, any substances which because of their quantities concentration, chemical, or active, flammable, explosive, infectious or other characteristics, constitute or may reasonably be expected to constitute or contribute to a danger or hazard to public health, safety or welfare or to the environment, including, without limitation, any hazardous or toxic waste or substances which are included under or regulated (whether now exiting or hereafter enacted or promulgated, as they may be amended from time to time) including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended (“CERCLA”), the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Toxic Substance Control Act, 15 U.S.C. §2601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1802, the Resource Conservation and Recovery Act, 42 U.S.C. §9601, et seq., the Clean Water Act, 33 U.S.C. §1251 et seq., the Safe Drinking Water Act, 42 U.S.C. §300f et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Federal Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., and similar federal, state and local laws and regulations adopted thereunder.

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4.5.       Title and Survey Matters. Seller has obtained and delivered to Buyer a current title report or commitment issued by the Escrow Agent (the “Title Commitment”) with respect to the Property (with copies of all instruments listed as exceptions to title) and Buyer has obtained a survey of the Property (“Survey”). By letter dated June 22, 2018, Buyer provided written notice to Seller of its responses to the objections to matters contained in the Title Commitment and Survey. By letter dated as of the Effective Date, Seller has advised Buyer of Seller’s responses to such objections (“Seller’s Title Response”), and Buyer has agreed to proceed with the Closing and to waive objection to any Title Commitment or survey matters set forth on the Title Commitment or Survey, except for any matters which Seller has expressly agreed to cure in Seller’s Title Response, without reduction in the Purchase Price. In the event Seller fails to actually effectuate any cure which Seller has agreed to take in Seller’s Title Response (in a manner reasonably acceptable to Buyer) prior to the Closing, Buyer’s sole rights with respect thereto shall be to terminate this Agreement prior to Closing and receive a refund of the Deposit hereunder; provided if Buyer does not so terminate this Agreement prior to Closing, Buyer shall be deemed to have waived objection to any such Title Commitment or survey matters and agreed to accept title subject thereto, without reduction in the Purchase Price.

Buyer shall have the right to approve any matters affecting title to the Property that first appear of record after the dates of the Title Commitment and the Survey, as applicable, but before the Closing Date, but only to the extent such Intervening Exceptions have a material adverse effect on the use or value of the Property (each, an “Intervening Exception”). Buyer shall have until 5:00 p.m. Central Time on the third business day after it receipt of notice of any Intervening Exception to either accept it or submit written disapproval. Seller shall have until 5:00 p.m. Central Time on the third business day after receipt of such disapproval, to notify Buyer whether Seller will attempt to remove or cure the objectionable Intervening Exception before the Closing or inform Buyer that it will not remove or cure the Intervening Exception. If Seller fails to give such notice of its intention to attempt to remove or cure the Intervening Exception, or if Seller elects not to attempt to effectuate such removal or cure, Buyer may terminate this Agreement by written notice to Seller within three (3) business days after such three day period, in which event the Deposit shall be returned to Buyer. If necessary to accommodate the time periods set forth in this paragraph, Seller may elect to extend the Closing for up to five (5) business days for the purpose of removing or curing an Intervening Exception. Notwithstanding anything contained herein to the contrary, in no event shall any lien or similar matter caused by any tenant at the Property constitute an Intervening Exception and Buyer shall have no right to terminate this Agreement as a result thereof.

4.6.       Tenant Estoppel Certificates. Promptly following Seller’s receipt of the Required Seller Approvals in accordance with Section 17.18 below, Seller shall request from each of the tenants at the Property estoppel certificates, either (a) in the form of Exhibit D attached hereto or (b) in such form as is permitted by any tenant Lease (in either case, an “Estoppel Certificate” or “Estoppel Certificates”). Prior to submitting the Estoppel Certificates to tenants, Seller shall provide the same to Buyer for review and approval. It shall be a condition precedent to the obligations of Buyer to proceed with Closing that the Estoppel Certificate Requirement shall have been satisfied. For purposes of this Agreement, the "Estoppel Certificate Requirement" shall be receipt by Buyer of Estoppel Certificates dated within forty-five (45) days of the Closing Date duly executed by tenants leasing not less than seventy percent (70%) of the leased square footage of the Property, including without limitation Estoppel Certificates from the following tenants: (i) Tribune Media (ii) AECOM Technology Corp., (iii) DXC Technology, and (iv) Kelly Scott Madison. An Estoppel Certificate shall be deemed to satisfy the Estoppel Certificate Requirement and be satisfactory as long as it does not contain any material inconsistency with the representations of Seller contained herein or with the terms of the Lease, and shall be deemed satisfactory notwithstanding the respective tenant's qualifying any statement or certification therein by a “best of knowledge” standard or similar provision. In the event the Estoppel Certificate Requirement is not

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satisfied on or prior to the date of Closing, then Seller or Buyer shall have the right to extend the date of Closing for up to thirty (30) days in order to provide Seller with additional time to satisfy the Estoppel Certificate Requirement.

If any of the conditions set forth in this Section 4 are not timely fulfilled or waived by Buyer in its sole discretion, Buyer may terminate this Agreement by giving written notice to Seller, in which case Escrow Agent shall promptly return the Deposit to Buyer and neither party shall have any further rights or obligations under this Agreement except as expressly set forth in this Agreement.

5.       Failure of Conditions. In the event Seller shall not be able to convey title to the Property on the date of Closing in accordance with the provisions of this Agreement, and Buyer has performed and is not in breach or default hereunder, then Buyer shall have the option, exercisable by written notice to Seller prior to Closing, of (1) accepting at Closing such title as Seller is able to convey and/or waiving any unsatisfied condition precedent, with no deduction from or adjustment of the Purchase Price, or (2) declining to proceed to Closing. In the latter event, except as expressly set forth herein, all obligations, liabilities and rights of the parties under this Agreement shall terminate, and the Deposit (together with interest thereon) shall be returned to Buyer.

The continued accuracy in all material respects of the representations and warranties set forth in Section 16 hereof shall be a condition precedent to the Seller's obligation to close hereunder. If any representation or warranty set forth in Section 16 shall not be correct in any material respect at or before Closing, the same shall be considered a default of Buyer hereunder, entitling Seller to terminate this Agreement and receive the Deposit hereunder upon notice to Buyer of its election to do so.

6.       Pre-Closing Matters.

6.1.       Leasing Matters. From and after the Effective Date, Seller shall not, without the written consent of Buyer, which consent may not be unreasonably withheld, conditioned or delayed (i) effect any change in any Lease, (ii) renew or extend the term of any Lease (provided it shall be unreasonable for Buyer to withhold consent to an extension or expansion by a tenant on terms specifically provided in an existing Lease), or (iii) enter into any new Lease or cancel or terminate any Lease. When seeking consent to a new or modified Lease, Seller shall provide notice of the identity of the tenant, a term sheet or letter of intent containing material business terms (including, without limitation, rent, expense base, concessions, tenant improvement allowances, brokerage commissions, and expansion and extension options) and whatever credit and background information with respect to such tenant as Seller customarily obtains in connection with similar leases of the Property. Buyer shall be deemed to have consented to any proposed Lease or Lease modification if it has not responded to Seller within three (3) business days after receipt of such information. Seller shall deliver to Buyer copies of executed versions of any such documents within three (3) business days after the full execution and delivery thereof but in any event at least one (1) business day prior to Closing.

6.2.       Adjustment of New Leasing Expenses. Any tenant improvement allowances or costs, landlord work costs, free rent or commissions under Leases or extensions or expansions of existing Leases shall be apportioned between Seller and Buyer as of the date of the Closing in accordance with the remaining provisions of this Section 6.2. Except for items which are noted as Buyer’s responsibility on Exhibit A-4 to the Due Diligence Certificate, Seller shall be responsible for the cost of any tenant improvement allowances or costs, landlord work costs, free rent or commissions under Leases or extensions or expansions of existing Leases which have been entered into or exercised prior to the Effective Date, as set forth on Exhibit A-4 to the Due Diligence Certificate. Buyer shall be responsible for

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the cost of any tenant improvement allowances or costs, landlord work costs, free rent or commissions under Leases or extensions or expansions of existing Leases which are entered into or exercised on or after the Effective Date in accordance with Section 6.1 above, including, without limitation, any commissions or other amounts which are or which may become payable under the Tenant Commission Agreements, whether prior to or following the Closing. To the extent that said costs are the responsibility of Buyer, they shall be credited to Seller at Closing, if paid by Seller prior to Closing, or paid by Buyer, if due after Closing. To the extent that said costs are the responsibility of Seller, they shall be credited to Buyer at Closing, if not paid by Seller prior to Closing. The provisions of this Section 6.2 shall survive the Closing indefinitely.

6.3.       Termination for Default. Notwithstanding anything in this Agreement to the contrary, Seller may cancel or terminate any Lease or commence collection, unlawful detainer or other remedial action against any tenant without Buyer’s consent upon the occurrence of a default by the tenant under said Lease; provided that Seller may not cancel or terminate any Lease without Buyer’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. Seller shall deliver to Buyer copies of all default notices and correspondence delivered to or received from any of the tenants in connection with the Leases after the Effective Date.

6.4.       Operation of Property. From and after the Effective Date, Seller shall operate, maintain and manage the Property in the same manner as Seller has in the past, including continuing repair and preventative maintenance and maintenance of adequate insurance with respect thereto.

6.5.       Contracts. All of the Contracts shall be assigned to and assumed by Buyer at Closing. Notwithstanding the foregoing, Seller shall, at its expense and by the time of Closing, terminate the existing Contracts with GOBY and with EnerNoc, as well as its contracts with Seller's property management company and Seller’s leasing agent (but not any tenant leasing representatives). From and after the Effective Date, Seller shall not enter into any new Contracts that will be in effect after Closing without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer shall be deemed to have consented to any proposed new Contract if Buyer has not responded within three (3) business days after Seller's request for consent thereto.

6.6.       No Marketing of Property. During the pendency of this Agreement, Seller shall not continue to market the Property, or enter into any contract or other written agreement for sale of the Property with any other party.

6.7.       No Liens on Property. During the pendency of this Agreement, other than any utility easements entered into with respect to utilities servicing the Property, Seller shall not voluntarily create any liens, easements or other conditions affecting any portion of the Property without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed.

7.       Closing; Deliveries.

7.1.       Time of Closing. The Closing shall take place on the date that is the later of (i) thirty-five (35) days after the date the Required Seller Approvals are obtained pursuant to Section 17.18 and (ii) August 13, 2018 (subject, however, to extension pursuant to Sections 4.5 and 4.6) through escrow with the Escrow Agent, unless otherwise agreed to in writing by both Seller and Buyer. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in the event the scheduled date of Closing (as the same may be extended or delayed in accordance with the terms hereof) is not the first (1st)

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business day of a calendar month, then the date of Closing shall, at Seller’s election, be extended to the first (1st) business day of the next calendar month; provided that at Buyer’s request, Seller shall request consent from the lender holding the existing mortgage loan on the Property (the “Existing Lender”) to accept a payoff of the existing mortgage loan on a day earlier than first (1st) business day of the next calendar month, and if the Existing Lender agrees to accept payoff of the existing mortgage loan on such earlier date without payment of any prepayment fees (other than interest through the first (1st) business day of the next calendar month), then the parties will proceed with the Closing on such earlier date; provided further that in the event Existing Lender requires payment of interest through the first (1st) business day of the next calendar month, then Buyer will pay to Seller at Closing an amount equal to all interest payable to Existing Lender for the period of time from the date of Closing through the first (1st) business day of the next calendar month.

7.2.       Seller Deliveries. At Closing, Seller shall deliver to Escrow Agent the following, each of which shall be in a form reasonably satisfactory to the parties hereto:

7.2.1.       A special warranty deed (the "Deed") to the Real Property from Seller, duly executed and acknowledged by Seller and substantially in the form attached hereto as Exhibit E, subject only to such title matters as are approved (or deemed approved) pursuant to Section 4.5.

7.2.2.       A bill of sale for the Personalty from Seller, substantially in the form attached hereto as Exhibit F, duly executed by Seller.

7.2.3.       An assignment and assumption of Leases, Contracts and Security Deposits (the "Assignment and Assumption of Leases, Contracts and Security Deposits") from Seller, substantially in the form attached hereto as Exhibit G, duly executed by Seller.

7.2.4.       An assignment of the Intangible Property (the “Assignment of Intangible Property”) from Seller, substantially in the form attached hereto as Exhibit H, duly executed by Seller.

7.2.5.       A notice to the tenants of the Property (the “Tenant Notice Letter”) from Seller advising of the sale of the Property and directing that rent and other payments thereafter be sent to Buyer at the address provided by Buyer at Closing, substantially in the form attached hereto as Exhibit I, duly executed by Seller.

7.2.6.       An owner's affidavit sufficient for Buyer's title insurer to issue, without extra charge, an owner’s policy of title insurance free of any exceptions for unfiled mechanics’ or materialmen’s liens for work performed by Seller (but not any tenants) prior to Closing, or for rights of parties in possession other than pursuant to the Leases.

7.2.7.       A Non-Foreign Affidavit as required by the Foreign Investors in Real Property Tax Act (“FIRPTA”), as amended, in the form of Exhibit B, duly executed by Seller.

7.2.8.       A certification by Seller substantially in the form attached hereto as Exhibit C that all representations and warranties made by Seller in Article 3 of this Agreement are true and correct in all material respects on the date of Closing, except as may be set forth in such certificate.

7.2.9.       Keys or combinations to all locks at the Property, to the extent in Seller’s possession. Buyer hereby acknowledges and agrees that Seller shall be permitted to make the items described in this Section 7.2.9. available to Buyer at the Property in lieu of delivering them to Escrow Agent.

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7.2.10.       Originals or copies of the Leases and copies of lease files at the Real Property, and originals or copies of any Contracts assumed by Buyer in accordance with the terms of this Agreement (except the Proprietary Materials), in each case to the extent in Seller's possession. Buyer hereby acknowledges and agrees that Seller shall be permitted to make the items described in this Section 7.2.10. available to Buyer at the Property in lieu of delivering them to Escrow Agent.

7.2.11.       An updated Rent Roll.

7.2.12.       A settlement statement executed by Seller showing all of the payments, adjustments and prorations provided for in Article 8 and otherwise agreed upon by Seller and Buyer (the “Settlement Statement”).

7.2.13.       Lien waivers from Seller’s property manager and Seller’s leasing agent at the Property.

7.2.14.       All other instruments and documents reasonably required to effectuate this Agreement and the transactions contemplated thereby.

7.3.       Buyer Deliveries. At Closing, Buyer shall deliver to Escrow Agent the following:

7.3.1.       In accordance with Seller’s instructions, a wire transfer in the amount required under Section 2.2 hereof (subject to the adjustments provided for in this Agreement).

7.3.2.       A certification by Buyer substantially in the form attached hereto as Exhibit C that all representations and warranties made by Buyer in Article 16 of this Agreement are true and correct in all material respects on the date of Closing, except as may be set forth in such certificate.

7.3.3.       The Assignment and Assumption of Leases, Contracts and Security Deposits, duly executed by Buyer.

7.3.4.       The Assignment of Intangible Property, duly executed by Buyer.

7.3.5.       The Settlement Statement duly executed by Buyer.

7.3.6.       Executed copies of state, county and local transfer declarations, as applicable.

7.3.7.       All other instruments and documents reasonably required to effectuate this Agreement and the transactions contemplated thereby.

8.       Apportionments; Taxes; Expenses.

8.1.       Apportionments. Seller shall deliver to Buyer a draft settlement statement reflecting the proration of amounts relating to the Property on or before five (5) business days prior to Closing. Prorations for the Property shall be calculated and implemented by Buyer and the Seller as follows:

8.1.1.       Taxes and Operating Expenses. All real estate taxes, charges and assessments affecting the Property (“Taxes”), all charges for water, electricity, sewer rental, gas, telephone

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and all other utilities (“Operating Expenses”), to the extent not paid directly by tenants, and all common area maintenance charges billed to tenants on an estimated basis (“CAM Charges”) shall be prorated on a per diem basis as of the date of Closing. Buyer shall be entitled to all income and responsible for all expenses for the period beginning at 12:01 a.m. (Central Time Zone (U.S.A.)) on the date of Closing, except as set forth herein. If any Operating Expenses or CAM Charges cannot conclusively be determined as of the date of Closing, then the same shall be adjusted at Closing based upon the most recently issued bills thus far, and shall be re-adjusted when and if final bills are issued. Buyer hereby agrees to assume all non-delinquent assessments affecting the Property, whether special or general. Without affecting the obligations set forth in this Section 8.1.1, the prorations for real and personal property taxes shall be equitably adjusted to reflect any such items directly paid by tenants to the applicable third-party payees.

Buyer acknowledges that only Taxes for calendar year 2017 (“2017 Taxes”), which are payable in 2018, are being prorated hereunder, and no proration is being made for 2018 Taxes payable in 2019. Seller shall be responsible for 2017 Taxes corresponding to the number of days between January 1, 2018 and the Closing Date. Buyer shall be responsible for 2017 Taxes corresponding to the number of days between the Closing Date and December 31, 2018. Seller has paid the first installment of the 2017 Taxes due March 1, 2018.  If the due date for the second installment of the 2017 Taxes occurs prior to the Closing Date, Seller shall be responsible for payment of the second installment of the 2017 Taxes.  If the due date for the second installment of the 2017 Taxes occurs on or after the Closing Date, Buyer shall be responsible for payment of the second installment of the 2017 Taxes.  At Closing, Seller and Buyer shall prorate 2017 Taxes in the manner set forth above based upon the number of days in calendar year 2018 that each party is the owner of the Property. If the final tax bill for the 2017 Taxes has not been issued as of the Closing Date, then the proration of 2017 Taxes hereunder shall be reasonably estimated based on the 2016 Taxes paid in 2017. To the extent that the actual 2017 Taxes differ from the 2016 amount on which the proration was based, Seller and Buyer agree to reprorate such 2017 Taxes within thirty (30) days of receipt of the actual tax bill applicable to such period. When the amount of such taxes is finally ascertained, any further adjustment will be promptly made between the parties in cash. Notwithstanding the foregoing, Seller will not be liable for any upward adjustment of the taxes prorated at Closing to the extent that reimbursement of such taxes is payable to Buyer by a tenant under a Lease.

If Seller is presently prosecuting tax abatement proceedings for calendar year 2017 or for calendar years prior to 2017, after the Closing, Seller shall continue to be authorized to prosecute such proceedings, and Seller shall be entitled to all abatement proceeds for years prior to calendar year 2017 and to its pro rata share of any abatement proceeds for calendar year 2017, provided that Buyer approval shall be required for any actions taken with respect to any tax abatement proceeding for calendar year 2017. Buyer agrees, to the extent reasonably necessary for Seller to continue to prosecute such proceedings with respect to calendar year 2017, to reasonably cooperate with Seller, to pay its pro rata share of any costs attributable to such proceedings and also agrees to promptly endorse or pay over to Seller Seller’s pro rata portion of any abatement amounts for such years received by Buyer, subject to any amounts that are required to be refunded to tenants under the Leases. Seller agrees to promptly endorse or pay over to Buyer Buyer’s pro rata portion of any abatement amounts for calendar year 2017 received by Seller, subject to any amounts that are required to be refunded to tenants under the Leases and after deducting Buyer’s pro-rata share of any costs attributable to such abatement.

8.1.2.       Rent. Except for delinquent rent, all rent received under the Leases shall be prorated to the date of Closing. Delinquent rent shall not be prorated but shall remain the property of Seller. Payments received from tenants from and after the date of Closing shall be applied first to rents due for the month in which Closing occurs (to the extent collected during the month in which Closing occurs), then to rents due for the then current period but not yet paid and then to delinquent rents, if any,

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in inverse order of maturity. Buyer shall use reasonable efforts to collect delinquent rents for the benefit of Seller, and shall cooperate with Seller for a period of twelve (12) months after Closing in the collection of any delinquent amounts, but shall not be required to terminate any Leases or evict any tenants.

8.1.3.       Charges under Contracts. The unpaid monetary obligations of Seller with respect to any of the Contracts shall be prorated on a per diem basis as of the date of Closing.

8.1.4.       Security Deposits. The cash Security Deposits (together with any accrued interest thereon as may be required by law or contract) shall be credited to Buyer as of the date of Closing, and to the extent Seller has any Security Deposits held in the form of a letter of credit, following the Closing, Seller shall, at no cost to Seller, complete the transfer forms necessary to enable such letters of credit to be assigned to Buyer.

8.1.5.       Bankruptcy Distributions. With respect to the Leases, any portion of bankruptcy distributions (whether or not Seller has filed its proof of claim as of the date hereof) or payments pursuant to (i) settlement agreements (whether prepared by Seller’s in-house counsel or outside counsel), (ii) arrearage payment plans by letters signed by Seller or its agent, (iii) lease termination agreements, (iv) promissory notes, or (v) judgments (whether already obtained by Seller or which result from lawsuits or proceedings filed prior to the Closing) providing for the payment of specified sums, either in a lump sum or in installments, in all cases which are applicable to the time period prior to the date of Closing but payable after the date of Closing and actually received by Buyer, shall be credited to and payable to Seller.

8.1.6.       Capital Projects. Buyer shall receive a credit against the Purchase Price payable at Closing in an amount equal to the remaining anticipated cost to complete the capital projects set forth on Exhibit D to the Due Diligence Certificate, as determined by Seller and as reasonably agreed to by Buyer.

8.1.7.       Correction of Prorations. In the event any prorations, apportionments, adjustments, or computation, including pursuant to Section 6.2, shall prove to be incorrect for any reason (including errors or omissions), then either party shall be entitled to an adjustment to correct the same within thirty (30) days after written notice to the other party, provided that all such adjustments shall be made, if at all, on or before a date which is two hundred forty (240) days after the calendar year in which the Closing occurs. Notwithstanding the foregoing, the obligations of Buyer under Section 6.2 shall survive the Closing indefinitely.

8.1.8.       Survival. The provisions of this Section 8.1 and the provisions of Section 6.2 shall survive the Closing to the extent any monies may be payable pursuant to this Section 8.1 to either party subsequent to the transfer of title to the Property to Buyer. Any reimbursements (“Reimbursements”) payable by any tenant under the terms of any Lease affecting the Property as of the Closing Date, which Reimbursements pertain to such tenant’s pro rata share of operating expenses, taxes or common area maintenance costs incurred with respect to the Property at any time prior to the Closing, shall, to the extent not capable of being prorated at Closing, be prorated upon Buyer’s actual receipt of any such Reimbursements, on the basis of the respective share of such costs or expenses paid by the Seller and Buyer during the period in respect of which such Reimbursements are payable; and Buyer agrees to pay to Seller, Seller’s pro rata portion of such Reimbursements within thirty (30) days after Buyer’s receipt thereof. Conversely, if any tenant under any such Lease shall become entitled at any time after Closing to a refund of Reimbursements actually paid by such tenant prior to Closing, then, Seller shall, within thirty

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(30) days following Buyer’s demand therefor, pay to Buyer any amount equal to Seller’s pro rata share of such Reimbursement refund obligations, said proration to be calculated on the same basis as hereinabove set forth. It is agreed that adjustment billings to tenants for Reimbursements for the accounting year in which the Closing occurs shall be billed by Buyer and shall be adjusted between Seller and Buyer based upon the respective percentages of the total related expenses paid by each of Buyer and Seller for such accounting year. To satisfy Buyer’s foregoing obligation to bill tenants for the full calendar year 2018, within thirty (30) days following Closing, Seller shall provide Buyer with general ledgers for calendar year 2018 through the Closing Date. Notwithstanding the foregoing, all adjustments and prorations shall become final and no further adjustments or prorations shall be done two hundred forty (240) days following the end of calendar year 2018 or such longer period as necessary for Buyer to collect Reimbursements owed by tenants with respect to the period of time of Seller’s ownership of the Property.

8.2.       Closing Costs. Seller shall pay (i) any recordation, transfer, documentary stamp, sales and other taxes imposed by the State of Illinois and/or Cook County and $1.50 per $500 of value with respect to any recordation, transfer, documentary stamp, sales and other taxes imposed by the City of Chicago upon recordation of the Deed for the Property and/or in connection with the transfer of the Property, (ii) the cost for the base title premium for Buyer’s title insurance policy (but not for any extended coverage or endorsements), (iii) the cost of the initial survey provided to Buyer pursuant to Section 4.5 hereof, and (iv) one-half of the costs and fees of the Escrow Agent. Buyer shall pay (i) the title insurance premium for any extended coverage title insurance policy and any endorsements to any title policy issued to Buyer, as well as all costs relating to any title insurance policy for Buyer’s lender thereto, (ii) the cost of any survey updates obtained by Buyer, (iii) $3.75 per $500 of value with respect to any recordation, transfer, documentary stamp, sales and other taxes imposed by the City of Chicago upon recordation of the Deed for the Property and/or in connection with the transfer of the Property, (iv) and any recording costs or other charges in connection with the recording of the Deed, (v) one-half of the costs and fees of the Escrow Agent, and (vi) the costs of its due diligence studies and reports. Seller and Buyer shall each pay the costs of its own counsel.

9.       Damage or Destruction; Condemnation; Insurance.

If at any time prior to the date of Closing there is damage or destruction to the Property that is covered by insurance, and the cost of repairing such damage exceeds an amount equal to five percent (5%) of the Purchase Price, of if there in an uninsured casualty which includes more than $250,000 in uninsured loss and Seller does not agree to provide Buyer with a credit for such uninsured loss at Closing, and the Property cannot be restored to its original condition prior to Closing, or if all or any material portion of the Property is condemned or taken by eminent domain proceedings by any public authority, then Buyer may elect by written notice to Seller within five (5) days following Buyer’s obtaining knowledge of such casualty to terminate this Agreement, in which case the Deposit shall be returned to Buyer, and except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder.

If there is any damage or destruction or condemnation or taking, regardless of the cost of any repair, then in the event Closing occurs, at Closing, (1) in the case of a taking, all condemnation proceeds paid or payable to Seller shall belong to Buyer and shall be paid over and assigned to Buyer at Closing; and (2) in the case of a casualty, Seller shall assign to Buyer all rights to any insurance proceeds paid or payable under the applicable insurance policies, less any costs of collection and any sums expended in restoration, and the Seller’s deductible shall be a credit to Buyer against the Purchase Price.

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10.       Remedies.

10.1.       Buyer Default. In the event Buyer breaches or fails, without legal excuse to complete the purchase of the Property or to perform its obligations under this Agreement, then Seller shall, as its sole remedy therefor, be entitled to receive the Deposit as liquidated damages (and not as a penalty) in lieu of, and as full compensation for, all other rights or claims of Seller against Buyer by reason of such default (other than with respect to the indemnification and restoration obligations of Buyer contained herein). Thereupon this Agreement shall terminate and the parties shall be relieved of all further obligations and liabilities hereunder, except as expressly set forth herein. Buyer and Seller acknowledge that the damages to Seller resulting from Buyer’s breach would be difficult, if not impossible, to ascertain with any accuracy, and that the liquidated damage amount set forth in this Section represents both parties’ best efforts to approximate such potential damages.

10.2.       Seller Default. In the event Seller breaches or fails, without legal excuse, to complete the sale of the Property or to perform its obligations under this Agreement, or in the event Seller’s representations and warranties set forth in Section 3 are false in any material respect when made and such failure continues for five (5) business days after receipt of written notice to Seller, Buyer may, as its sole remedy therefor, subject to the next paragraph of this Section 10.2, either (i) enforce specific performance of this Agreement against Seller, or (ii) terminate this Agreement and receive a return of the Deposit together with reimbursement for Buyer’s out-of-pocket costs in an amount not to exceed Seventy-Five Thousand Dollars ($75,000.00) (it being understood that if any of Seller’s representations and warranties set forth in Section 3 are false in any material respect when made, Purchaser’s sole remedy shall be to either terminate this Agreement in accordance with this Section 10.2, or proceed with the Closing without any credit, deduction or offset against the Purchase Price, in which case Purchase shall be deemed to have waived any claim against Seller with respect to any such misrepresentations). Subject to the foregoing and the next paragraph of this Section 10.2, Buyer expressly waives its rights to seek damages in the event of Seller's default hereunder. Buyer shall be deemed to have elected to terminate this Agreement and receive a return of the Deposit and reimbursement for its out-of-pocket costs as provided above if Buyer fails to provide Seller with written notice, within thirty (30) days following the date upon which the Closing was to have occurred, of Buyer's intent to file a suit for specific performance or if Buyer fails to file such suit within forty (40) days after such written notice.

Notwithstanding anything to the contrary contained in this Agreement, Buyer agrees that its recourse against Seller under this Agreement or under any other agreement, document, certificate or instrument delivered by Seller to Buyer, or under any law applicable to the Property or this transaction, shall be strictly limited to Seller’s interest in the Property (or upon consummation of the transaction contemplated hereunder, to the net proceeds of the sale thereof actually received by Seller), and that in no event shall Buyer seek or obtain any recovery or judgment against any of Seller’s other assets (if any) or against any of the Indemnified Parties. Buyer agrees that Seller shall have no liability to Buyer for any breach of Seller’s covenants, representations or warranties hereunder or under any other agreement, document, certificate or instrument delivered by Seller to Buyer, or under any law applicable to the Property or this transaction unless the valid claims for all such breaches collectively aggregate more than One Hundred Thousand Dollars ($100,000.00) (the “Floor”), in which event the full amount of such valid claims shall be actionable, up to the cap set forth in the following sentence. Further, Buyer agrees that any recovery against Seller for any breach of Seller’s covenants, representations or warranties hereunder or under any other agreement, document, certificate or instrument delivered by Seller to Buyer, or under any law applicable to the Property or this transaction, shall be limited to Buyer’s actual damages, up to (but not exceeding) Two Million Dollars ($2,000,000.00) in the aggregate (the “Cap”), and that in no event shall Buyer be entitled to seek or obtain any other damages of any kind, including, without

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limitation, consequential, indirect or punitive damages. In the event of any material breach by Seller of any such representations or warranties or any other material breach by Seller of any other provision of this Agreement or any agreement delivered in connection herewith discovered after Closing, Seller shall be liable only for direct and actual damages suffered by Buyer on account of Seller's breach, up to the applicable limits described hereunder, and shall in no event be liable for any indirect, consequential or punitive damages on account of Seller's breach of any representation or warranty contained in this Agreement.

At the Closing, Seller shall deliver to Escrow Agent an amount equal to the amount of the Cap (the “Holdback”). The Holdback shall be security for any claims made by Buyer with respect to Seller’s liability after the Closing for any Buyer claims under this Agreement, and shall be held by Escrow Agent pursuant to the terms of an escrow agreement in the form attached as Exhibit J hereto (the “Surviving Escrow Agreement”). Seller, Buyer and Escrow Agent shall execute and deliver the Surviving Escrow Agreement at the Closing. Following final determination or settlement of the amount of any costs, liabilities, damages or expenses for which Seller is liable following the Closing, Seller and Buyer shall jointly execute a written instruction to the Escrow Agent setting forth the aggregate amount in dollars of the applicable loss that the Escrow Agent is required to disburse funds from the Holdback. From time to time, the Escrow Agent will disburse funds from the Holdback as Escrow Agent may be directed in joint written instructions of Seller and Buyer or as directed by court order. In the event that there have been no claims asserted by Buyer in excess of the amount of the Floor on or prior to the last day of the Survival Period (time being of the essence as to such date), Escrow Agent shall automatically disburse the Holdback to Seller on the first business day after the expiration of the Survival Period. In the event that there have been claims asserted by Buyer prior to the end of the Survival Period which in the aggregate (together with the amount of any previously resolved post-closing claims) are equal to or greater than the Floor, then, upon the expiration of the Survival Period, Escrow Agent shall continue to hold an amount of the Holdback equal to the aggregate amount so claimed by Buyer, and the balance shall be disbursed to Seller.

11.       Confidentiality. At all times prior to the Closing, Buyer agrees to keep confidential and not to use or disclose, other than in connection with its determination whether to proceed with the purchase of the Property in accordance with Section 4.4 hereof, any of the documents, material or information regarding the Property supplied to Buyer by Seller or by any third party at Seller’s request, including, without limitation any environmental site assessment reports furnished to Buyer except to Buyer’s consultants on a “need to know” basis. In addition, prior to and after the Closing, Buyer shall not issue any press release or other information to the public regarding the transaction contemplated herein, except as may be expressly approved in advance by Seller. Notwithstanding the foregoing, Buyer and Seller shall be permitted to make such disclosures as are required by the law, including the securities laws and laws relating to financial reporting, and Seller shall have the right to make such disclosures as are necessary or appropriate in connection with Seller’s pursuit of the Required Seller Approvals. Buyer agrees to indemnify and hold harmless Seller from and against any and all losses, damages, claims and liabilities of any kind (including, without limitation, reasonable attorneys’ fees) arising out of Buyer’s breach of this Section 11. The provisions of this Section 11 shall survive the Closing or earlier termination of this Agreement.

12.       Possession. Possession of the Property shall be surrendered to Buyer at Closing, subject only to the rights of tenants under the Leases.

13.       Notices. All notices and other communications provided for herein shall be in writing and shall be sent to the address set forth below (or such other address as a party may hereafter designate for

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itself by notice to the other parties as required hereby) of the party for whom such notice or communication is intended:

13.1.       If to Seller:

c/o Franklin Street Properties Corp.
401 Edgewater Place, Suite 200
Wakefield, Massachusetts 01880
Email: scarter@fspreit.com
Attention: Scott H. Carter, Esq.

With a copy to:

Venable LLP
1270 Avenue of the Americas

New York, New York 10020
Email: bgurtman@venable.com
Attention: Brian N. Gurtman, Esq.

If to Buyer:

BCSP 8 Acquisition LLC

c/o Beacon Capital Partners, LLC

200 State Street, 5th Floor

Boston, Massachusetts 02109

Email: mgolden@beaconcapital.com

Attention: General Counsel

With a copy to:

Mintz Levin

One Financial Center

Boston, MA 02111

Attn: Jennifer M. Kiely

Fax No.: 617-542-2241

Email: jkiely@mintz.com

If to the Escrow Agent to:

Chicago Title Insurance Company
2828 Routh Street, Suite 800
Dallas, Texas 75201
Email: Daniel.Tsakonas@ctt.com
Attention: Daniel R. Tsakonas

Any such notice or communication shall be sufficient if sent by registered or certified mail, return receipt requested, postage prepaid; by hand delivery; by overnight courier service; or by email. Any such notice or communication shall be effective when delivered or when delivery is refused. Notice by either party under this Agreement may be given by counsel to such party.

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14.       Brokers. Buyer and Seller each represents to the other that it has not dealt with any broker or agent in connection with this transaction other than Jones Lange LaSalle, to whom Seller shall pay a commission according to separate agreement. Each party hereby indemnifies and holds harmless the other party from all loss, cost and expense (including reasonable attorneys’ fees) arising out of a breach of its representation or undertaking set forth in this Section 14. The provisions of this Section 14 shall survive Closing or the termination of this Agreement.

15.       Escrow Agent. Escrow Agent shall hold the Deposit in accordance with the terms and provisions of this Agreement, subject to the following:

15.1.       Obligations. Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement and no implied duties or obligations shall be read into this Agreement against Escrow Agent.

15.2.       Reliance. Escrow Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes, and any statement or assertion contained in such writing or instrument, and may assume that any person purporting to give any writing, notice, advice or instrument in connection with the provisions of this Agreement has been duly authorized to do so. Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner and execution, or validity of any instrument deposited in escrow, nor as to the identity, authority, or right of any person executing the same, and Escrow Agent’s duties under this Agreement shall be limited to those provided in this Agreement.

15.3.       Indemnification. Unless Escrow Agent discharges any of its duties under this Agreement in a negligent manner or is guilty of willful misconduct with regard to its duties under this Agreement, Seller and Buyer shall indemnify Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or other expenses, fees, or charges of any character or nature, which it may incur or with which it may be threatened by reason of its acting as Escrow Agent under this Agreement; and in such connection Seller and Buyer shall indemnify Escrow Agent against any and all expenses including reasonable attorneys’ fees and the cost of defending any action, suit or proceeding or resisting any claim in such capacity.

15.4.       Disputes. If the parties (including Escrow Agent) shall be in disagreement about the interpretation of this Agreement, or about their respective rights and obligations, or the propriety of any action contemplated by Escrow Agent, or the application of the Deposit, Escrow Agent shall hold the Deposit until the receipt of written instructions from both Buyer and Seller or a final order of a court of competent jurisdiction. In addition, in any such event, Escrow Agent may, but shall not be required to, file an action in interpleader to resolve the disagreement. Escrow Agent shall be indemnified for all costs and reasonable attorneys’ fees in its capacity as Escrow Agent in connection with any such interpleader action and shall be fully protected in suspending all or part of its activities under this Agreement until a final judgment in the interpleader action is received.

15.5.       Counsel. Escrow Agent may consult with counsel of its own choice and have full and complete authorization and protection in accordance with the opinion of such counsel. Escrow Agent shall otherwise not be liable for any mistakes of fact or errors of judgment, or for any acts or omissions of any kind, unless caused by its negligence or willful misconduct.

15.6.       Interest. All deposits into the escrow shall be held by the Escrow Agent in an interest bearing account. All interest earned on the Deposit shall be deemed to be part of the Deposit and

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shall accrue to the benefit of Buyer except to the extent the Deposit becomes payable to Seller pursuant to Section 10.1. In such event the interest earned on the Deposit shall accrue to the benefit of the Seller.

16.       Representations of Buyer. Buyer represents and warrants that:

16.1.       Authority. Buyer is a Delaware limited liability company, and has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement have been duly authorized. By the Closing Date, Buyer or Buyer’s assignee of this Agreement will be duly qualified to transact business in the State of Illinois, but may be a Delaware limited liability company.

16.2.       No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder on the part of Buyer does not and will not violate any applicable law, ordinance, statute, rule, regulation, order, decree or judgment, conflict with or result in the breach of any material terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon any of the property or assets of Buyer by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which Buyer is a party or which is or purports to be binding upon Buyer or which otherwise affects Buyer, which will not be discharged, assumed or released at Closing. No action by any federal, state or municipal or other governmental department, commission, board, bureau or instrumentality is necessary to make this Agreement a valid instrument binding upon Buyer in accordance with its terms.

16.3.       No Financing Contingency. Buyer acknowledges and agrees that its obligations hereunder are not contingent upon Buyer obtaining financing for the purchase of the Property.

16.4.       Bankruptcy Matters. Buyer has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Buyer’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Buyer’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally, and Buyer has not planned or contemplated, and is not planning or contemplating, any of the foregoing.

16.5.       OFAC. Buyer is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the "Order") and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury ("OFAC") and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or orders are collectively hereinafter referred to as the "Orders"). Neither Buyer nor, to Buyer’s knowledge, any of its members (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the "Lists"), (ii) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders, or (iii) is owned or controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Orders. Buyer is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten

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to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in the transactions contemplated herein, directly or indirectly, on behalf of, or instigating or facilitating the transactions contemplated herein, directly or indirectly, on behalf of, any such person, group, entity or nation.

17.       Miscellaneous.

17.1.       Assignability. Buyer may not assign this Agreement without first obtaining Seller's written consent; provided, however, no consent shall be required for an assignment of this Agreement at Closing to a partnership, limited liability company or other entity formed in connection with and/or for the purpose of taking title to the Property provided that Buyer demonstrates to Seller's reasonable satisfaction that Buyer, directly or indirectly, is the sole owner and manager in such new entity or is under common control with such new entity, and provided further that any assignee must execute an assumption of the obligations of Buyer hereunder, in a form reasonably acceptable to Seller. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer herein named from any obligation or liability under this Agreement. Any assignee shall be deemed to have made any and all representations and warranties made by Buyer hereunder and shall be bound by any covenant of Buyer hereunder, as if the assignee were the original signatory hereto. No assignment by Buyer under this Section 17.1 shall require Seller to update or modify any Estoppel Certificate requested or delivered in accordance with Section 4.6 hereof.

17.2.       Governing Law; Bind and Inure. This Agreement shall be governed by the law of the State of Illinois and shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, assigns and personal representatives.

17.3.       Recording. Neither this Agreement nor any notice or memorandum hereof shall be recorded in any public land record. A violation of this prohibition shall constitute a material breach entitling the non-breaching party to terminate this Agreement.

17.4.       Time of the Essence. Time is of the essence as to the obligations of Buyer under each and every provision of this Agreement.

17.5.       Headings. The headings preceding the text of the paragraphs and subparagraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

17.6.       No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree, or otherwise, except as otherwise set forth herein.

17.7.       Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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17.8.       Attorneys’ Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to reasonable out-of-pocket attorneys’ fees and costs.

17.9.       Waiver of Jury Trial. Each party to this Agreement hereby expressly waives any right to trial by jury of any claim, demand, action or cause of action (each, an “Action”) (a) arising out of this Agreement, including any present or future amendment thereof or (b) in any way connected with or related or incidental to the dealings of the parties or any of them with respect to this Agreement (as hereafter amended) or any other instrument, document or agreement executed or delivered in connection herewith, or the transactions related hereto or thereto, in each case whether such Action is now existing or hereafter arising, and whether sounding in contract or tort or otherwise and regardless of which party asserts such Action; and each party hereby agrees and consents that any such Action shall be decided by court trial without a jury, and that any party to this Agreement may file an original counterpart or a copy of this Section 17.9 with any court as written evidence of the consent of the parties to the waiver of any right they might otherwise have to trial by jury.

17.10.       Exhibits. All Exhibits which are referred to herein and which are attached hereto or bound separately and initialed by the parties are expressly made and constitute a part of this Agreement.

17.11.       Survival. Unless otherwise expressly stated in this Agreement, each of the warranties and representations of Seller and Buyer shall survive the Closing and delivery of the Deed and other Closing documents by Seller to Buyer for a period of six (6) months after the Closing Date (the “Survival Period”) before which the party claiming such breach must have provided the other party with written notice asserting a claim of breach. Buyer shall commence any action, suit, or proceeding with respect to any breach that is the subject of such written notice, if at all, on or before the date that is thirty (30) days after the expiration of the Survival Period. and any claim based on a breach of any of the representations or warranties not specified in such action shall be deemed irrevocably waived; provided, however, that any recourse sought under such suit or action shall be limited as provided in Section 10.2 hereof. Unless expressly made to survive, all obligations and covenants of Seller contained herein shall be deemed to have been merged into the Deed and shall not survive the Closing.

17.12.       Use of Proceeds to Clear Title. To enable Seller to make conveyance as herein provided, Seller may, at the time of Closing, use the Purchase Price or any portion thereof to clear the title of any or all encumbrances or interests, provided that provision reasonably satisfactory to Buyer’s attorney is made for prompt recording of all instruments so procured in accordance with conveyancing practice in the jurisdiction in which the Property is located.

17.13.       Submission not an Offer or Option. The submission of this Agreement or a summary of some or all of its provisions for examination or negotiation by Buyer or Seller does not constitute an offer by Seller or Buyer to enter into an agreement to sell or purchase the Property, and neither party shall be bound to the other with respect to any such purchase and sale until a definitive agreement satisfactory to Buyer and Seller in their sole discretion is executed and delivered by both Seller and Buyer.

17.14.       Entire Agreement; Amendments. This Agreement and the Exhibits hereto set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as contained herein. This Agreement may not be changed orally but only by an agreement in writing, duly executed by or on

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behalf of the party or parties against whom enforcement of any waiver, change, modification, consent or discharge is sought.

17.15.       Business Days. The phrase "business days" as used herein shall mean the days of Monday through Friday, excepting only federal holidays.

17.16.       No Waiver; Invalidity. No failure to enforce or waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any failure to enforce or waiver constitute a continuing waiver, nor shall a waiver in any instance constitute a waiver in any subsequent instance. No waiver shall be binding unless executed in writing by the party making the waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and effect shall be given to the intent manifested by the portion held invalid or inoperative.

17.17.       Rules of Construction. Article and Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement. All references to “Article” or “Sections” without reference to a document other than this Agreement, are intended to designate articles and sections of this Agreement, and the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Article or Section, unless specifically designated otherwise. The use of the term “including” shall mean in all cases “including but not limited to,” unless specifically designated otherwise. No rules of construction against the drafter of this Agreement shall apply in any interpretation or enforcement of this Agreement, any documents or certificates executed pursuant hereto, or any provisions of any of the foregoing.

17.18.       Required Seller Approvals. It is acknowledged and agreed that the consummation by Seller of the transactions contemplated by this Agreement requires that Seller shall have received the consent of a majority of the shareholders in the sole member of Seller (such approvals, the “Required Seller Approvals”). Seller shall have a period of forty-five (45) days following the Effective Date (the “Approvals Period”) within which to obtain the Required Seller Approvals. In the event Seller is unable to obtain the Required Seller Approvals on or before such date, then Seller shall have the right to extend the Approvals Period for up to forty-five (45) days in order to attempt to obtain the Required Seller Approvals. In the event that, following such extension, Seller has still not obtained the Required Seller Approvals, Seller shall have the right to terminate this Agreement, in which case Seller shall reimburse Buyer for its actual documented out-of-pocket costs in connection with its investigation of the Property up to a maximum aggregate amount of $75,000, the Deposit shall be returned to Buyer and neither party shall have any further obligations hereunder, except to the extent the same expressly survive the termination of this Agreement. Seller shall advise Buyer promptly upon Seller’s receipt of the Required Seller Approvals. Under no circumstances, shall Closing occur without Seller having first received the Required Seller Approvals.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

SELLER:

FSP 303 EAST WACKER DRIVE LLC,

a Delaware limited liability company

By:      /s/ George J. Carter
Name: George J. Carter
Title: Chief Executive Officer

BUYER:

BCSP 8 Acquisition LLC,

a Delaware limited liability company

By:      /s/ Nancy J. Broderick
Name: Nancy J. Broderick
Title: Senior Managing Director

ESCROW AGENT:

CHICAGO TITLE INSURANCE COMPANY

By:	/s/ Daniel Tsakonas Name: Daniel Tsakonas Title: Escrow Officer

List of Exhibits

Exhibit A	-	Description of Land
Exhibit B	-	Form of Non-Foreign Affidavit
Exhibit C	-	Form of Certificate of Representations and Warranties
Exhibit D	-	Form of Estoppel Certificate
Exhibit E	-	Form of Deed
Exhibit F	-	Form of Bill of Sale
Exhibit G	-	Form of Assignment and Assumption of Leases, Contracts and Security Deposits
Exhibit H	-	Form of Assignment of Intangible Property
Exhibit I	-	Form of Tenant Notice Letter
Exhibit J	-	Form of Surviving Escrow Agreement